As filed with the Securities and Exchange Commission on February 16, 1999

                                                     Registration No. 333-60575
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                      INTEREP NATIONAL RADIO SALES, INC.
            (Exact name of Registrant as specified in its charter)

                               ----------------

        New York                     7313                    13-1865151
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                                100 Park Avenue
                              New York, NY 10017
                                (212) 916-0700
             SEE TABLE OF ADDITIONAL REGISTRANTS ON FOLLOWING PAGE
  (Address and telephone number of Registrant's principal executive offices)

                                Ralph C. Guild
                      Interep National Radio Sales, Inc.
                                100 Park Avenue
                              New York, NY 10017
                                (212) 916-0700
           (Name, address and telephone number of agent for service)

                               ----------------

                                  Copies to:

       William J. McEntee, Jr.                 Laurence S. Markowitz, Esq.
 Interep National Radio Sales, Inc.       Salans Hertzfeld Heilbronn Christy &
     2090 Palm Beach Lakes Blvd.                         Viener
              Suite 300                             620 Fifth Avenue
      West Palm Beach, FL 33409                 New York, New York 10020
                                                     (212) 632-5500

                               ----------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

                        TABLE OF ADDITIONAL REGISTRANTS

                        State or Other     Primary
    Exact Name of         Jurisdiction     Standard                            Address and
   Co-Registrant As           of          Industrial                       Telephone Number of        Name, Address and
     Specified in        Incorporation  Classification  I.R.S. Employer   Registrants' Principal      Telephone Number
     its Charter        or Organization  Code Number   Identification No.   Executive Offices       of Agent for Service
   ----------------     --------------- -------------- ------------------ ---------------------- ---------------------------
McGavren Guild, Inc.       New York          7313          13-3182257       100 Park Avenue      Ralph C. Guild
                                                                            New York, NY 10017   McGavren Guild, Inc.
                                                                            (212) 916-0700       100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700
D&R Radio, Inc.            New York          7313          13-3114781       100 Park Avenue      Ralph C. Guild
                                                                            New York, NY 10017   D&R Radio, Inc.
                                                                            (212) 916-0700       100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700
CBS Radio Sales, Inc.      New York          7313          13-3847186       100 Park Avenue      Ralph C. Guild
                                                                            New York, NY 10017   CBS Radio Sales, Inc.
                                                                            (212) 916-0700       100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700
Allied Radio Partners,     New York          7313          13-2923443       100 Park Avenue      Ralph C. Guild
 Inc.                                                                       New York, NY 10017   Allied Radio Partners, Inc.
                                                                            (212) 916-0700       100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700
Clear Channel Radio        New York          7313          13-3847185       100 Park Avenue      Ralph C. Guild
 Sales, LLC                                                                 New York, NY 10017   Clear Channel Radio
                                                                            (212) 916-0700        Sales, LLC
                                                                                                 100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700
Caballero Spanish          New York          7313          13-3873754       100 Park Avenue      Ralph C. Guild
 Media LLC                                                                  New York, NY 10017   Caballero Spanish
                                                                            (212) 916-0700         Media LLC
                                                                                                 100 Park Avenue
                                                                                                 New York, NY 10017
                                                                                                 (212) 916-0700

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This Prospectus and the information contained herein are subject to change, + +completion or amendment without notice. A Registration Statement relating to + +these securities has been filed with the Commission. These securities may not + +be sold nor may offers to buy be accepted prior to the time the Registration + +Statement becomes effective. This Prospectus shall not constitute an offer to + +sell or the solicitation of an offer to buy nor shall there be any sale of + +these securities in any jurisdiction in which such offer, solicitation or +
+sale would be unlawful prior to registration or qualification under the       +
+securities laws of any such jurisdiction.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 16, 1999
PRELIMINARY PROSPECTUS

                       Interep National Radio Sales, Inc.

                               Offer to Exchange
                             up to $100,000,000 of
                10% Senior Subordinated Notes Due 2008, Series B
                       for any and all of the Outstanding
                10% Senior Subordinated Notes Due 2008, Series A

                                       of

                       Interep National Radio Sales, Inc.

        The Exchange Offer Will Expire at 5:00 p.m., New York City Time,
                        on      , 1999, Unless Extended.

  Interep National Radio Sales, Inc., a New York corporation ("Interep" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $100.0 million principal amount of 10% Senior Subordinated Notes due 2008, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical face amount of the issued and outstanding 10% Senior Subordinated Notes due 2008 (referred to individually as the "144A Notes" and "Reg S Notes"; collectively as the "Series A Notes"; and, together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined herein) thereof in integral multiples of $1,000 principal amount. The Series A Notes were issued on July 2, 1998 (the "Offering") by the Company. As of the date of this Prospectus, there are $100.0 million in aggregate principal amount of the Series A Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Series A Notes, except that the Exchange Notes will have been registered under the Securities Act, and therefore will not bear legends restricting their transfer described in the Registration Rights Agreement (as defined herein), the provisions of which generally will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Series A Notes and will be entitled to the benefits of the same Indenture (as defined herein). See "The Exchange Offer."

  Interest on the Exchange Notes will be payable semi-annually in arrears on July 1 and January 1 of each year, commencing on January 1, 1999. The Exchange Notes will mature on July 1, 2008. The Exchange Notes are redeemable at any time on or after July 1, 2003 at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the redemption date. In addition, at any time prior to July 1, 2001, the Company may redeem up to 30% of the aggregate principal amount of the Notes originally issued under the Indenture (as defined) at a redemption price equal to 110.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 70% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date. See "Risk Factors-- Change of Control" and "Description of Exchange Notes."

  The Exchange Notes will be general unsecured obligations of the Company and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and senior to or pari passu with all other indebtedness of the Company. The Company does not currently have any debt subordinated to the Notes. The Exchange Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") by all of the Company's future and existing Restricted Subsidiaries (as defined) (the "Guarantors") on a joint and several basis. The Subsidiary Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Indebtedness and senior to or pari passu with all other indebtedness of such Guarantor. The Company does not have any non-Guarantor subsidiaries. See "Description of Exchange Notes-- Subsidiary Guarantees."

  See "Risk Factors" beginning on page 11 for a discussion and certain factors that should be considered by participants in the Exchange Offer.

             The date of this Prospectus is February 16, 1999.

                              NOTICE TO INVESTORS

  The Company will accept for exchange any and all validly tendered Series A Notes on or prior to the Expiration Date (as defined herein). Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. The Series A Notes may be tendered only in integral multiples of $1,000. For certain conditions to the Exchange Offer, see "The Exchange Offer."

  The Series A Notes were offered and sold on July 2, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Series A Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

  The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the A/B Exchange Registration Rights Agreement, dated July 2, 1998, by and among the Company, the Guarantors, BancBoston Securities Inc., Loewenbaum & Company Incorporated and SPP Hambro & Co., LLC (the "Registration Rights Agreement"), a copy of which has been filed as an exhibit to the initial filing of this Registration Statement. The Company has agreed to pay the expenses of the Exchange Offer.

  The Company is making the Exchange Offer in reliance on the position of the Staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC" or "Commission") as set forth in the Staff's Exxon Capital Holdings Corp. (available April 13, 1989), Morgan Stanley & Co., Inc. (available June 5, 1991), Shearman & Sterling (available July 7, 1993) no action letters and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff of the Division of Corporation Finance of the SEC would make a determination with respect to the Exchange Offer similar to those it has made in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Series A Notes may be offered for resale, resold or otherwise transferred by any person in whose name Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder (a "Holder") thereof (other than any such Holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act, (ii) a broker-dealer which acquired the Series A Notes directly from the Company or (iii) a broker-dealer who acquired the Series A Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.

  Any Holder of Series A Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Series A Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Series A Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Series A Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, any broker-dealer who holds Series A Notes acquired for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") and who receives Exchange Notes for Series A Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

  Any beneficial owner of Series A Notes whose Series A Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to participate in the Exchange Offer should contact such registered Holder promptly and instruct such Holder to tender the Series A Notes on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering."

  This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Series A Notes where such Series A Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than Series A Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

  The Series A Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market (the "PORTAL" market) of the National Association of Securities Dealers, Inc. Prior to this Exchange Offer, there has been no public market for the Exchange Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on The Nasdaq National Market or other quotation system. BancBoston Securities Inc. and Loewenbaum & Company Incorporated (together with SPP Hambro & Co., LLC "the Initial Purchasers") have indicated to the Company that they intend to make a market in the Notes, but are not obligated to do so and such market-making activities may be discontinued at any time without notice. As a result, no assurance can be given that an active trading market for the Exchange Notes will develop.

  The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Series A Notes held in certificated form will be exchanged solely for Certificated Exchange Notes (as defined herein). After the initial issuance of the Global Exchange Note, Certificated Exchange Notes will be issued in exchange for the Global Exchange Note only on the terms set forth in the Indenture. See "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION THE STATEMENTS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," ARE, OR MAY BE, FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "INTENDS," "EXPECTS," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. VARIOUS ECONOMIC AND COMPETITIVE FACTORS COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION, THE COMPANY'S DEGREE OF LEVERAGE, THE COMPANY'S DEPENDENCE ON MAJOR CUSTOMERS AND KEY PERSONNEL, COMPETITION, AND THE OTHER FACTORS DISCUSSED IN THIS PROSPECTUS WITH RESPECT TO THE COMPANY'S BUSINESS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS." ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES AND MAY NOT BE REALIZED. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  For further information with respect to the Company and the Notes, reference is made to such Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  While any Series A Notes remain outstanding, the Company will make available, upon request, to any Holder and any prospective purchaser of Series A Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to
Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company at 100 Park Avenue, New York, New York 10017, Attention: Chief Financial Officer (telephone number (212) 916-0700).

  Upon completion of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports and other information with the Commission.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  UNTIL      , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Market and market share data used throughout this Prospectus have been generated internally by the Company or obtained from independent market research companies and industry publications. Independent market research companies and industry publications generally indicate that the information provided by them or contained therein has been obtained from sources believed to be reliable, but the Company has not independently verified such information. Similarly, while the Company believes that the data it has generated internally is reliable, such data have not been verified by any independent source. Unless otherwise specified, all market share data contained in this Prospectus are estimates by the Company. All market share data is presented on an as adjusted basis for 1997 giving effect to the entry by the Company into certain representation contracts and the termination of certain other representation contracts as of January 1, 1997. See "Business--Recent Developments." Unless the context otherwise requires, references in this Prospectus to "Interep" or the "Company," are to Interep National Radio Sales, Inc. and its subsidiaries.

                                  The Company

  Interep is the largest independent national spot radio advertising representation firm ("rep firm") in the United States. The Company is the exclusive rep firm for over 1,900 radio stations, including, among others, all of the radio stations owned or operated by the Radio Group of CBS Corporation ("CBS"), Clear Channel Communications, Inc. ("Clear Channel") and the ABC Radio Division of ABC, Inc. ("ABC"). The Company serves radio stations in all 50 states and in 97 of the top 100 radio markets. The Company's client radio stations are diversified across all formats, including country, rock, sports, Hispanic, classical, urban, news and talk. Interep has built strong relationships with its clients, some of which date back 40 years. The Company represents its clients pursuant to exclusive representation contracts, with remaining terms ranging from 2 months to 11 years.

  The Company's commission revenues and EBITDA grew at a compound annual growth rate of 10.0% and 41.8%, respectively, from 1993 to 1997. See "Business." EBITDA represents income before interest, taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included EBITDA information because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. The Company had net cash flows from operating activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $23.8 million,
$36.0 million, $14.0 million, $15.9 million and $11.5 million, respectively. The Company had net cash outflows from investing activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $0.8 million, $1.0 million,
$5.2 million, $1.7 million and $3.1 million, respectively. The Company had net cash outflows from financing activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $24.3 million, $24.1 million, $12.3 million, $10.8 million and $9.7 million, respectively. For the years ended December 31, 1997, 1996, 1995 and 1994, the Company had net income of $3.0 million, $3.6 million, $3.5 million and $5.5 million, respectively. For the year ended December 31, 1993, the Company had a net loss of $1.8 million. For the nine months ended September 30, 1998, the Company had a net income of $3.1 million.

  National spot advertising is commercial air time sold by radio stations to advertisers located outside of their local markets and typically represents approximately 20% of a radio station's revenue. Radio stations typically retain rep firms like Interep on an exclusive basis to sell commercial air time to national and regional advertisers and sell air time to local advertisers through in-house sales forces.

  Interep was founded in 1953 and has been owned primarily by its Chief Executive Officer, Ralph C. Guild, and its management and employees since 1975. Since consummation of the Offering, Interep has been owned entirely by Mr. Guild and the Company's management and employees. Its principal executive offices are located at 100 Park Avenue, New York, New York 10017. The Company's telephone number is (212) 916-0700, and its internet address is www.interep.com.

                              Recent Developments

  On April 29, 1998, the Company entered into a National Radio Sales Master Representation Agreement with ABC, Inc. (the "ABC Agreement"). Under the ABC Agreement, as of June 1, 1998, Interep became the exclusive national spot radio rep firm for 23 ABC radio stations (all of which are in the top 15 radio markets), as well any radio stations acquired by ABC in the future (subject to the Company arranging for the buyout of predecessor rep firms, if necessary). In order to service the ABC stations, the Company has established a dedicated rep firm named ABC Radio Sales.

                           The Financing Transactions

  The Offering was a part of a series of transactions (the "Financing Transactions") to refinance existing indebtedness, redeem preferred stock and associated shares of common stock, increase the availability of funds for working capital and general corporate purposes (including funds to acquire representation contracts) and to enhance the Company's operating and financial flexibility. The Financing Transactions included (i) the Offering and the sale of the Notes, (ii) the repayment of all outstanding obligations under the Company's then current $55.0 million revolving credit facility (the "Old Credit Facility") and the establishment of a new credit facility (the "New Credit Facility") providing for working capital loans of up to $10.0 million, subject to the achievement of certain financial ratios and compliance with certain other covenants, (iii) the repurchase of all of the Company's outstanding shares of its Series A Preferred Stock (the "Series A Preferred Stock"), at face value plus accrued dividends, and certain associated shares of the Company's Common Stock (the "Common Stock") held by Providence Media Partners, L.P. ("Providence"), for a total purchase price of $14.1 million, and (iv) the repurchase of all of the Company's outstanding shares of its Series B Preferred Stock (the "Series B Preferred Stock"), at face value plus accrued dividends, and certain associated shares of Common Stock, from certain members of management, for a total purchase price of $2.6 million. Following the Financing Transactions, the Company became owned entirely by Mr. Guild and the Company's management and employees, and there is currently no outstanding preferred stock.

                                  Risk Factors

  Prospective purchasers of the Exchange Notes should carefully consider the following factors set forth under "Risk Factors": Significant Leverage; Liquidity, Capital Requirements; Subordination; Limitations Imposed by Certain Indebtedness; History of Net Losses; Shareholders' Deficit; Investing in Non-Investment Grade Debt; Dependence on Maintenance and Buyouts of Representation Contracts; Competition; Dependence on Demand for Advertising; Dependence on Key Personnel; Repurchase Obligations Under Employee Benefit Plans; Reliance on Key Customers; Changes in Radio Industry Regulations and Ownership of Client Stations; Fraudulent Conveyance Considerations; Possibility of Default Upon a Change of Control; Absence of Public Market for the Exchange Notes; Restrictions on Transfer; and Exchange Offer Procedures. In addition, prospective purchasers should also carefully consider the other information and financial statements and data included in this Prospectus, prior to making an investment in the Exchange Notes.

                             THE SERIES A OFFERING

The Series A Notes..........  The Series A Notes were sold by the Company in the Offering on June 29, 1998, and were
                              subsequently resold to (i) Qualified
                              Institutional Buyers (as defined herein) pursuant to Rule 144A under the Securities Act, and (ii) outside the United States in reliance on Regulation S under the Securities Act in a manner exempt from registration under the Securities Act.

Registration Rights           In connection with the Offering, the Company
 Agreement..................  entered into the Registration Rights Agreement, which grants Holders of the Series A Notes certain exchange and registration rights. The
                              Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange
                              Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $100.0 million in aggregate principal amount of
                              10% Senior Subordinated Notes due 2008, Series B.

The Exchange Offer..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Series A Notes. As of the date hereof, $100.0 million in aggregate principal amount of Series A Notes are outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date. The terms of the Exchange Notes are substantially identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Series A Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer." Other than compliance with applicable federal and state securities laws, including the requirement that the Registration Statement be declared effective by the Commission, there are no material federal or state regulatory requirements to be complied with in connection with the Exchange Offer.

Interest Payments...........  The Exchange Notes will bear interest from June
                              29, 1998, the date of consummation of the issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest on such Series A Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date.

Minimum Condition...........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Series A Notes being tendered for exchange.

Expiration Date.............  5:00 p.m., New York City time, on       , 1999
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Exchange Date...............  The date of acceptance for exchange of the Series
                              A Notes will be the first business day following the Expiration Date.

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date by providing the Exchange Agent (as defined) with a written or facsimile transmission of a notice of withdrawal. See "The Exchange Offer-- Withdrawal of Tenders." The Company will determine if a withdrawal is effective. Any Series A Notes withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. Properly withdrawn Series A Notes may be retendered. See "The Exchange Offer-- Withdrawal of Tenders."

Acceptance Of Series A
 Notes and Delivery of
 Exchange Offer Notes.......
                              The Company will accept for exchange any and all Series A Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Conditions To The Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions."

Procedures For Tendering
 Series A Notes.............
                              To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, have the signatures therein guaranteed if required by instruction 4 of the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's message (as defined below) in the case of a book-entry transfer, together with the Series A Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer-- Procedures for Tendering" and "Plan of Distribution." By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person intends to participate or has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Series A Notes, tendering Holders may transfer Series A Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer-- Procedures for Tendering."

Special Procedures For
 Beneficial Owners..........
                              Any beneficial owner whose Series A Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery           Holders of Series A Notes who wish to tender
 Procedures.................  their Series A Notes and whose Series A Notes are not immediately available or who cannot deliver their Series A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the requirements for book-entry transfer) prior to the Expiration Date must tender their Series A
                              Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Federal Income Tax            The issuance of the Exchange Notes to Holders
 Consequences...............  pursuant to the terms set forth in this
                              Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders upon receipt of the Exchange Notes. See "The Exchange
                              Offer--Certain Federal Income Tax Consequences of the Exchange Offer."

Use Of Proceeds.............  There will be no proceeds to the Company from the exchange of Series A Notes pursuant to the Exchange Offer.

Exchange Agent..............  U.S. Bank Trust National Association as agent for
                              Summit Bank is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

  The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture pursuant to which the Series A Notes were issued (the "Indenture"). See "Description of Exchange Notes."

Company.....................  Interep National Radio Sales, Inc.

Securities Offered..........  $100.0 million aggregate principal amount of 10%
                              Senior Subordinated Notes due 2008, Series B.

Maturity....................  July 1, 2008.

Interest Payment Dates......  The Exchange Notes will bear interest at the rate of 10% per annum, payable semiannually in arrears on January 1 and July 1 of each year, commencing on January 1, 1999.

Subsidiary Guarantees.......  The Exchange Notes will be fully and unconditionally guaranteed by all of the Company's existing and future Restricted Subsidiaries (the "Guarantors") on a joint and several basis.

Ranking.....................  The Exchange Notes and the Subsidiary Guarantees
                              will be general unsecured obligations of the Company and the Guarantors, respectively, and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company and the Guarantors, respectively, and senior to or pari passu with all other Indebtedness of the Company or the Guarantors, as applicable. See "Risk Factors--Subordination."

Optional Redemption.........  Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to July 1, 2003. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, at any time and from time to time prior to July 1, 2001, the Company may redeem up to an aggregate of 30% in principal amount of Exchange Notes originally issued under the Indenture at a redemption price equal to 110.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least 70% of the aggregate principal amount of Exchange Notes originally issued under the Indenture remains outstanding immediately after giving effect to such redemption.

Change of Control...........  In the event of a Change of Control, the Company will be required to make an offer to each holder of Exchange Notes to repurchase all or any part of such holder's Exchange Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date.

Covenants...................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends, repurchase Equity Interests (as defined) or make other Restricted Payments (as defined), create Liens (as defined), enter into transactions with Affiliates (as defined), sell assets or enter into certain mergers and consolidations. See "Description of Exchange Notes."

Registration Rights.........  The Registration Rights Agreement provides that if (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) in certain circumstances, a Holder notifies the Company within 20 days following consummation of the Exchange Offer (a) that it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes (including the Exchange Note Guarantees) acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Series A Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Series A Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. If the Company and the Guarantors do not comply with their obligations under the Registration Rights Agreement, they will be required to pay specified Liquidated Damages to the holders of the Notes under certain circumstances. See "Description of Exchange Notes--Registration Rights; Liquidated Damages."

Lack Of Prior Market For
 The Exchange Notes.........
                              The Exchange Notes will be a new class of securities for which there is currently no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. The Company has been advised by BancBoston Securities Inc. and Loewenbaum & Company Incorporated that they presently intend to make a market in the Exchange Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. See "Risk Factors--Absence of Public Market for the Exchange Notes; Restrictions on Transfer."

                             Summary Financial Data

  The following table sets forth summary historical consolidated data and summary unaudited pro forma consolidated data for the Company. The summary historical consolidated financial data for the years ended December 31, 1995, 1996 and 1997 was derived from audited consolidated financial statements of the Company. The summary historical consolidated financial data for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1998 was derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. Due to the seasonal nature of the Company's business, the results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. See "--The Financing Transactions." The summary historical financial data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this Prospectus.

                                                      Nine Months
                                                    Ended September
                         Year Ended December 31,          30,
                         -------------------------  ----------------  At September 30,
                          1995     1996     1997     1997     1998          1998
                         -------  -------  -------  -------  -------  ----------------
                                            (dollars in thousands)
Statement of Operations
 Data:
Commission revenue...... $70,306  $72,858  $87,096  $61,483  $62,943
Contract termination
 revenue................  12,194   18,876   26,586   22,768   27,794
                         -------  -------  -------  -------  -------
Total revenues..........  82,500   91,734  113,682   84,251   90,737
Operating expenses:
 Selling expenses.......  48,240   53,251   63,135   48,158   46,913
 General and
  administrative
  expenses..............  14,005    9,626   12,541    8,323    8,286
 Depreciation and
  amortization(1).......  13,073   20,988   28,954   21,220   25,577
Operating income........   7,182    7,869    9,052    6,550    9,961
Interest expense,
 net(2).................   3,385    3,911    3,779    2,705    4,447
Net income..............   3,477    3,558    3,036    2,275    3,088
Balance Sheet Data:
Cash and cash equivalents.......................................          $ 31,260
Total assets....................................................           177,173
Long-term debt (including current portion)......................           100,233
Shareholders' deficit...........................................              (523)
Other Financial Data:
EBITDA(3)............... $20,255  $28,857  $38,006  $27,770  $35,538
EBITDA margin...........    24.6%    31.5%    33.4%    33.0%    39.2%
Net cash flows from
 operating activities...  14,001   35,982   23,821   18,101   15,148
Net cash flows from
 investing activities...  (5,199)  (1,021)    (792)    (537)    (780)
Net cash flows from
 financing activities... (12,258) (24,060) (24,263) (16,190)  15,473
Ratio of earnings to
 fixed charges(4).......    1.75x    1.69x    1.96x    1.97x    1.83x

--------
(1) Includes amortization of contract acquisition costs.
(2) Interest expense is shown net of interest income of $109, $138, $109, $41 and $448 during the years ended December 31, 1995, 1996, 1997 and nine months ended September 30, 1997 and 1998, respectively.
(3) EBITDA represents income before interest, taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included EBITDA information because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.
(4) Ratio of earnings to fixed charges represents income from operations before fixed charges less interest expense and the imputed interest factor of rent expense.

                                 RISK FACTORS

  Prospective purchasers of Exchange Notes should carefully consider the following factors in addition to the other information contained herein in evaluating the Company before purchasing the Exchange Notes offered hereby.

Significant Leverage; Liquidity, Capital Requirements

  The Company is highly leveraged. As of September 30, 1998, the Company had approximately $100.2 million of Indebtedness outstanding, $177.2 million of total assets, $79.3 million of total tangible assets and shareholders' deficit of $0.5 million. After giving pro forma effect to the Financing Transactions, the Company's earnings would have been insufficient to cover its fixed charges by $1.1 million for fiscal 1997.

  The degree to which the Company will be leveraged following the Financing Transactions could have important consequences to holders of the Exchange Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Exchange Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital (including funds to acquire representation contracts), capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (vi) placing the Company at a competitive disadvantage to less leveraged competitors. In addition, the Indenture and the New Credit Facility contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Exchange Notes tendered to it upon the occurrence of a Change of Control. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of New Credit Facility."

  The Company will incur annual interest expense of $10.0 million in respect of the Exchange Notes and a $0.4 million annual amortization charge related to the Financing Transactions. The Company believes that it will generate sufficient cash flow to fund its operations and required representation contract buyout payments and make required payments of principal and interest under the New Credit Facility and interest on the Exchange Notes. The Company may not, however, generate sufficient cash flow for these purposes or to repay the Exchange Notes at maturity. The Company's ability to fund its operations and required contract buyout payments and to make scheduled principal and interest payments will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company may also need to refinance all or a portion of the Exchange Notes on or prior to maturity. There can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Capitalization," "Description of New Credit Facility," "Description of Exchange Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Subordination

  The Exchange Notes will be subordinated in right of payment to all current and future Senior Indebtedness of the Company and the Guarantors. However, the Indenture provides that the Company does not, and will not permit any of the Guarantors to, incur or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Exchange Notes or any of the Subsidiary Guarantees. On any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to be paid in full before any payment may be made with respect to the Exchange Notes. In addition, the subordination provisions of the Indenture will provide that payments with respect to the Exchange Notes will be blocked in the event of a payment default on certain Senior Indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on certain Senior Indebtedness. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Exchange Notes will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Exchange Notes, and potentially with all other general creditors of the Company, based on the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Exchange Notes. As a result, holders of Exchange Notes may receive less, ratably, than the holders of Senior Indebtedness.

  As of September 30, 1998, the aggregate amount of Senior Indebtedness of the Company and the Guarantors was $0.2 million attributable to capital leases, and $10.0 million available under the New Credit Facility, subject to the achievement of certain financial ratios and compliance with certain other covenants. The Indenture permits the incurrence of substantial additional indebtedness, including Senior Indebtedness, by the Company and the Guarantors in the future.

Limitations Imposed By Certain Indebtedness

  The Indenture and the New Credit Facility contain significant covenants that limit the Company's and its subsidiaries' ability to engage in various transactions and, in the case of the New Credit Facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of the Company and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on the Company and its subsidiaries. As of the date of this Prospectus, the Company is in compliance with all material covenants under such documents. See "Description of Exchange Notes" and "Description of New Credit Facility."

Investing in Non-Investment Grade Debt

  Various investment services such as Standard & Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's") rate securities. Higher yields are ordinarily available from securities in the lower-rated categories of these recognized rating services--that is, securities rated BB+ or lower by S&P or Ba1 or lower by Moody's and from unrated securities of comparable quality. In this regard, securities rated CCC by S&P or B by Moody's, or lower, are generally regarded as speculative with respect to the issuer's capacity to pay interest and repay principal in accordance with the terms of the security. The Notes and the Exchange Notes are in this category of non-investment grade securities.

  Bonds such as the Exchange Notes generally offer a higher current yield than is available from higher grade issuers but typically involve greater risk as to the payment of principal and interest. High yield bonds may be more susceptible to real or perceived adverse economic and competitive industry conditions than investment grade bonds, since, among other things, companies that issue high yield bonds are often highly leveraged and may not have access to more traditional methods of financing. A projection of an economic downturn or higher interest rates, for example, could cause a decline in high yield bond prices because such events could lessen the ability of highly-leveraged companies to make payments on their debt securities. At the same time, the market values of such securities tend to reflect the individual corporate developments of the issuers to a greater extent than do higher rated bonds. The risk of loss due to default by the issuer may also be significantly greater for the holders of high yield securities because such securities are generally unsecured and are often subordinated to other creditors of the issuer. The Exchange Notes will be subordinated in right of payment to all current and future Senior Indebtedness of the Company and the Guarantors.

  Frequently, high yield securities such as the Exchange Notes have an optional redemption or buy-back feature which permits an issuer to call or repurchase the securities from investors prior to their stated maturities at specified redemption prices. To the extent that call features are exercised during periods of declining interest rates, an investor would likely have to replace the called securities with lower-yielding securities, thus decreasing the investor's investment income.

  Finally, the secondary trading market for lower rated securities generally tends to be less liquid than the market for higher quality securities and is often concentrated among a small number of dealers and other institutional investors. These conditions may make it more difficult for an investor to buy and sell its investments and to obtain reliable market quotations for the purpose of valuing its portfolio than might otherwise be the case with higher rated securities.

Dependence on Maintenance and Buyouts of Representation Contracts; Competition

  The Company's success depends on its ability to maintain and enter into new representation contracts with radio stations. Client representation contracts may be terminated prior to their stated expirations subject, in most cases, to the payment of buyout amounts or termination payments as provided in such contracts. The change of ownership of a client station frequently results in a change of representation firm. The pace of consolidation in the radio industry has increased as a result of the Telecommunications Act of 1996, resulting in larger station groups. In addition, the recent increase in the number of ownership changes of radio stations has increased the frequency of the termination or buyout of representation contracts. Further, as station groups have become larger, they have gained bargaining power with representation firms over rates and terms. As a result, the Company continually competes for both the acquisition of new client stations as well as the maintenance of existing relationships. See "Business--Industry Overview--Representation Contracts." Due to the intense competition and volatility of the business, there can be no assurance that the Company will continue to acquire new contracts or that it will be able to maintain its existing representation contracts under their existing terms, if at all. The failure of the Company to acquire and maintain client representation contracts or to maintain the level of its commission rates would likely have an adverse effect on the Company's results of operations. In addition, the Company competes not only with other national representation firms but also with national radio networks, syndicators and other brokers of radio advertising. There can be no assurance that the Company's business will not be materially adversely affected by increased competition in the markets in which it operates. Further, other media compete with radio for advertising and promotion expenditures. These competing media include broadcast television and cable television, print media and outdoor advertising, among others. In addition, technological innovation and the resulting proliferation of advertising alternatives have created and will continue to create other types of competition for radio stations and, as a consequence, for representation firms. See "Business--Competition."

  Representation contracts generally provide for termination payments to be made to a rep firm if the client terminates the contract without cause. The amount of such payments is typically equal to the estimated commissions that would have been payable to the rep firm during the remaining portion of the initial term and the evergreen period, plus two months. It is customary in the industry for the successor rep firm to make this payment. The Company generally amortizes the cost of acquiring a new representation contract over the initial term of such contract, although contracts are expected to provide significantly longer-term revenue beyond this initial period. The Company expects that amortization charges relating to past and future acquisitions of radio station representation contracts will continue to have a significant adverse effect on the Company's reported net income or loss.

Dependence on Demand for Advertising

  The Company's business is dependent on the level of demand for radio advertising time, which in turn depends on general and regional economic conditions, which are outside of the Company's control. In particular, the financial performance of the Company will depend in part on the radio broadcasting industry maintaining or increasing its current level of national advertising revenues. Any significant decline in national spot radio advertising billings could have a material adverse effect on the Company. While total expenditures for national spot radio advertising have generally increased over time, the rate of growth of such expenditures tends to decrease in times of economic downturn, and gross expenditures may actually decline, as they did in the recessionary years of 1991 and 1992. Accordingly, there can be no assurance as to the future levels of radio advertising or national spot radio advertising expenditures.

Dependence on Key Personnel

  The Company believes that, to a great extent, the success of the Company has been attributable to Ralph C. Guild, Chairman of the Board and Chief Executive Officer of the Company, who has been employed by the Company for 41 years. In addition, the Company is dependent on the efforts of Marc G. Guild, President, Marketing Division of the Company, who has been employed by the Company since 1974. The loss of the services of one or both of these individuals could materially and adversely affect the business of the Company and its future prospects and may, in the case of Ralph Guild and under certain circumstances, give some stations the right to terminate their representation contracts. The Company has a key man insurance policy on the life of Ralph Guild in the amount of $2.5 million. In addition, a limited number of the Company's representation contracts, including contracts with ABC and CBS, are conditioned upon the continued employment of certain key executives.

Repurchase Obligations Under Employee Benefit Plans

  Under the terms governing the ESOP and the Stock Growth Plan, the Company is responsible for funding cash distributions to participating employees whose employment terminates. Such distributions are normally made in quarterly installments over a period of time ranging up to five years, depending on the size of a participant's account. Depending on the number of employees whose employment terminates during any period, the size of their accounts under these plans and the liquidity of the assets of such plans, such funding obligations could from time to time be substantial enough to have a material adverse effect on the Company's cash flow and liquidity. The Indenture restricts the Company's ability to meet any such funding obligations. The ESOP's liquidity needs have in recent years been met by purchases of stock from the ESOP by the Stock Growth Plan. There can be no assurance that such payments will be sufficient in the future. The failure by the Company to meet its funding obligations could adversely affect the tax-qualified status of the ESOP, which could have a material adverse effect on the Company. See "Description of Exchange Notes--Certain Covenants--Restricted Payments" and "Management--Executive Compensation."

Reliance on Key Customers

  Consolidation in the radio industry has resulted in representation firms competing for fewer larger station groups. Certain of the Company's customers are material to its business and operations. For the year ended December 31, 1997, CBS accounted for 28.3% of the total commission revenues of the Company. No other station or station group accounted for more than 10% of such commission revenues. The loss of, or a significant reduction in, revenues from CBS or other material customers could have a material adverse impact on the Company's business, financial condition or results of operations. See "Business--The Company's Clients."

Changes in Radio Industry Regulations and Ownership of Client Stations

  The radio industry is subject to regulation by the Federal Communications Commission (the "FCC") under the Communications Act of 1934 (the "Communications Act"). The Telecommunications Act of 1996 amended the Communications Act in several key respects. It required the FCC to revise its ownership rules for radio stations to remove the national limit on the number of stations that any one single entity may own, or in which it could have an attributable interest, and to increase the number of stations that an entity may own, or in which it may have an attributable interest, in a local market. The FCC implemented these directives in March 1996 by revising its multiple ownership rules for radio stations. There is now no limit on the number of radio stations one entity may own, operate or control nationally. As to local market restrictions, in most circumstances, the revised rules permit an entity to own, or hold an attributable interest in, a maximum of between five and eight stations (a maximum of between three and five of which may be in the same service (e.g., AM or FM)) in the same market, depending on the size of the market (as determined in accordance with FCC regulations). The revised rules have led to significant growth in the concentration of ownership of radio stations among fewer owners.

  These changes have had the effect of increasing the level and frequency of buyouts of representation contracts, which has resulted in and may, in the future, result in the Company losing clients as well as gaining clients. In addition, as ownership groups become large enough, it is possible that this consolidation may result in more station groups forming in-house media representation units and foregoing the services provided by independent media representation firms such as the Company. Moreover, even if such groups continue to use the services of the Company, the level of commission rates that the Company is able to charge may be adversely affected.

  In addition, the United States Congress and the FCC regularly have under consideration, and may adopt in the future, new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could affect the operations and ownership of the Company's clients and, as a result, the Company's business. In particular, in March 1998, the FCC issued a Notice of Inquiry soliciting comment on the effect of the revised rules on competition in radio. The Company is unable to predict if or when such laws, regulations or policies might be adopted and implemented and, if implemented, the effect they will have on the radio representation industry or the future results of the Company's operations.

  Notwithstanding these considerations, the Company believes that it is also possible that larger station groups may be more likely than single station owners to pursue national spot advertising and to do so through rep firms. As individual stations become acquired by large station groups, additional commercial inventory would likely become available for a national spot rep firm to sell. The Company believes that, to date, it has benefitted from this concentration among broadcasters, in part because of a parallel concentration within the radio representation industry. There were 16 major national spot radio representation firms in 1980, and there are currently only two.

Fraudulent Conveyance Considerations

  A substantial portion of the proceeds from the sale of the Notes was used to refinance then outstanding indebtedness and to redeem preferred stock and associated shares of common stock. Under relevant federal and state fraudulent conveyance statutes, if a court in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company were to find that, at the time the Notes were issued, (i) the Company issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii) the Company received less than reasonably equivalent value or fair consideration for issuing the Notes and the Company (A) was insolvent or was rendered insolvent by reason of the Financing Transactions or such related transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the following terms are defined in or interpreted under such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate the Exchange Notes issued in exchange for the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the rights of the holders of the Exchange Notes, including, under the certain circumstances, invalidating the Exchange Notes.

  The Company's obligations under the Exchange Notes will be guaranteed by all of its subsidiaries. In connection with the Financing Transactions, the Guarantors incurred substantial indebtedness, including the indebtedness under the Guarantors' guarantees of the Notes and guarantee of the obligations under the New Credit Facility. If, under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company or the Guarantors, a court were to find that, at the time such guarantees were issued, (i) the Guarantors issued such guarantees with the intent of hindering, delaying or defrauding current or future creditors or (ii) the Guarantors received less than reasonably equivalent value or fair consideration for issuing such guarantees and a Guarantor (A) was insolvent or was rendered insolvent by reason of the Financing Transactions and/or such related transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the following terms are defined in or interpreted under such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate the Subsidiary Guarantees issued in exchange for the original guarantees to presently existing and future indebtedness of the Guarantors and take other action detrimental to the rights of the holders of the Exchange Notes and the Subsidiary Guarantees, including, under certain circumstances, invalidating the Subsidiary Guarantees. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Guarantor as a result of the issuance by the Company of the Exchange Notes. To the extent the Subsidiary Guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Exchange Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company. The Indenture pursuant to which the Notes will be issued will, however, contain a savings clause pursuant to which the obligations of any Guarantor will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor, result in the obligations of such Guarantor not constituting a fraudulent conveyance or transfer.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, the Company or the Guarantors would be considered insolvent if, at the time it incurred the indebtedness constituting the Notes or the original guarantees, either (i) the fair market value (or fair saleable value) of its assets was less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it was incurring debts beyond its ability to pay as such debts mature.

  The Company's Board of Directors and management believe that at the time of the issuance of the Notes and the original guarantees, as well as at the time of issuance of the Exchange Notes and the Subsidiary Guarantees, the Company and the Guarantors (i)(A) were and will be neither insolvent nor rendered insolvent thereby, (B) had and will have sufficient capital to operate their respective businesses effectively and (C) were and will be incurring debts within their respective abilities to pay as the same mature or become due and
(ii) had and will have sufficient resources to satisfy any probable money judgment against them in any pending action. There can be no assurance, however, that such beliefs will prove to be correct or that a court passing on such questions would reach the same conclusions.

Possibility of Default Upon a Change of Control

  The New Credit Facility prohibits the Company from purchasing any of the Exchange Notes and also provides that certain change of control events with respect to the Company would constitute a default under the New Credit Facility. Any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control (as defined in the Indenture) occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes by the relevant Senior Indebtedness agreements. In such case, the Company's failure to purchase the tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the

New Credit Facility and/or other Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would then restrict interest payments to the holders of the Exchange Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Exchange Notes following a Change of Control. See "Description of Exchange Notes."

Absence of Public Market for the Exchange Notes

  The Exchange Notes are being offered to the holders of the Series A Notes. The Series A Notes were offered and sold in June 1998 (i) to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and
(ii) outside the United States in reliance on Regulation S under the Securities Act and are eligible for trading in the PORTAL market.

  The Exchange Notes will be a new class of securities for which there currently is no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by non-affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. Although BancBoston Securities Inc. and Loewenbaum & Company Incorporated have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Exchange Notes independent of the financial performance of, or prospects for, the Company.

Restrictions on Transfer

  The Series A Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A and Regulation S and other exemptions under the Securities Act. As a result, the Series A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Series A Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Series A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Series A Notes for resale under the Securities Act. See "Summary--The Exchange Offer" and "Description of the Exchange Notes-- Registration Rights; Liquidated Damages."

  The Series A Notes currently may be sold pursuant to the restrictions set forth in Rule 144A, Rule 501(a) (1), (2), (3) or (7) or Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Series A Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Series A Notes could be adversely affected.

Exchange Offer Procedures

  Issuance of the Exchange Notes for Series A Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Series A Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their Series A Notes in exchange for Exchange Notes should allow for sufficient-time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Series A Notes for exchange. Any Series A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

                              THE EXCHANGE OFFER

  The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

Purpose and Effect of the Exchange Offer

  In connection with the sale of the Series A Notes pursuant to the Purchase Agreement, dated June 29, 1998 (the "Purchase Agreement"), among the Company, the Guarantors and the Initial Purchasers, the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, dated as of July 2, 1998, among the Company, the Guarantors and the Initial Purchasers (the "Registration Rights Agreement").

  Under the Registration Rights Agreement, the Company and the Guarantors agreed to (a) file a registration statement in connection with a registered exchange offer within 60 days after July 2, 1998, the date the Series A Notes were issued (the "Issue Date"), (b) use best efforts to cause such registration statement to become effective under the Securities Act within 120 days of the Issue Date, (c) use best efforts to keep such registration statement effective until the closing of the Exchange Offer and (d) use best efforts to cause such registered Exchange Offer to be consummated within 30 days after the effective date of such registration statement. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Rights Agreement. In such event, the Series A Notes which are not properly tendered for exchange would remain outstanding and would continue to accrue interest, but would not retain any rights under the Registration Rights Agreement. Holders of Series A Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Series A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Because the Exchange Offer is for any and all Series A Notes, the principal amount of Series A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series A Notes outstanding. Following the consummation of the Exchange Offer, Holders who did not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Series A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market, if any, for such Series A Notes could be adversely affected. The Series A Notes are currently eligible for sale pursuant to Rule 144A, Rule 501(a) (1), (2), (3) or (7) or Regulation S through the PORTAL Market. Because the Company anticipates that most Holders of Series A Notes will elect to exchange such Series A Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of any market for any Series A Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "Description of Exchange Notes--Registration Rights; Liquidated Damages" and "Risk Factors--Absence of Public Market for the Exchange Notes; Restrictions or Transfer."

Terms of the Exchange Offer

  Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Series A Notes accepted in the Exchange Offer. Holders may tender some or all of their Series A Notes pursuant to the Exchange Offer.

  The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes except that (i) the Exchange Notes have been registered under the Securities Act and thus will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the Indenture.

  Holders of Series A Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

  The Company shall be deemed to have accepted validly tendered Series A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Series A Notes for the purpose of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

  If any tendered Series A Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, the certificate for any such unaccepted Series A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders of Series A Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Transmittal Letter, transfer taxes with respect to the exchange of Series A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

  The Exchange Offer shall remain open for acceptance for a period of not less than 20 business days (the "Exchange Period") . The Expiration Date will be
5:00 p.m., New York City time, on       , 1999, unless the Company, in its
sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay accepting any Series A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Series A Notes not previously accepted if any of the conditions set forth below under "Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notices of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five-to-ten business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service or other comparable service.

Interest on the Exchange Notes

  Interest on the Exchange Notes is payable semi-annually in arrears on January 1 and July 1 of each year at the rate of 10% per annum. The Exchange Notes will bear interest from July 2, 1998, the date of issuance of the Series A Notes, or the most recent interest payment date to which interest on such Series A Notes has been paid, whichever is later. Accordingly, Holders of Series A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Series A Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Series A Notes on the first interest payment date after the Expiration Date.

Procedures for Tendering

  Only a Holder of Series A Notes may tender Series A Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message (as defined below) in the case of a book- entry transfer, together with the Series A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Series A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

  The tender by a Holder of Series A Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth in the Letter of Transmittal.

  Holders of the Series A Notes that are tendering by book-entry transfer to the Exchange Agent's account at the Depository Trust Company ("DTC") can execute the tender through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible. DTC participants should transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

  THE METHOD OF DELIVERY OF SERIES A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

  Any beneficial Holder whose Series A Notes are registered in the name of such Holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial Holder wishes to tender on such beneficial Holder's behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering his Series A Notes, either make appropriate arrangements to register ownership of the Series A Notes in such Holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Series A Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Series A Notes listed therein, such Series A Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Series A Notes on behalf of the registered Holder, in each case signed as the name of the registered Holder or Holders appears on the Series A Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Series A Notes at the DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Series A Notes by causing the DTC to transfer such Series A Notes into the Exchange Agent's account with respect to the Series A Notes in accordance with the DTC's procedures for such transfers. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Series A Notes and withdrawal of tendered Series A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series A Notes not properly tendered or any Series A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Series A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured within such time as the Company determines. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering Holders of Series A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedures

  Holders who wish to tender their Series A Notes and (i) whose Series A Notes are not immediately available or (ii) who cannot deliver their Series A Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:

    (i) the tender is made through an Eligible Institution;

    (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Series A Notes, the certificate or registration number or numbers of such Series A Notes and the principal amount of Series A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Series A Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Series A Notes in proper form for transfer (or a confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

Withdrawal of Tenders

  Except as otherwise provided herein, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series A Notes to be withdrawn (the "Depositor"), (ii) identify the Series A Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such Series A Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) with respect to the Series A Notes register the transfer of such Series A Notes into the name of the Depositor withdrawing the tender,
(iv) specify the name in which any such Series A Notes are to be registered, if different from that of the Depositor and (v) include a statement that such Holder is withdrawing such Holder's election to have such Series A Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series A Notes withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Series A Notes so withdrawn are validly retendered. Any Series A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Notes may be retendered by following one of the procedures described under "Procedures for Tendering" at any time prior to the Expiration Date.

Conditions

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Series A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series A Notes, if:

    (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Series A Notes and return all tendered Series A Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Series A Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such Series A Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Series A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

Exchange Agent

  U.S. Bank Trust National Association as agent for Summit Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

           By Mail            Facsimile Transmission            By Hand:

  (registered or certified         (for eligible
     mail recommended):         institutions only):          U.S. Bank Trust
                                                          National Association
       U.S. Bank Trust           (612) 244-1537               Fourth Floor
    National Association    Attn: Specialized Finance     -- Bond Drop Window
        P.O. Box 64485                                    180 East Fifth Street
St. Paul, Minnesota 55164-9549                         St. Paul, Minnesota 55101

                            To Confirm by Telephone
                           or for Information Call:

                                (651) 244-1197            By Overnight Courier:

                                                             U.S. Bank Trust
                                                          National Association
                                                       Attn: Specialized Finance
                                                         180 East Fifth Street
                                                       St. Paul, Minnesota 55101

Fees and Expenses

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made, however, by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse the Exchange Agent for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Series A Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Series A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Accounting Treatment

  The Exchange Notes will be recorded at the same carrying value as the Series A Notes, which is the aggregate principal amount of the Series A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

Resale of the Exchange Notes

  Under existing Commission interpretations, the Exchange Notes will, in general, be freely transferable after the Exchange Offer by any holder (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such holder's business, and such holder does not intend to participate, and has no arrangement or understanding to participate, in the distribution of such Exchange Notes.

  Any holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the Staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Series A Notes acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed, if requested, for a period of one year from the date hereof, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  By tendering pursuant to the Exchange Offer, each Holder will represent to the Company, among other things, that (i) the Exchange Notes acquired are being obtained in the ordinary course of its business, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) the holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

  As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the Staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

Consequences of Failure to Exchange

  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Series A Notes who do not tender their Series A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder that does not exchange such Holder's Series A Notes for Exchange Notes will continue to hold the untendered Series A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Series A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Series A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the 144A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or Rule 501 (a)
(1), (2), (3) or (7) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors--Restrictions on Transfer."

Other

  Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

  The Company may in the future seek to acquire untendered Series A Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Series A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Series A Notes.

  In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such state.

Federal Income Tax Consequences of the Exchange Offer

  The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Series A Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of Series A Notes should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Series A Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The issuance of the Exchange Notes to Holders of the Series A Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the Series A Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Series A Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Series A Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Series A Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Series A Notes exchanged therefor.

  See also "United States Federal Tax Considerations for Non-United States Holders."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Notes in like principal amount, which will be canceled and as such will not result in any increase in indebtedness of the Company.

  The net proceeds to the Company from the Offering were approximately $96.0 million after deducting commissions and other expenses payable by the Company. The Company applied the largest portion of the net proceeds of the Offering to fund the Financing Transactions, and the balance will be used for working capital, primarily for the acquisition of additional representation contracts, and general corporate purposes.

  The Financing Transactions included (i) the Offering and the sale of the Notes, (ii) the repayment of all outstanding obligations under the Old Credit Facility and the establishment of the New Credit Facility providing for working capital loans of up to $10.0 million, subject to the fulfillment of certain financial ratios and compliance with certain other covenants, (iii) the repurchase of all of the Company's outstanding shares of its Series A Preferred Stock, at face value plus accrued dividends, and certain associated shares of its Common Stock held by Providence, for a total purchase price of $14.1 million, and (iv) the repurchase of all of the Company's outstanding shares of its Series B Preferred Stock, at face value plus accrued dividends, and certain associated shares of Common Stock, from certain members of management, for a total purchase price of $2.6 million. As a result of the Financing Transactions, the Company is owned by Mr. Guild and the Company's management and employees, and there is no outstanding preferred stock.

  The Old Credit Facility bore interest at various rates (8.8% per annum on a weighted average basis at December 31, 1997) and was scheduled to mature at various times through December 31, 2003. The Series A Preferred Stock and the Series B Preferred Stock accrued dividends at the rate of 10.0% per annum, which were payable by the Company in cash or in kind in the form of additional shares of such preferred stock with a face value equal to the cash amount of the accrued dividend. The Company paid all dividends on the Series A Preferred Stock and the Series B Preferred Stock in kind. Providence had the right to require the Company to repurchase all of the Series A Preferred Stock and the 57,117 shares of the Company's Common Stock held by Providence on May 1, 1999. The Series B Preferred Stock was mandatorily redeemable on the earlier of the date on which all of the Series A Preferred Stock is redeemed or November 1, 2003. See "Certain Transactions and Relationships."

                                CAPITALIZATION

  The following table sets forth the historical consolidated capitalization of the Company at September 30, 1998. The table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto included elsewhere in this Prospectus.

                                                                  At
                                                          September 30, 1998
                                                              Unaudited
                                                          ------------------
                                                                Actual
                                                          ------------------
                                                          (dollars in thousands)
Cash and cash equivalents................................      $31,260
                                                               =======
Long-term debt (including current portion):
  Credit Facility(1).....................................          --
  Senior subordinated notes..............................      100,000
  Capitalized lease obligations..........................          233
                                                               -------
    Total long-term debt (including current portion).....      100,233
                                                               -------
Shareholders' deficit
  Common stock...........................................           14
  Additional paid-in-capital.............................          410
  Retained earnings......................................        1,050
  Treasury stock.........................................       (1,997)
                                                               -------
    Total shareholders' deficit..........................         (523)
                                                               -------
    Total capitalization.................................      $99,710
                                                               =======

--------
(1) The Credit Facility provides for up to $10.0 million in borrowing availability.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table presents selected consolidated financial data of the Company as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 was derived from audited consolidated financial statements of the Company. The summary historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 was derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information presented for such periods. Due to the seasonal nature of the Company's business, the results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                       Nine Months Ended
                                  Year Ended December 31,                September 30,
                          -------------------------------------------  ------------------
                           1993     1994     1995     1996     1997      1997      1998
                          -------  -------  -------  -------  -------  --------  --------
                                           (dollars in thousands)
Statement of Operations
 Data:
Commission revenue......  $59,505  $66,559  $70,306  $72,858  $87,096  $ 61,483  $ 62,943
Contract termination
 revenue................    3,558   10,918   12,194   18,876   26,586    22,768    27,794
                          -------  -------  -------  -------  -------  --------  --------
Total revenues..........   63,063   77,477   82,500   91,734  113,682    84,251    90,737
Operating expenses:
  Selling expenses......   43,330   47,130   48,240   53,251   63,135    48,158    46,913
  General and
   administrative
   expenses.............   10,315   11,186   14,005    9,626   12,541     8,323     8,286
  Depreciation and
   amortization(1)......    7,853    9,929   13,073   20,988   28,954    21,220    25,577
                          -------  -------  -------  -------  -------  --------  --------
    Total operating
     expenses...........   61,498   68,245   75,318   83,865  104,630    77,701    80,776
                          -------  -------  -------  -------  -------  --------  --------
  Operating income......    1,565    9,232    7,182    7,869    9,052     6,550     9,961
Interest expense,
 net(2).................    3,006    3,280    3,385    3,911    3,779     2,705     4,447
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) before
 provision for income
 taxes..................   (1,441)   5,952    3,797    3,958    5,273     3,845     5,514
Provision for income
 taxes..................      327      422      320      400    2,237     1,570     2,426
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss).......   (1,768)   5,530    3,477    3,558    3,036     2,275     3,088
                          -------  -------  -------  -------  -------  --------  --------
Preferred stock dividend
 requirements and
 redemption premium(3)..      138      903    1,159    1,364    1,590     1,192     5,031
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss)
 applicable to common
 shareholders...........  $(1,906) $ 4,627  $ 2,318  $ 2,194  $ 1,446  $  1,083  $ (1,943)
                          =======  =======  =======  =======  =======  ========  ========
Balance Sheet Data (at
 end of period):
Cash and cash
 equivalents............  $ 1,852  $ 5,208  $ 1,752  $ 2,653  $ 1,419  $  4,027  $ 31,260
Total assets............   41,934   56,375   76,881   93,930  141,030   126,412   177,173
Long-term debt
 (including current
 portion)...............   24,135   24,227   35,221   34,235   44,425    40,206   100,233
Redeemable preferred
 stock..................    1,636    2,639    3,970    5,334    6,924     6,418       --
Redeemable common
 stock..................    3,502    3,678    4,132    4,662    4,522     4,662       --
Shareholders' equity
 (deficit)..............   (6,095)  (2,589)      71      324    1,521     1,070      (523)
Other Financial Data:
EBITDA(4)...............  $ 9,418  $19,161  $20,255  $28,857  $38,006  $ 27,770  $ 35,538
EBITDA margin...........     14.9%    24.7%    24.6%    31.5%    33.4%     33.0%     39.2%
Capital expenditures....    1,745    1,283    1,689    1,021      792       537       780
Net cash flows from
 operating activities...   11,496   15,880   14,001   35,982   23,821    18,101    15,148
Net cash flows from
 investing activities...   (3,055)  (1,746)  (5,199)  (1,021)    (792)     (537)     (780)
Net cash flows from
 financing..............   (9,659) (10,778) (12,258) (24,060) (24,263)  (16,190)   15,473
Ratio of earnings to
 fixed charges(5).......      --      2.24x    1.75x    1.69x    1.96x     1.97x     1.83x
Deficiency of earnings
 to fixed charges(5)....    1,626      --       --       --       --        --        --

                                                  (footnotes on following page)

--------
(1) Includes amortization of contract acquisition costs.
(2) Interest expense is shown net of interest income of $185, $99, $109, $138, $109, $41 and $448 during the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.
(3) Includes payment in excess of carrying value of $4,097 in conjunction with the redemption of the preferred stock in July 1998.
(4) EBITDA represents income before interest, taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.
(5) Ratio/Deficiency of earnings to fixed charges represents income from operations before fixed charges less interest expense and the imputed interest factor of rent expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion is based upon and should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.

  Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Financing Transactions; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

General

  The Company derives substantially all of its revenues from commissions on sales of national spot radio advertising air time on behalf of radio stations represented by the Company. Generally, national spot advertising time is purchased by advertising agencies or media buying services retained by advertisers to create advertising campaigns and to place advertising with radio stations and other media. The Company receives commissions from its client radio stations based on the national spot radio advertising billings of the station, net of the standard advertising agency and media buying services commissions (typically 15%). Commission rates are negotiated and set forth in a client's representation contract. Since commissions are based on the prices paid to radio stations for spots, the Company's revenue base is constantly adjusted for inflation.

  The Company's operating results generally are dependent on (i) increases and decreases in the size of the total national spot radio advertising market,
(ii) changes in the Company's share of this market, (iii) acquisitions and terminations of representation contracts and (iv) the Company's operating expense levels. The effect of these factors on the Company's financial condition and results of operations has varied from period to period.

  Total United States national spot radio advertising annual revenues have grown from approximately $1.1 billion to approximately $1.6 billion during the five years ended December 31, 1997. The performance of the national spot radio advertising market is influenced by a number of factors, including, but not limited to, general economic conditions, consumer attitudes and spending patterns, the share of total advertising spent on radio and the share of total radio advertising represented by national spot radio.

  The Company's share of the national spot advertising market changes as a result of increases and decreases in the amount of national spot advertising broadcast on the Company's client stations. Moreover, the Company's market share increases as the Company acquires representation contracts with new client stations, and decreases if current client station representation contracts are terminated. Thus, the Company's ability to attract new clients, while retaining existing clients, significantly affects its market share. In this regard, the value of representation contracts which have been acquired or terminated during the last few years has tended to increase, due to a number of factors, including the consolidation of ownership in the radio broadcast industry following the enactment of the Telecommunications Act of 1996. Accordingly, in recent years, the Company's rep contract acquisition activity has increased and the Company has devoted a significant amount of its resources to acquiring representation contracts. At the same time, there has been an increase in the amount of revenue received by the Company on the termination of representation contracts. The decision to acquire a representation contract is based on the market share opportunity presented and an analysis of the costs and net benefits to be derived. The Company continuously seeks opportunities to acquire additional representation contracts on attractive terms, while maintaining its current clients. The Company's ability to acquire and maintain representation contracts has had, and will continue to have, a significant impact on its revenues and cash flows.

  Following industry practice, the Company acts as the exclusive national rep firm for each of its client radio stations pursuant to a written contract. If a station terminates its contract prior to the scheduled termination date, the station is obligated to pay the Company, as required by the contract or in accordance with industry practice, an amount approximately equal to the commissions the Company would have earned during the unexpired term of the canceled contract, plus an additional two months of "spill over" commissions (representing commissions earned on advertising placed or committed to prior to the contract termination but broadcast thereafter). In practice, these amounts are usually paid by the successor rep firm which signs a new contract with the station and assumes the responsibility for payment to the former rep firm. Such payments are usually made in equal monthly installments over a period consisting of one-half the number of months remaining under the terminated contract. For example, if the Company acquires the representation contract of a station which is terminating its contract with a competing rep firm with a remaining unexpired term of 12 months, the total obligation would be 14 months of commissions payable in seven equal monthly installments.

  The Company recognizes revenue resulting from the termination of a contract with a client as of the effective date of the termination. In this regard, when a contract is terminated, the unamortized portion, if any, of the expense originally incurred on acquisition of such contract is written-off entirely. Historically, these amounts have not been material. With respect to its entry into a representation contract with a new client, the Company amortizes the contract acquisition cost incurred in equal monthly installments over the life of the new contract. As a result, the Company's operating income is affected, negatively or positively, by the acquisition or loss of client stations.

  The Company has been unable to identify a method to forecast any trends in buyout activity, or in the amount of revenue or expense which will likely be associated with buyouts during a particular period. Generally, the amount of revenue resulting from the buyout of a representation contract depends on the length of the remaining term of the contract and the revenue generated under the contract during the 12 months preceding the date of termination (the "trailing period"). The amount recognized by the Company as contract termination revenue in any period is not, however, indicative of such revenue that may be realized in any future period from contract terminations, because, historically, the level of buyout activity has varied from period to period and because the length of the remaining terms, and the commission revenue generation, of the contracts which are terminated in any period also vary to a considerable extent. Accordingly, while the consolidation of ownership in the radio broadcast industry which has followed the enactment of the Telecommunications Act of 1996 has increased buyout activity and amounts, the impact of such activity on the Company's revenues and income is expected to be uncertain, due to the variables of contract length and commission generation.

  While the commission revenue generated under a representation contract during a trailing period is used in the calculation of the payments to be made by the Company on its acquisition of such contract, such revenue should not be relied on as an indication of the future commission revenue to be generated by the Company under that contract. Such revenue will depend on a number of factors, including the amount of national spot advertising broadcast by the station involved. This, in turn, will be affected by factors such as general and local economic conditions, consumer attitudes and spending patterns, the share of total advertising spent on radio and the share of total radio advertising represented by national spot radio.

  The Company's selling and corporate expense levels are dependent on management decisions regarding operating and staffing levels and on inflation. Selling expenses represent all costs associated with the Company's marketing, sales and sales support functions. Corporate expenses include items such as corporate management, corporate communications, financial services, advertising and promotion expenses and employee benefit plan contributions.

  The Company's business normally follows the pattern of advertising expenditures in general and is seasonal to the extent that radio and television advertising spending increases during the fourth calendar quarter in connection with the Christmas season and tends to be relatively weaker during the first calendar quarter. Radio advertising generally increases during the second and third quarters due to holiday-related advertising, school vacations and back-to-school sales. In addition, radio also tends to experience increases in the amount of advertising revenues as a result of special events such as Presidential election campaigns. Furthermore, the level of advertising revenues of radio stations, and therefore the level of revenues of the Company, is susceptible to prevailing general and local economic conditions and the corresponding increases or decreases in the budgets of advertisers, as well as market conditions and trends affecting advertising expenditures in specific industries.

Results of Operations

Three Months Ended September 30, 1998 Compared to Three Months Ended September 30, 1997

  Commission Revenue. During the third quarter of 1998, commission revenue increased slightly, 0.5%, to $24.9 million, from $24.8 million in the third quarter of 1997. This increase was attributable primarily to a general increase in national spot advertising on client stations, as revenue from new client station representation contracts which became effective after the second quarter of 1997 was offset in large part by the loss of representation contracts, primarily with SFX Broadcasting, Inc. ("SFX"), which was acquired by an affiliate of a competitor of the Company.

  Contract Termination Revenue. Contract termination revenue increased by $0.1 million, or approximately 19.6%, in the third quarter of 1998, to $0.7 million, from $0.6 million in the comparable 1997 period.

  Selling Expenses. Selling expenses during the third quarter of 1998 declined approximately 8%, to $19 million, from $20.5 million during the third quarter of 1997. The improvement was primarily due to the effect of cost reduction programs initiated by the Company during 1997.

  General and Administrative Expenses. General and administrative expenses increased approximately $0.4 million, or 16%, to $2.9 million during the third quarter of 1998 over the third quarter of 1997. The major factor in this increase was the start-up costs related to the creation of a new division to represent the ABC-owned stations (see "Business--Recent Developments").

  Depreciation and Amortization. Depreciation and amortization decreased by $0.7 million to $9.5 million, or 7.6%, in the third quarter of 1998, from $10.2 million in the third quarter of 1997. This decrease was attributable to the amortization of station representation contracts.

  Operating Loss. Operating loss decreased by $2.2 million, or 27.6%, to $5.7 million, in the third quarter of 1998 compared with an operating loss of $7.9 million for the third quarter of 1997, for the reasons discussed above.

  Interest Expense, Net. Interest expense, net increased $1.1 million to $2.2 million in the third quarter of 1998 from $1.1 million in the third quarter of 1997. This 100% increase primarily resulted from the interest on the $100.0 million of Series A Notes issued on July 2, 1998, offset by the $0.4 million interest earned on temporary investments.

  Benefit for Income Taxes. Benefit for income taxes increased to $3.5 million in 1999 from $4.0 million in the third quarter 1997 as a result of the losses for the periods.

  Net Loss. The Company's net loss for the third quarter of 1998 declined by $1.0 million as compared to the third quarter of 1997, for the reasons discussed above.

Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

  Commission Revenue. Commission revenue increased to $62.9 million, or 2.4%, for the first nine months of 1998, from $61.5 million in the first nine months of 1997. The increase was primarily attributable to a general increase in national spot advertising on client stations, as revenue from new client station representation contracts which became effective after the second quarter of 1997, was offset in large part by the loss of representation contracts, primarily with SFX , which was acquired by an affiliate of a competitor of the Company.

  Contract Termination Revenue. Contract termination revenue increased $5.0 million, or approximately 22.0%, in the first nine months of 1998, to $27.8 million from $22.8 million in the first nine months of 1997, primarily as a result of the loss of SFX representation, which group was acquired by an affiliate of a competitor of the Company during the first quarter of 1998.

  Selling Expenses. Selling expenses, for the first nine months of 1998 declined approximately 2.6%, to $46.9 million, from $48.2 million during the comparable 1997 period. The improvement was primarily due to the effect of cost reduction programs initiated by the Company during 1997.

  General and Administrative Expenses. General and administrative expenses were virtually unchanged, at $8.3 million, for the comparable nine-month periods of 1998 and 1997.

  Depreciation and Amortization. Depreciation and amortization increased by $4.4 million for the first nine months of 1998, to $25.6 million, from $21.2 million during the comparable 1997 period. This 20.5% increase was attributable to the amortization of new station representation contracts.

  Operating Income. Operating income increased by $3.4 million, or 52.1%, for the first nine months of 1998 compared with the comparable 1997 period in 1997 for the reasons discussed above.

  Interest Expense, net. Interest expense, net increased $1.7 million, or 64.4%, to $4.4 million for the first nine months of 1998, compared to $2.7 million for the first nine months of 1997. This increase primarily resulted from the interest on the $100.0 million Series A Notes issued July 2, 1998, offset by the $0.4 million interest earned on temporary investments.

  Provision for Income Taxes. Provision for income taxes for the first nine months of 1998 increased to $2.4 million, from $1.6 million for the comparable 1997 period. This 54.5% increase was the result of an increase in the Company's pretax income.

  Net Income. The Company's net income for the first nine months of 1998 increased by $0.8 million, or 35.7%, to $3.1 million, from $2.3 million for the first nine months of 1997 for the reasons discussed above.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Commission Revenues. Commission revenue increased $14.2 million, or 20.0%, to $87.1 million during 1997 from $72.9 million in 1996. This increase was caused primarily by the Company's entry into new representation contracts during 1997 with (i) CBS stations and Jefferson-Pilot Corp. stations previously represented by a subsidiary of CBS, Inc., (ii) Susquehanna stations and (iii) radio stations acquired by Clear Channel, including stations formerly owned by Paxson Communications Corp.

  Contract Termination Revenue. Contract termination revenue increased $7.7 million during 1997 to $26.6 million, from $18.9 million in 1996. This 40.9% increase reflected the fact that the value of representation contracts acquired or terminated during the last few years has tended to increase, due to a number of factors, including the consolidation of ownership in the radio broadcast industry following the enactment of the Telecommunications Act of 1996. During 1997, approximately 160 client stations terminated rep contracts with the Company which generated in aggregate approximately $7.0 million of commission revenue during the trailing periods.

  Selling Expenses. Selling expenses increased approximately 18.6% in 1997, to $63.1 million, from $53.3 million during the prior year. This $9.8 million increase was related to the increase in commission revenue in the same period, both due to the Company's entry into new representation contracts, as well as an increase in management incentive compensation of $1.5 million payable on the achievement of specific goals.

  General and Administrative Expenses. General and administrative expenses for 1997 were $12.5 million, an increase of $2.9 million, or 30.3%, over 1996. The major factors in this increase were a one-time cost of $1.4 million to relocate the Company's accounting and finance functions from New York to Florida as part of the Company's cost reduction programs and the increased costs attendant on servicing new representation contracts.

  Depreciation and Amortization. Depreciation and amortization increased by $8.0 million in 1997, to $29.0 million, from $21.0 million in 1996. This 38.0% increase was due to the amortization of new representation contracts. The Company acquired, in 1997, representation contracts with approximately 360 new stations, which contracts are believed by the Company to have generated an aggregate of approximately $14.0 million of commission revenue during the trailing periods preceding their acquisition.

  Operating Income. Operating income increased $1.2 million, or 15.0%, to $9.0 million in 1997, from $7.9 million in 1996, for the reasons discussed above.

  Interest Expense, net. Interest expense, net declined approximately $0.1 million to $3.8 million in 1996, from $3.9 million in 1997 due to slightly lower average borrowings for the year.

  Provision for Income Taxes. Provision for income taxes for 1997 increased by $1.8 million, to $2.2 million, from $0.4 million in 1996, as a result of the utilization of the valuation allowance reversal in 1996.

  Net Income. The Company's net income decreased $0.5 million to $3.0 million in 1997 as compared to $3.5 million in 1996, for the reasons discussed above.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Commission Revenue. Commission revenue increased 3.6%, or $2.6 million, in 1996, to $72.9, from $70.3 million in 1995. This net increase was attributable to a general increase in national spot advertising and the addition in 1996 of representation contracts with Clear Channel stations, which was partially offset by the termination of the Company's representation contract with Shamrock Broadcasting Inc. earlier in the year.

  Contract Termination Revenue. Contract termination revenue increased $6.7 million in 1996, to $18.9 million, from $12.2 million in 1995. This 54.8% increase was primarily attributable to the termination of the Shamrock contract. In 1996, approximately 190 client stations terminated rep contracts with the Company which generated in aggregate approximately $8.0 million of commission revenue during the trailing periods.

  Selling Expenses. Selling expenses increased approximately 10.4% to $53.3 million, in 1996 as compared to $48.2 million in 1995. This $5.1 million increase was related to the increase in commission revenue in the same period due to the Company's entry into new representation contracts. It was also attributable to a realignment of internal operations, whereby divisional executives were relieved of corporate-type responsibilities and were refocused on full time sales, as well as an increase in management incentive compensation of $0.4 million payable on the achievement of specific goals.

  General and Administrative Expenses. General and administrative expenses in 1996 were $9.6 million, a decrease of $4.4 million, or 31.3% from 1995. The major factors in this decrease were the internal realignment discussed above and the recognition, in 1995, of $1.1 million in severance costs and stock option extension compensation charges of $0.4 million.

  Depreciation and Amortization. Depreciation and amortization increased by $7.9 million in 1996, to $21.0 million, from $13.1 million in 1995. This increase was due to the amortization of new station representation contracts. The Company acquired, in 1996, representation contracts with 260 new stations, which contracts are believed by the Company to have generated an aggregate of approximately $8.0 million of commission revenue during the trailing periods preceding their acquisition.

  Operating Income. Operating income increased $0.7 million, or 9.6%, to $7.9 million in 1996, as compared to $7.2 million in 1995, for the reason discussed above.

  Interest Expense, net. Interest expense, net increased $0.5 million to $3.9 million in 1996, from $3.4 million in 1995, due to higher borrowings, partially offset by lower interest rates.

  Provision for Income Taxes. Provision for income taxes remained virtually unchanged as did income before taxes.

  Net Income. The Company's net income was virtually unchanged for the reasons discussed above.

Liquidity and Capital Resources

  The Company's cash requirements have been primarily funded by cash provided from operations and bank debt. Cash provided by operating activities for the first nine months of 1998 amounted to $15.1 million, as compared to $18.1 million for the first nine months of 1997. Operating activities in 1997 provided cash of $23.8 million, as compared to $36.0 million in 1996. This $12.2 million decrease in cash was primarily attributable to changes in receivables pertaining to representation contract buyouts.

  Net cash used in investing activities is attributable to capital expenditures. Capital expenditures of $0.8 million, $0.5 million, $0.8 million and $1.0 million for the first nine months of 1998 and 1997, and the 1997 and 1996 years, respectively, were primarily for computer equipment and upgrades.

  Overall cash provided by financing activities of $15.5 million during the first nine months of 1998 resulted from the Financing Transactions in 1998 offset by acquisitions of stations representation contracts. Cash used in financing activities of $16.2 million during the first nine months of 1997 was primarily attributable to acquisitions of station representation contracts offset by the increased borrowings. Cash used in financing activities during 1997 and 1996 aggregated $24.3 million and $24.1 million, respectively, primarily attributable to acquisitions of station representation contracts and debt repayments offset by increased borrowings.

  In general, as the Company acquires new representation contracts, it uses more cash and, as its contracts are terminated, it receives additional cash. For the reasons noted in "General" above, the Company is not able to predict the amount of cash it will require for contract acquisitions, or the cash it will receive on contract terminations, from period to period. The Company believes, however, that, based on its historical performance, it will generate sufficient cash from operations and borrowings to fund its foreseeable contract acquisition payment requirements. For example, during the years 1995, 1996 and 1997, which was a period of significant expansion for the Company's business, the amounts paid by the Company for contract acquisitions, net of its receipts on contract terminations, were $5.7 million, $3.1 million and $13.4 million, and the Company's cash resources were sufficient to fund these payments.

  During 1997 the Company entered into the Old Credit Facility Agreement which provided for up to $55.0 million of borrowings, subject to the fulfillment of certain financial ratios and compliance with certain other covenants and was scheduled to mature on December 31, 2003. Fleet National Bank was the agent for the lenders. The Old Credit Facility provided for mandatory reductions in the lenders loan commitments on a quarterly basis, commencing October 1, 1998. Interest was payable on borrowings at various rates, as selected by the Company, based on either a "Base Rate" or a "Eurodollar Rate" (each as defined in the Old Credit Facility), plus a margin ranging from 5/8% to 2 5/8%, depending on the selected rate and the Company's "Total Leverage" (as defined in the Old Credit Facility). At June 30, 1998, $51.0 million in borrowings were outstanding under the Old Credit Facility. The proceeds of the Offering were used, in part, to repay the Old Credit Facility.

  As part of the Financing Transactions, on July 2, 1998, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with BankBoston, N.A. ("BankBoston") and Summit Bank ("Summit"). The term of the New Credit Facility is six years. The lenders under the New Credit Facility are BankBoston, Summit and any other lenders reasonably acceptable to the Company, with BankBoston acting as administrative agent. The Company's and the Subsidiary Guarantors' obligations under the New Credit Facility are secured by a first priority perfected lien on all property and assets, tangible and intangible, of the Company and the Guarantors, including a pledge by the Company of all capital stock and membership interests held by it in the Guarantors. See "Description of New Credit Facility."

  The Company believes that its enhanced liquidity due to the Financing Transactions, together with anticipated cash from continuing operations, should be sufficient to fund its operations and anticipated needs for required representation contract acquisition payments and to make required payments of principal and interest under the New Credit Facility and 10.0% annual interest payments on the Notes. The Company may not, however, generate sufficient cash flow for these purposes or to repay the Notes at maturity. The Company's ability to fund its operations and required contract buyout payments and to make scheduled principal and interest payments will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company may also need to refinance all or a portion of the Notes on or prior to maturity. There can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

Year 2000 Assessment

  Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the Year 2000 in order to remain functional. During 1998, the Company completed an assessment of its internal readiness to implement Year 2000 compliant systems on a timely basis. The Company currently utilizes software systems for its accounting, billing and database management functions, among others, which were developed by third parties or which the Company developed using third party software development tools. These third parties have advised the Company that such systems are Year 2000 compliant or, in some cases, will be made Year 2000 compliant through the installation of software patches or upgrades. The Company expects to complete implementation of all necessary programming changes needed to make its systems Year 2000 compliant during the first quarter of 1999 and does not believe that the related cost will have a material adverse effect on the Company. The Company estimates that its expenditures for Year 2000 compliance implementation during 1998 and 1999 could be $250,000 and $250,000, respectively. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and any inability to implement such changes could have a material adverse effect on the Company.

  The Company has not completed its assessment of the Year 2000 compliance of its radio station clients, nor of the possible consequences to the Company of the failure of one or more of its radio station clients to become Year 2000 compliant on a timely basis. It is possible that if a substantial number of the Company's radio station clients failed to implement Year 2000 compliant billing or payment systems, for example, their payments to the Company of commissions on the sale of radio advertising time might be disrupted, which might adversely effect the Company's cash flow. The Company will discuss these matters with its key radio station clients during 1998 and 1999 to attempt to ascertain whether and to what extent such problems are likely to occur. It is not clear, however, what, if any measures the Company could take to deal with such eventualities while still maintaining client relationships. The Company has been advised by its principal suppliers of data base information services and payroll services that they will be Year 2000 compliant on a timely basis. The Company does not believe that it has other relationships with vendors or suppliers which, if disrupted due to the failure of such vendors and suppliers to deal adequately with their own Year 2000 compliance issues, would have a material adverse effect on the Company.

                                   BUSINESS

General

  Interep is the largest independent national spot radio advertising rep firm in the United States. The Company is the exclusive rep firm for over 1,900 radio stations, including, among others, all of the radio stations owned or operated by CBS, Clear Channel and ABC. The Company serves radio stations in all 50 states and in 97 of the top 100 radio markets. The Company's client radio stations are diversified across all formats, including country, rock, sports, Hispanic, classical, urban, news and talk. Interep has built strong relationships with its clients, some of which date back 40 years. The Company represents its clients pursuant to exclusive representation contracts, with remaining terms ranging from 2 months to 11 years.

  The Company's commission revenues and EBITDA grew at a compound annual growth rate of 10.0% and 41.8%, respectively, from 1993 to 1997. See "Business--Recent Developments." EBITDA represents income before interest, taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included EBITDA information because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. The Company had net cash flows from operating activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $23.8 million, $36.0 million,
$14.0 million, $15.9 million and $11.5 million, respectively. The Company had net cash outflows from investing activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of $0.8 million, $1.0 million, $5.2 million,
$1.7 million, and $3.1 million, respectively. The Company had net cash flows from financing activities for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, of $24.3 million, $24.1 million, $12.3 million, $10.8 million and $9.7 million, respectively. For the years ended December 31, 1997, 1996, 1995 and 1994, the Company had net income of $3.0 million, $3.6 million, $3.5 million and $5.5 million, respectively. For the year ended December 31, 1993, the Company had a net loss of $1.8 million. For the nine months ended September 30, 1998, the Company had net income of $3.1 million.

  Interep has become the national spot radio industry leader through strategic alignments with growing radio groups, acquiring new clients, acquiring other rep firms and by increasing client advertising revenues. The Company's growth has occurred during a period of significant consolidation in the radio broadcast industry fostered by deregulation. The Company has strategically aligned itself with radio station groups that it believes are well-positioned to capitalize on this consolidation, such as Clear Channel, which acquired the radio station assets of Paxson Communications Corp., Sinclair, which acquired the radio station assets of Heritage and CBS, which recently acquired the radio station assets of ARS. In addition, the Company has been a leader in the consolidation of the radio representation business. Consolidation in the representation business has reflected the competitive pressures on smaller radio rep firms and the decision by an increasing number of radio station groups to take advantage of the national presence and comprehensive services offered by large radio rep firms such as the Company.

  Total national spot radio gross billings were approximately $1.6 billion in 1997 and grew at a compound annual growth rate of 9.1% from 1993 to 1997. National spot advertising is commercial air time sold by radio stations to advertisers located outside of their local markets and typically represents approximately 20% of a radio station's revenue. Radio stations typically retain rep firms like Interep on an exclusive basis to sell commercial air time to national and regional advertisers, and sell air time to local advertisers through in-house sales forces.

  Interep was founded in 1953 and has been owned primarily by its Chief Executive Officer, Ralph C. Guild, and its management and employees since 1975. Since consummation of the Offering, Interep has been owned entirely by Mr. Guild and the Company's management and employees. Its principal executive offices are located at 100 Park Avenue, New York, New York 10017. The Company's telephone number is (212) 916-0700 and its internet address is www.interep.com.

Competitive Strengths

  The Company believes the following factors contribute to its leading position and provide the foundation for further growth:

  Leading Market Share and Significant Clients. Interep is the leading independent national spot radio advertising rep firm and represents over 1,900 radio stations including key radio station groups such as ABC, CBS, Clear Channel, Emmis, Entercom, Sinclair, SBS and Susquehanna. The Company believes that its market size and leadership enhances its value to advertisers and allows it to package radio stations creatively to meet advertisers' special needs, thereby increasing its ability to sell air time for clients.

  Strong Relationships with Advertisers; National Presence. Strong relationships with advertisers, advertising agencies and media buying services enable the Company to promote its client stations. Interep's sales force, strategically located in 15 cities across the United States, provides effective coverage of major media buying centers. The Company works closely with advertisers to help them develop and refine radio advertising strategies and to support their purchases of advertising time on the Company's client stations.

  Highly Motivated and Skilled Sales Force. The Company has developed a highly skilled, professional sales force. Through its ESOP and its Stock Growth Plan, Interep is owned primarily by its management and employees, and after application of the proceeds of the Offering, will be entirely employee-owned. This alignment of the interests of the Company and its employees is an integral part of the Company's strategy. Moreover, through incentive programs and the in-house training programs of the Interep Radio University, the Company's sales force is motivated to adopt a team-oriented approach to marketing and fulfilling client needs.

  Experienced Senior Management Team. The Company has an experienced and entrepreneurial management team, headed by the Interep's Chief Executive Officer, Ralph C. Guild, who is recognized as a leader and innovator in the radio representation business. The Company's senior sales managers have an average of over 21 years of industry experience and significant equity ownership in the Company. The Company's executive officers include Marc G. Guild, President, Marketing Division, William J. McEntee, Jr., Chief Financial Officer, Stewart Yaguda, President of Radio 2000, and Charles Parra, Chief Information Officer.

  Independence and Radio Industry Focus. Interep is owned primarily by its employees and has focused exclusively on representing radio stations. The Company's only significant competitor, by comparison, is owned by a radio station group which competes with other radio stations and also represents television stations and cable television systems. While the Company may become involved in representing radio stations which broadcast over the Internet, as well as Internet web site operators, the Company's primary focus will remain on the radio industry. The Company believes that its independence and continuing radio industry focus provide significant competitive advantages.

  Sophisticated Sales Support. Over 85% of Interep's employees are in sales-related positions. The Company supports this sales force with sophisticated media research, including a proprietary national database. This database enables the Company to profile for advertisers the salient characteristics of the audiences of the Company's client stations to assist advertisers in reaching their target audiences. Interep has also enhanced the level of its services to clients and advertisers alike through the growing use of technology, such as networked and mobile computing and computerized databases with remote client access.

Operating Strategy

  The Company's objectives are to continue to enhance its position as the leading national spot radio advertising rep firm in the United States and to increase revenue and EBITDA. EBITDA represents income before interest, taxes, depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indication of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included EBITDA information because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. The Company's strategy to attain these goals includes the following:

  Superior Client Service. The Company believes it has attained the leading position in its industry by consistently providing superior services to its clients with innovative features that differentiate it from its competitors. For example, Interep pioneered the use of dedicated rep firms, such as ABC Radio Sales, CBS Radio Sales and Clear Channel Radio Sales, for the representation of individual radio station groups, which allows a client to benefit from the comprehensive services offered by the Company while still projecting its corporate identity to advertisers. The Company also provides wide-ranging market research, sales planning and selling strategy consulting services to its clients. The Company has enhanced the level of its services to clients and advertisers alike through the growing use of technology, such as networked and mobile computing. The Company has recently opened its internet website, where clients and advertisers, on a secure basis, can access market research. Interep provides superior service by motivating its employees through incentives, including equity ownership and extensive in-house training. The Company intends to continue to develop innovative services and strategies in order to generate additional revenues.

  Promotion of Radio. Interep believes that radio advertising expenditures are not commensurate with consumer exposure time to radio and that this provides an opportunity for future growth. The Company uses its proprietary database of demographic and socioeconomic profiles of radio audiences in promoting the use of radio for advertising. In 1991, Interep introduced its Radio 2000 program to promote the ongoing growth of radio advertising by focusing on advertisers who do not use radio advertising or who are underutilizing the medium. The Radio 2000 sales force works with these advertisers to demonstrate how radio can help them achieve their goals and create marketing opportunities. The Company believes that Radio 2000 has contributed to the growth of radio advertising revenues in the aggregate and, by virtue of Interep's leading market position, its own growth.

  Expanding Market Share. Interep will seek to continue to expand its market share by (i) developing new clients, (ii) packaging and marketing portfolios of client stations as "unwired networks" of unaffiliated stations grouped together to meet advertisers' particular needs and (iii) developing innovative sales programs. The Company seeks to represent station groups that are acquirers of additional radio stations, such as CBS, Clear Channel, Sinclair and ABC, in order to accelerate the growth of its client base. The Company promotes unwired networks of its client stations to radio advertisers and advertising agencies to enable advertisers to place advertisements efficiently on as few as two stations or as many as all stations represented by Interep to target specific groups or markets. The Company believes that its innovations, such as Radio 2000 and dedicated rep firms, will continue to contribute to its growth.

Industry Overview

  The Radio Representation Business. Radio stations generally retain national rep firms, such as the Company, on an exclusive basis, to sell national spot commercial air time to advertisers located outside of the stations' local markets. Sales of air time to local advertisers are usually handled by a station's own sales force. National spot radio advertising is so named because it is placed or "spotted" in one or more broadcast markets, in contrast to network advertising, which is broadcast simultaneously throughout the United States on network-affiliated stations. Although it varies by station, national spot radio advertising is believed to typically account for approximately 20% of a radio station's revenue. Generally, national spot radio advertising time is purchased by advertising agencies or media buying services hired by advertisers to place advertising.

  The Company believes that a product or service can be advertised efficiently through spot purchases of radio air time. Because of its national presence, large market share, established relationships with advertising agencies and media buying services and extensive marketing resources, the Company can sell national spot air time more effectively than its client stations could on their own. A rep firm seeks to promote the interests of each individual radio station client that it represents to facilitate the purchase of national spot air time on that station. This is accomplished, in part, by identifying advertiser needs and matching those needs with the demographic profile and other relevant characteristics typical of the particular station's audience.

  According to an independent industry report, total U.S. radio advertising revenues were $13.2 billion in 1997 and grew at a compound annual growth rate of 8.8% from 1993 to 1997. The radio advertising market is divided into two parts: (i) local advertising, which is sold by each radio station's own sales force ($10.3 billion in 1997) and (ii) national advertising, which includes network and national spot advertising ($2.9 billion in 1997).

  The Company believes that the growth in national advertising is due in part to an overall increase in U.S. advertising expenditures and in part to the Company's efforts to promote radio as a low-cost and effective advertising medium. The ability to target specific groups is important because an advertiser's given product may appeal to a specific socioeconomic or demographic group, and different radio programming formats are usually designed to appeal to specific audiences. There are approximately two dozen major radio programming formats in the United States, including country, rock, sports, Hispanic, classical, urban, news and talk. Within each format there are sub-formats that tend to attract an audience with similar characteristics and the differences between the audiences can be significant. Where research can show a correlation between the target market for an advertiser's product and the audience attracted to a particular radio programming format, the Company believes that it can demonstrate to advertisers that radio can be a highly effective advertising medium.

  Representation Contracts. Rep firms generate revenues by earning commissions on the sale of advertising time on client stations. Revenues are based on radio station "net billings," that is, gross advertising billings less customary advertising agency and media buying service commissions (which are typically 15% in the aggregate). The Company's representation contracts are exclusive and generally provide for an initial term ranging in duration from 3 years to 8 years followed by an evergreen period. During the evergreen period, the contract term continues unless and until notice of cancellation is given in accordance with the provisions of the contract, typically involving at least 12 months' notice.

  Representation contracts generally provide for termination payments to be made to a rep firm if the client terminates the contract without cause. The amount of such payments is typically equal to the estimated commissions that would have been payable to the rep firm during the remaining portion of the initial term and the evergreen period, plus two months. For example, if a contract with an initial term of five years and a one-year evergreen period is canceled after three years, the Company would be compensated in an amount equal to 38 months of commissions (that is, 24 months for the remaining term, 12 months for the evergreen notice period, plus two months). It is customary in the industry for the successor rep firm to make this payment. The Company generally amortizes the cost of acquiring a new representation contract over the initial term of such contract, although contracts are expected to provide significantly longer-term revenue beyond this initial period. The Company also amortizes the income associated with the buyout by another rep firm of an existing client's contract over the remaining life of such contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

The Company's Organization

  The Company is organized into seven rep firms and five geographic regions. The rep firms focus on servicing client stations while the regional offices coordinate selling efforts to advertisers. Some of the rep firms, such as McGavren Guild, Allied Radio Partners and D&R Radio, have long histories and are the product of mergers or consolidations of two or more smaller rep firms. Others, such as CBS Radio Sales, Clear Channel Radio Sales and ABC Radio Sales, were recently established for the purpose of representing a single station group as a dedicated unit. The Company's rep firms are:

                                                            Number of    Year
                                                            Stations   Acquired
     Name                                                  Represented or Formed
     ----                                                  ----------- ---------
     McGavren Guild.......................................     604       1953
     D&R Radio............................................     245       1981
     CBS Radio Sales......................................      92       1997
     Allied Radio Partners................................     684       1977
     Clear Channel Radio Sales............................     191       1996
     Caballero Spanish Media..............................     141       1995
     ABC Radio Sales......................................      23       1998

  The rep firms operate through the Company's 15 strategically-located offices in Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, Miami, Minneapolis, New York, Philadelphia, Portland, St. Louis, San Antonio, San Francisco and Seattle.

  The Company believes that its clients are best served by having its rep firms collaborate on the marketing of radio to advertisers and advertising agencies. Once advertisers or agencies decide to use radio, each firm is responsible for selling the strengths of their client stations. The presidents of the rep firms, as well as the senior management of the Company, concentrate on expanding the Company's market share by developing new clients and maintaining service relationships with existing clients. The activities of the rep firms' respective marketing and sales forces are coordinated through the Company's regional executives, working with the rep firm presidents. The regional executives are responsible for the overall sales effort to advertisers and for managing the Company's relationships with advertisers within their regions. Between the rep firm presidents and the regional executives, relationships with radio station and advertising agencies are closely coordinated. Senior management of the Company is responsible for planning firm-wide strategy, establishing policies and procedures, operating the Radio 2000 program and providing research and technology resources and financial and accounting services for all of the rep firms and offices. The Company employs marketing, research and sales support personnel to facilitate its overall sales efforts on behalf of its client stations as well as employees in the information services, corporate communications, administrative and financial areas.

The Company's Clients

  The Company represents many of the largest and most successful radio station groups in the United States. The 15 largest U.S. radio markets, measured by gross billings, accounted for 55% of all spot radio advertising in 1997. On an as adjusted basis, giving effect as of April 1, 1997 to the client acquisitions described in "Recent Developments" below, the Company's 1997 market share in these markets would have been over 60%. The Company represents over 1,900 radio stations. For the year ended December 31, 1997, CBS accounted for 28.3% of the total commission revenues of the Company. No other station or station group accounted for more than 10% of such commission revenues. The Company's clients include the following prominent radio broadcast companies:

ABC                        Cumulus                    Mondosphere Broadcasting
Alexander Broadcasting     Curtis Media Group         Mt. Wilson Broadcasting
 Co.                       Emmis                      MyStar Communications
Barnstable Broadcasting    Entercom                   New Century
Beasley Broadcast Group    Excl Communications        Paul Communications,
Bloomington Broadcast      Goodrich Broadcasting       Inc.
Blue Chip Broadcasting      Inc.                      Pilot Communications
 Group Co.                 Great Empire               Radio One
Buckley Broadcasting        Broadcasting              Saga Communications
Caribou Communications     Greater Media              Sinclair
Carter Broadcasting        Hall Communications        SBS
 Corp.                     Hearst Broadcasting        Susquehanna
CBS                         Group                     Wicks Broadcast Group
Citadel Communications     Inner City Broadcasting    Z-Spanish Radio Network,
 Corp.                      Corp.                      Inc.
Clear Channel              Jefferson-Pilot Corp.      Zapis Communications
Connoisseur                Lotus Communications
Communications Corp.        Corp.
                           McDonald Broadcasting
                            Co.

  The Company will attempt to expand its market share by increasing its representation of stations in the top 100 radio markets, where the Company already has a significant presence, and by selectively expanding into smaller markets where appropriate.

Recent Developments

  On April 29, 1998, the Company entered into the ABC Agreement. Under this agreement, as of June 1, 1998, Interep became the exclusive national spot radio rep firm for 23 ABC radio stations (all of which are in the top 15 radio markets), as well any radio stations acquired by ABC in the future (subject to the Company arranging for the buyout of the predecessor rep firm, if necessary). In order to service the ABC stations, the Company established ABC Radio Sales. The ABC Agreement has a term of eight years. ABC has the option to renew the term for an additional eight years. ABC would have the right to terminate the ABC Agreement if majority control of the Company was obtained by a competitor of ABC or a competitor of Interep or if changes occurred in the senior management of ABC Radio Sales which were not acceptable to ABC.

Sales Support

  Interep's sales force is strategically located in 15 cities across the United States to provide effective coverage of the major media buying centers. In order to sell air time for its clients, the Company has established strong relationships with advertisers, advertising agencies and media buying services. The Company has also implemented the Radio 2000 program and established a sales force of Radio Marketing Specialists dedicated to the promotion of radio advertising for this purpose. These specialists assist advertisers, through their advertising agencies or media buying services, in developing effective radio advertising strategies with the objective of influencing and facilitating their purchases of radio advertising air time.

  The Company supports its sales efforts with sophisticated media research, using a proprietary database of demographic and socioeconomic profiles of every major U.S. radio market to help advertisers refine their radio advertising strategies. This database is compiled from a wide array of industry information and data services (e.g., The Arbitron Company, Scarborough, AdSpender, and Simmons Market Research). The Company provides advertisers with profiles of the audiences of the Company's client stations in specific geographic areas, and, by showing correlations between buying patterns for various products and services and specific demographic and socioeconomic characteristics, helps advertisers reach their target audiences. The information may also be used to recommend specific promotions, the appropriate blending of media for an advertising campaign or the most effective programming vehicles for a particular advertising campaign. In this way, the Company's sales force helps advertisers plan radio advertising schedules using selected stations represented by the Company. The Company also provides sales promotion support through concept development and sales promotion programs. These programs blend advertising support, merchandising and sales incentive programs to enable the Company to suggest promotional campaigns, including partnerships with other advertising media.

  The Company believes that the overall demand for national radio advertising is enhanced by its packaging and selling of advertising time on various "unwired networks," which are unaffiliated groups of client stations grouped together to meet advertisers' particular needs. By placing advertising with these networks, an advertiser can reach a large, targeted audience more efficiently than if it were to place advertising with many stations one at a time. Due to the Company's leading market share and diverse client station base, it is well-positioned to offer unwired networks. An advertising agency or media buying service derives additional benefits from the Company's unwired networks as the Company often performs research, scheduling, billing, payment and pre-analysis and post-analysis functions relating to the advertising time purchase.

  The Company has an extensive computer network with over 600 computer terminals. Each employee has his or her own desktop or mobile computer equipped with e-mail and internet capability linked directly to many client stations and advertising agencies.

Employee Motivation and Training

  The Company believes one of its competitive advantages is derived from the in-house training of its work force through a program called the Interep Radio University. This program was established to help ensure the continuing effectiveness of the Company's staff. The Company requires most of its professional employees to spend approximately two weeks each year in the Company's in-house training programs, which use its own personnel as well as instructors from some of the leading marketing and management education programs in the United States, including Harvard Business School and The Wharton School.

  Since 1975, the Company has been owned primarily by its management and employees directly and indirectly through the ESOP and the Stock Growth Plan. After consummation of the Offering, Interep became owned entirely by Mr. Guild and the Company's management and employees. The Company believes that employee ownership, together with its commitment to intensive employee training and continuing employee education, have resulted in a highly motivated, team-oriented and well-trained workforce.

Competition

  The Company's success depends on its ability to acquire and retain representation contracts with radio stations. The media representation business is highly competitive, both in terms of competition for clients and to sell air time to advertisers. The Company competes not only with other independent and network media representatives but also with direct national advertising. The Company also competes on behalf of its clients for advertising dollars with other media such as broadcast and cable television, newspapers, magazines, outdoor and transit advertising, Internet advertising, point-of-sale advertising and yellow pages directories. Certain of the Company's competitors have greater financial and marketing resources than does the Company, and such resources may provide them with a competitive advantage in competing for client stations.

  The Company's only significant competitor in the national spot radio representative industry is Katz Media Group, Inc., a subsidiary of a major radio station group owner. By comparison, Interep is independent and, on consummation of the Financing Transactions, will be owned 100% by its employees. Further, Interep is the only national firm which is dedicated solely to the representation of radio stations. Management believes that the Company's independence and dedication to radio provide it with a competitive advantage.

  The Company believes that its ability to compete successfully is based on its ability to acquire and retain representation contracts, the number of stations and the inventory of air time it represents, its ability to offer unwired networks, its strong relationships with advertisers, its research and marketing services to clients and advertisers, its use of technology, the experience of its management and the training and motivation of its sales personnel. The Company believes that it competes effectively, in part, through its employees' knowledge of, and experience in, the Company's business and industry and their long standing relationships with clients.

Employees

  As of September 30, 1998, the Company employed approximately 632 employees, of which approximately 602 were sales-related personnel. None of the Company's employees are represented by a union. The Company believes that its relations with its employees are excellent.

Properties

  The Company leases approximately 145,000 square feet of office space in 16 cities throughout the United States. The Company's principal executive offices are located at 100 Park Avenue, New York, New York, where the Company occupies 66,700 square feet under a lease which expires in March 2005. The Company believes that its office premises are adequate for its foreseeable needs.

Litigation

  The Company from time to time is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                                  MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information regarding the directors and the executive officers (the "Executive Officers") of the Company:

       Name              Age                          Positions
       ----              ---                          ---------
Ralph C. Guild..........  69 Chairman of the Board and Chief Executive Officer; Director
Marc G. Guild...........  47 President, Marketing Division; Director
William J. McEntee,
 Jr. ...................  55 Vice President and Chief Financial Officer
Stewart Yaguda..........  42 President, Radio 2000
Charles Parra...........  34 Chief Information Officer
Leslie D. Goldberg......  55 Director
Jerome S. Traum.........  62 Director

  All directors are elected, and all Executive Officers are appointed, for terms of one year.

  Ralph C. Guild has been Chairman of the Board and Chief Executive Officer of the Company since 1986, and has served as a director of the Company since 1967. He has been employed by the Company or its predecessors since 1957 in various capacities. In November 1991, Mr. Guild became one of the first inductees into the Broadcasting Hall of Fame. Mr. Guild serves on the Boards of Trustees of the Museum of Television & Radio, the Center for Communications and the University of the Pacific. In April 1998, Mr. Guild received the Golden Mike Award from the Broadcasters Foundation for outstanding contributions to the radio industry.

  Marc G. Guild has been President, Marketing Division, of the Company since November 1989, and has served as a director of the Company since 1989. He was Executive Vice President of Network Sales/Operations of the Company from 1986 to 1989. Mr. Guild has been employed by the Company or its predecessors since 1975 in various capacities. As President, Marketing Division of the Company, Mr. Guild plays a key role in the Company's sales and marketing programs, the Interep Radio University and the Company's research and technology divisions and also oversees the Company's regional executives. Mr. Guild serves on the Board of Directors of the International Radio and Television Foundation. Marc Guild is the son of Ralph Guild.

  William J. McEntee, Jr. has been Vice President and Chief Financial Officer of the Company since March 1997. Mr. McEntee serves in such positions pursuant to a Services Agreement between the Company and Media Financial Services, Inc. See "Certain Transactions and Relationships." Mr. McEntee was Chief Financial Officer at Sudbrink Broadcasting in West Palm Beach, Florida, from 1971 through 1994. Mr. McEntee owned and managed WCEE-TV in Mt. Vernon, Illinois from 1994 until selling the station in 1996. Mr. McEntee currently owns WIOJ-AM in Jacksonville, Florida. He is a certified public accountant and formerly served as an audit manager for Arthur Andersen & Co.

  Stewart Yaguda has been President of the Company's Radio 2000 Program since April 1992. Mr. Yaguda was a director of marketing for Ciba-Geigy, an international pharmaceuticals company, from 1985 to 1992, where he was responsible for a marketing budget of over $30 million for certain over-the-counter drugs. From 1981 to 1985, he was a product manager at Nabisco Brands. As President of the Company's Radio 2000 Program, Mr. Yaguda is responsible for attracting new advertisers to radio and expanding the advertising budgets of existing radio advertisers. He holds an M.B.A. from New York University.

  Charles Parra has been Chief Information Officer of the Company since September 1997. From July 1995 to August 1997, he was the Company's Director of Information Technology. Mr. Parra was a project manager for the information systems group at Russell Reynolds Associates, a New York-based executive search firm, from 1993 through 1995. From 1990 to 1993, Mr. Parra was a technical specialist for Sharp Electronics.

  Leslie D. Goldberg served as President of the Company from August 1986 to the end of 1995, and has served as a director of the Company since 1986. He has been employed by the Company since 1968 in various capacities. Mr. Goldberg serves on the Board of Directors of the Radio Advertising Bureau.

  Jerome S. Traum has served as a director of the Company since 1994. Mr. Traum has been a partner with the New York law firm of Moses & Singer since June 1995. Before that, he was of counsel to the New York law firm of Proskauer Rose Goetz & Mendelsohn, beginning in 1991. Previously, he was a general partner of The Blackstone Group, an investment banking firm.

Director Compensation

  Directors do not receive compensation for their services as directors, but are reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

Executive Compensation

  The following table shows compensation for services rendered in all capacities to the Company for the year ended December 31, 1997 by the "Executive Officers," that is, the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer.

                          Summary Compensation Table

                                                                 Long-Term Compensation
                                                              -----------------------------
                                   Annual Compensation               Awards         Payouts
                              ------------------------------  --------------------- -------
                                                                         Securities
                                                              Restricted Underlying
        Name and                                Other Annual    Stock     Options/   LTIP      All Other
   Principal Position    Year  Salary   Bonus   Compensation   Award(s)   SARs (#)  Payouts Compensation(1)
   ------------------    ---- -------- -------- ------------  ---------- ---------- ------- ---------------
Ralph C. Guild.......... 1997 $905,738      --    $104,583(2)    --         --        --        $19,262
 Chairman of the Board
 and Chief Executive
 Officer
Marc G. Guild........... 1997  300,738 $270,000        --        --         --        --         19,262
 President, Marketing
 Division
William J. McEntee,
 Jr. ................... 1997   98,383      --         --        --         --        --          1,617
 Vice President and
 Chief Financial
 Officer(3)
Stewart Yaguda.......... 1997  120,738  100,000     27,500(4)    --         --        --         19,262
 President, Radio
 2000 Division
Charles Parra........... 1997  110,041   18,000        --        --         --        --          9,959
 Chief Information
 Officer

--------
(1) Includes amounts contributed by the Company on behalf of Messrs. Ralph Guild, Marc Guild, William McEntee, Stewart Yaguda and Charles Parra to the Stock Growth Plan of $14,512, $14,512, $1,617, $14,512 and $8,974,
    respectively and to the 401(k) Plan of $4,750, $4,750, $0, $4,750 and $985, respectively.
(2) Represents payments under a supplemental income agreement. See "-- Employment Contracts."
(3) Mr. McEntee serves in such capacities pursuant to a Services Agreement between the Company and Media Financial Services, Inc. See "Certain Transactions and Relationships." Mr. McEntee began his employment with the Company on March 1, 1997.
(4) Represents contributions to a compensation deferral arrangement.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The following table sets forth, as to each Executive Officer who holds options, the status of their options at the end of fiscal 1997. No options were exercised by any of them during fiscal 1997.

                                                              Number of                 In-the-Money
                                                        Unexercised Options/           Options/SARs at
                            Number of                  SARs at Fiscal Year End     Fiscal Year End ($)(1)
                         Shares Acquired    Value    --------------------------- ---------------------------
       Name                on Exercise   Realized($) Exercisable Non-exercisable Exercisable Non-exercisable
       ----              --------------- ----------- ----------- --------------- ----------- ---------------
Ralph C. Guild..........       --            --        30,000          --          30,000          --
Marc G. Guild...........       --            --         5,000          --           5,000          --
William J. McEntee,
 Jr. ...................       --            --           --           --             --           --
Stewart Yaguda..........       --            --           --           --             --           --
Charles Parra...........       --            --           --           --             --           --

--------
(1) Fair market value of the Common Stock as of September 30, 1997 ($87.86 per share), as determined by an independent appraisal, minus exercise price multiplied by the number of shares subject to the option. In determining the fair market value of the Common Stock, for which no trading market existed, the Board of Directors relied on an independent appraisal.

 Employee Stock Ownership Plan

  The Company established the ESOP in 1975 to provide participating employees with a stock ownership interest in the Company. The ESOP is a stock bonus plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is also an employee stock ownership plan under
Section 4975(e)(7) of the Code. The assets of the ESOP are held in trust and are invested primarily in the Common Stock. The trustees of the ESOP are appointed by the Board of Directors of the Company and are responsible for the administration of the ESOP and the investment of its assets. The current trustees are Ralph Guild, Leslie D. Goldberg and Marc Guild.

  Each employee of the Company becomes eligible to participate in the ESOP following completion of one year of service, with a minimum of 1,000 hours of service to the Company. As of December 31, 1997, the ESOP had 400 participants. ESOP participation is mandatory and non-contributory for all eligible employees. Individual accounts are maintained under the ESOP for each participant. A participant becomes fully vested in his or her account in stages over five years of service to the Company or earlier, without regard to years of credited service, on the occurrence of total and permanent disability, death or attainment of the later of age 65 or the fifth anniversary of his or her participation in the ESOP. In the event of termination of the employment of a participant who is not fully vested, any non-vested portion of his or her account will be forfeited and reallocated among the remaining participants' accounts.

  The Company may make annual contributions to the ESOP, in the form of cash or shares of Common Stock, in such amounts as may be determined by its Board of Directors, subject to certain limitations imposed by the Code. Company contributions for each plan year are allocated to the participants' accounts based on the relative total compensation of each participant, subject to certain limitations under the Code. The Company has made, however, no contributions to the ESOP since 1994. The Company made loans to the ESOP of $1.3 million, $1.9 million and $2.9 million in 1995, 1996 and 1997, respectively, to fund distributions of the Common Stock from the ESOP in connection with the termination of employment of participants. As of December 31, 1997, $182,000 of such indebtedness remained outstanding. See "Risk Factors--Repurchase Obligation Under Employee Benefit Plan" and "Description of Exchange Notes--Certain Covenants--Restricted Payments."

  The ESOP provides that the trustees will generally determine the manner in which shares of Common Stock owned by the ESOP are voted. With respect, however, to voting in connection with certain significant matters specified in the Code, such as mergers, recapitalizations, or a liquidation, dissolution or sale of all or substantially all of the assets of the Company, each participant has the right to direct the trustees as to the voting of the shares of Common Stock allocated to his or her account. Allocated shares for which no directions are received in these circumstances will be voted by the trustees as they deem to be in the best interests of the ESOP and its participants.

  Following a participant's termination of service, distribution of the vested amount in his or her account will generally be made in cash. Cash distributions will be based on the fair market value of the Common Stock, determined by the ESOP's independent appraiser as of the December 31 preceding the participant's termination. Distributions will normally be made in equal quarterly installments over a period of time ranging up to five years, depending on the size of the participant's account. Pending the final date of distribution, a participant's account balance will be credited with interest at rates based on U.S. Treasury Bill rates.

 Stock Growth Plan

  The Board of Directors established the Stock Growth Plan, effective as of January 1, 1995, to provide participating employees with a stock ownership interest in the Company. The Stock Growth Plan is a stock bonus plan qualified under Section 401(a) of the Code. The assets of the Stock Growth Plan are invested primarily in Common Stock and are held in trust. The trustees of the Stock Growth Plan are appointed by the Board of Directors and are responsible for the administration of the Stock Growth Plan and the investment of its assets. The current trustees are Ralph Guild, Leslie D. Goldberg and Marc Guild.

  Each employee of the Company who is regularly scheduled to work at least 20 hours per week is eligible to participate in the Stock Growth Plan as of his or her date of hire. As of June 1, 1998, the Stock Growth Plan had 555 participants. Participation in the Stock Growth Plan is mandatory for all eligible employees. All Stock Growth Plan participants are at all times fully vested in their accounts without regard to age or years of service.

  The Company makes regular payments to the Stock Growth Plan following each payroll period, primarily in the form of cash (although payments in the form of shares of Common Stock are permitted under the provisions of the Stock Growth Plan) in such amounts as may be determined by the Board of Directors, subject to certain limitations imposed by the Code. Such cash payments have been used, and are intended to be used, for the foreseeable future, primarily to purchase shares of Common Stock from the ESOP. These purchases are designed to fulfill the Stock Growth Plan's purpose of investing in the Company, while providing increased liquidity for the ESOP. Individual accounts are maintained under the Stock Growth Plan for each participant. Payments for each plan year are allocated to the participants' accounts based on the relative total compensation of each participant, subject to certain limitations under the Code and by taking into account benefits available under the Social Security Act.

  The Stock Growth Plan provides that the trustees will generally determine the manner in which the shares of Common Stock owned by the Stock Growth Plan are voted. With respect to voting in connection with certain significant matters specified in the Code, such as mergers, recapitalizations, or a liquidation, dissolution or sale of all or substantially all of the assets of the Company, each participant has the right to direct the trustees as to the voting of the shares of Common Stock allocated to his or her account. Allocated shares for which no directions are received in these circumstances will be voted by the trustees as they deem to be in the best interests of the ESOP and its participants.

  Following a participant's termination of service, distribution of his or her account will be made in four annual installments, with the first installment to occur as soon as practicable after termination of employment. If a participant's benefit does not exceed $3,500, the distribution will be made in a single lump sum as soon as practicable following termination of service. Distributions will normally be made in cash.

 Compensation Deferral Plan

  The Company maintains the Compensation Deferral Plan, which was adopted by the Board of Directors effective as of January 1, 1994, for the purpose of providing deferred compensation to a select group of executive employees. The Compensation Deferral Plan is an unfunded "top hat" plan that is subject to Title I of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but is exempt from Parts 2, 3 and 4 of Title I(B) of ERISA.

  Although the Compensation Deferral Plan is an unfunded plan for purposes of Title I of ERISA, assets have been set aside in an irrevocable trust pursuant to a trust agreement between the Company and Ralph Guild and Stewart Yaguda, as trustees. The trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of Section 671 of the Code. The trustees of the Compensation Deferral Plan are responsible for the administration of the trust and the investment of trust assets. Following the Offering, the trust assets will consist of the cash proceeds of the redemption of the Series B Preferred Stock and the associated shares of the Common Stock formerly held by the Compensation Deferral Plan. See "Certain Transactions and Relationships."

  The Compensation Deferral Plan is administered and interpreted by the Company's Board of Directors and highly compensated employees of the Company. As of June 1, 1998, the Compensation Deferral Plan had 15 participants, each of whom is or was a member of senior management or a highly compensated employee. All participants are at all times fully vested in their Compensation Deferral Plan accounts without regard to their age or years of service.

  During 1994 and 1995, each plan participant deferred the receipt of a portion of the compensation otherwise payable to them for such periods. The Company then contributed to the Compensation Deferral Plan trust shares of the Series B Preferred Stock and the Common Stock. Each participant's account was credited with an initial balance of the Series B Preferred Stock (valued at $1,000 per share) equal in value to the amount deferred by the participant, plus 11.2875 shares of Common Stock for each share of the Series B Preferred Stock so credited. The Company does not contemplate making any further contributions to the Compensation Deferral Plan.

  In connection with the Financing Transactions, the cash proceeds of the redemption of the shares of the Series B Preferred Stock and the associated shares of the Common Stock were allocated among the plan participants strictly in accordance with the shares allocated to their account as of the date of redemption. The cash assets of the Compensation Deferral Plan allocable to any participant will be distributed to such participant on the earlier to occur of the participant's termination of employment with the Company or the termination of the Compensation Deferral Plan.

 401(k) Plan

  The Company maintains the 401(k) Plan, which allows employees to save a portion of their salaries on a tax-deferred basis pursuant to the provisions of Section 401(k) of the Code. Each employee of the Company becomes eligible to participate in the 401(k) Plan on the first day of the month following the date he or she completes one year of service. As of December 31, 1997, the 401(k) Plan had 560 participants. The assets of the 401(k) Plan are held in trust. The trustee of the 401(k) Plan is appointed by the Board of Directors of the Company, and the current trustee is Fidelity Management Trust Company.

  Each eligible employee may make a pre-tax contribution from salary in an amount not greater than 15% of his or her respective total compensation during each calendar year under the 401(k) Plan. For 1998, the limit under the Code for pre-tax contributions is $10,000.

  Each year, the Company contributes, for each participant who makes a pre-tax contribution, a matching contribution on the first 6% of such participant's compensation ("Matching Contribution") in an amount equal to a percentage of such participant's pre-tax contribution. Such percentages are determined annually by the Board of Directors, and the percentage for 1997 was 50%. The Company may also make discretionary contributions to be allocated among all participants in proportion to their relative total compensation. In order to share in the allocation of matching contributions and discretionary contributions, a participant must be employed on the last day of the calendar year (and, for discretionary contributions, complete at least 1,000 hours of service), unless such employee terminated employment during the year as a result of such employee's retirement, death or disability. In any year, combined Company and employee contributions (when aggregated with contributions to the ESOP and the Stock Growth Plan) allocated to a participant are not permitted to exceed the lesser of $30,000 or 25% of a participant's total taxable compensation for the year. The portion of a participant's account balance attributable to pre-tax contributions is at all times 100% vested and non-forfeitable, while the portion attributable to contributions made by the Company vests in 20% increments on the completion of each year of service with the Company. Participants direct the investment of their accounts. The 401(k) Plan currently offers participants the choice of four mutual funds provided through Fidelity Investments.

  A 401(k) participant's account will be distributed to such participant following separation from service, attainment of retirement age, death or disability. In addition, upon attaining age 59 1/2, a participant may elect to withdraw the balance in such participant's account. Prior to the occurrence of any of the foregoing events, a participant may apply for a hardship withdrawal of his or her pre-tax contributions in certain circumstances. Subject to certain dollar limitations imposed by the 401(k) Plan and federal law, a participant is also permitted to borrow from the 401(k) Plan.

 Employment Contracts

  Ralph Guild is employed as Chairman of the Board and Chief Executive Officer of the Company under an employment agreement with the Company entered in 1995. The term of this agreement runs through May 31, 2001 and is automatically extended for an additional year each June 1 unless either the Company or Mr. Guild notifies the other on or before May 1 of the same year of its or his election not to extend the agreement. Under the agreement, Mr. Guild receives a base salary of not less than $925,000 per year, plus any bonuses, incentive or other types of additional compensation which the Board of Directors determines to pay. Further, Mr. Guild is entitled, annually, to receive incentive compensation based on increases in the Company's EBITDA. If EBITDA for the year in question is greater than the EBITDA for the previous year, Mr. Guild will be entitled to a bonus equal to a percentage of his base salary equal to two times the percentage increase of EBITDA for such year over the higher of EBITDA for the prior year and the highest EBITDA for any prior year back to 1994. If the Company elects not to extend the term of the agreement, the Company will retain Mr. Guild as a consultant for two years after the end of the term of the agreement at a fee equal to his base salary in effect at such time.

  The agreement provides for continued payment of Mr. Guild's base salary through the balance of its term, plus two years, if (i) Mr. Guild terminates his employment with the Company by reason of the Company's material breach of the agreement, (ii) Mr. Guild is not re-appointed as Chairman of the Board and Chief Executive Officer of the Company or ceases to be elected as a director of the Company, other than by his own choice or for reasons justifying his termination of employment by the Company for cause, or (iii) there is a change in control of the Board of Directors of the Company. Mr. Guild may not compete with the Company during the term of the employment agreement and for any period during which he is receiving compensation thereunder. The employment agreement also provides (i) in the case of Mr. Guild's permanent disability, for payments to Mr. Guild equal to 75% of his then current salary, less any income disability benefits to which Mr. Guild may be entitled, for the balance of his employment term and (ii) in the case of Mr. Guild's death, for a death benefit equal, on the request of Mr. Guild's estate or his designated beneficiary, to either the present value at the time of his death of the entire amount of the salary that would have been payable to him for the balance of his employment term or the payment of his then current salary over the balance of his employment term.

  Mr. Guild also has a supplemental income agreement pursuant to which the Company pays him $104,583 per year, payable in monthly installments, through 2008. The Company maintains a whole life insurance policy on Mr. Guild for the purpose of funding the supplemental income agreement.

  Marc Guild is employed as President, Marketing Division of the Company under an employment agreement entered in 1991. The term of this agreement runs through January 1, 2001 and is automatically extended for an additional year each January 1 unless either the Company or Mr. Guild notifies the other on or before December 1 of the preceding year of its or his election not to extend the agreement. Under the agreement, Mr. Guild receives a base annual salary of $320,000 and an incentive amount of $80,000 per year, which is payable by the Company only if it achieves certain financial or other goals set by the Company and Mr. Guild at the beginning of each year. The agreement provides for continued payments of base salary through the balance of its term if
(i) there is a change in control of the Company, (ii) Mr. Guild is not re-appointed to his office with the Company or ceases to be a director of the Company, other than by reason of his own choice or the termination of his employment for cause by the Company or (iii) Mr. Guild's termination of his employment by reason of a material breach by the Company of the agreement. The agreement also provides (i) in the case of Mr. Guild's permanent disability, for payments to him equal to 75% of his then current salary, less any income disability benefits that he may receive or to which he may be entitled, for the duration of the term of the agreement and (ii) in the case of Mr. Guild's death, for a death benefit equal to the present value at the time of death of the entire amount of the salary that would have been payable to Mr. Guild for the balance of his employment term or the payment of his then current salary over the balance of his employment term.

Indemnification Agreements

  The Company is a party to an indemnity agreement with each of its directors and certain of its executive officers which provides that the indemnitee will be entitled to receive indemnification, which may include advancement of expenses, to the full extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in actions brought against him or her in connection with any act taken in the indemnitee's capacity as a director or executive officer of the Company. Under these agreements, an indemnitee's entitlement to indemnification in a particular case will be made by a majority of the disinterested members of the Board of Directors, if such members constitute a quorum of the full Board and, if they do not, by independent legal counsel selected by the Board.

Compensation Committee Interlocks and Insider Participation

  For the fiscal year ended December 31, 1997, the entire Board of Directors determined executive officer compensation. Two members of the Board of Directors, Ralph Guild and Marc Guild, are officers of the Company, and have participated in certain transactions with the Company during fiscal 1997.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of September 30, 1998, as adjusted to give effect to the Financing Transactions (see "Certain Transactions and Relationships"), information concerning the beneficial ownership of the Common Stock by (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Executive Officers and (iv) all directors and Executive Officers of the Company as a group. As of September 30, 1998, as so adjusted, there were 285,421 shares of Common Stock outstanding and 106,245 shares held in treasury.

                                                   Number of Shares
Name                                             Beneficially Owned(1) Percent
----                                             --------------------- -------
ESOP(1).........................................        199,018         69.7%
Stock Growth Plan(1)............................         55,654         19.5
Ralph C. Guild(2),(3), (5)......................         73,680         25.8
Marc G. Guild(2), (4), (5)......................         14,042          4.9
William J. McEntee, Jr.(5)......................             46           *
Stewart Yaguda..................................            848           *
Charles Parra...................................            226           *
Leslie D. Goldberg..............................            --           --
Jerome S. Traum.................................            --           --
All Directors and Executive Officers as a Group
 (8 Persons)....................................         88,842         31.1

--------
 * Less than 1%
(1) The shares shown in this table as being owned beneficially by Messrs. Ralph Guild, Marc Guild, McEntee, Yaguda and Parra and by all directors and executive officers as a group include shares owned by the ESOP and the Stock Growth Plan and allocated to plan accounts maintained for such persons. At May 31, 1998, the combined number of shares allocated by such plans to such persons and all directors and executive officers as a group was as follows: Ralph Guild, 35,525 shares, Marc Guild, 6,012 shares, William J. McEntee, Jr., 46 shares, Stewart Yaguda, 848 shares, Charles Parra, 226 shares, and all directors and executive officers as a group, 42,657 shares. ESOP and Stock Growth Plan participants have the right to direct the votes of the shares allocated to them with respect to certain significant matters submitted to a vote of the Company's shareholders, although the trustees of the ESOP and Stock Growth Plan have the authority to vote all shares held by such plans in their discretion with regard to all other matters, including the election of directors. Messrs. Ralph Guild, Goldberg and Marc Guild are the sole trustees of the ESOP and the Stock Growth Plan. See "Management--Executive Compensation."
(2) Ralph Guild and Marc Guild are father and son and each disclaims beneficial ownership of the other's holdings.
(3) Includes options granted to Ralph Guild in 1988 to purchase up to 10,000 shares of the Common Stock at an option price of $32.62 per share, in 1991 to purchase 10,000 shares at an option price of $57.91, and in 1995 to purchase 10,000 shares at an option price of $81.63, such prices in each case being the value per share on the date of grant as established by an independent appraiser. All of these options expire on December 29, 2005 and are currently fully exercisable.
(4) Includes options to purchase 5,000 shares of Common Stock at the appraisal-based option price of $57.91 per share, all of which are fully exercisable. These options expire on December 31, 2005.
(5) Does not include options to purchase 30,000, 5,000 and 5,000 shares of Common Stock granted in June 1998 to Ralph Guild, Marc Guild and Mr. McEntee, respectively, at an exercise price of $79.36 per share, which options will not be exercisable until December 1998 and which will expire in June 2008. Also does not include options to purchase 60,000, 10,000, 15,000 and 10,000 shares of Common Stock granted in July 1998 to Ralph Guild, Marc Guild, Mr. McEntee and Mr. Yaguda, respectively, at an exercise price of $83.92 per share, which options will not be exercisable until January 1999 and which will expire in July 2008.

  The address for the ESOP, the Stock Growth Plan and Messrs. Marc Guild, Yaguda and Parra is Interep National Radio Sales, Inc., 100 Park Avenue, New York, New York 10017. Ralph Guild's address is 10 South Lake Trail, Palm Beach, Florida 33480. Mr. Goldberg's address is 200 Keller Lane, North Salem, New York 10560. Mr. McEntee's address is 2090 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33409, Mr. Salem's address is 901 Fleet Center, 50 Kennedy Plaza, Providence, Rhode Island 02903, and Mr. Traum's address is Moses & Singer, 1301 Avenue of the Americas, New York, New York 10019.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  In November 1993, Providence purchased 5,000 shares of the Series A Preferred Stock and 57,117 shares of the Common Stock for an aggregate purchase price of $5.0 million. In connection with this transaction, the Company and Providence entered into a Securities Purchase Agreement and Providence, the Company, and the Company's principal shareholders entered into a Shareholders' Agreement.

  The Securities Purchase Agreement contained, among other things, a number of restrictions on the Company's ability to pay dividends, make distributions or redemptions or engage in significant mergers, acquisitions, asset dispositions or similar transactions. Under the Shareholders' Agreement, Providence had certain preemptive rights and "tag-along" rights entitling Providence to participate on a proportional basis in any sales of Common Stock by other principal shareholders, the right to designate one member of the Company's Board of Directors and the right to require the Company to repurchase from Providence the Series A Preferred Stock (at face value) and all shares of Common Stock (at fair market value) held by Providence in May 1999 or earlier in the case of certain events. As the Company applied a portion of the net proceeds of the Offering to the redemption of all of the shares of the Series A Preferred Stock and the Common Stock held by Providence on consummation of the Offering, these restrictions and rights ceased to be effective on the closing of the Offering.

  On consummation of the Offering, the Company redeemed all of the shares of the Series A Preferred Stock owned by Providence (including the 5,000 shares issued to Providence in 1993 and 2,813 shares issued or issuable to Providence as stock dividends from time to time thereafter through the date of redemption in lieu of cash dividends) at their face value of $7.8 million, and all of the 57,117 shares of the Common Stock and options to acquire an additional 3,183 shares of Common Stock owned by Providence for an additional $6.3 million, for a total redemption price of $14.1 million.

  On consummation of the Offering, the Company also redeemed all of the 1,389 shares of the Series B Preferred Stock and the 11,150 shares of the Common Stock held by the Compensation Deferral Plan for an aggregate redemption price of $2.6 million, of which $1.4 million was attributable to the face value of the shares of the Series B Preferred Stock and the balance was attributable to such shares of the Common Stock. Following such redemption, the Compensation Deferral Plan was terminated and cash distributions were made to its 15 participants out of the proceeds of the redemption, including $1.1 million to Ralph Guild, $0.1 million to Marc Guild and $0.1 million to Mr. Yaguda.

  Paul J. Salem, who served as Providence's designee to the Board of Directors since late 1993, resigned his position effective upon the consummation of the Financing Transactions.

  Pursuant to a Services Agreement (the "Services Agreement") between the Company and Media Financial Services, Inc. ("Media"), the Company retained Media, for a five-year term commencing June 1, 1997, to provide certain financial and accounting services for the Company and its subsidiaries, including the preparation of monthly, quarterly and annual financial statements, the preparation and filing of all required federal, state and local tax returns and all billing, accounts receivable, accounts payable and collections functions. Media currently employs 36 full-time employees. Under the Services Agreement, Mr. McEntee, who is the President of Media, is in charge of all services rendered by Media to the Company and, pursuant to the Services Agreement, serves as Vice President and Chief Financial Officer of the Company for an annual salary of $120,000. For its services, Media will be paid an annual fee of $2.5 million in years one and two, $2.6 million in year three, $2.7 million in year four and $2.9 million in year five of the Services Agreement.

  Since December 1979, the Company has leased from a trust, of which Ralph Guild is the income beneficiary and Marc Guild is the trustee, a building which is used from time to time by the Company for training sessions and management meetings. The lease expires on December 31, 2009 and provides for base annual rentals increasing from $78,000 per year to $102,000 per year over the term of the lease, subject to adjustment for actual usage. In each of 1995, 1996 and 1997 total lease expense was $74,000. The Company believes the terms of the building lease arrangement are at least comparable to, if not more favorable to the Company than, the terms which would have been obtained in transactions with unrelated parties. The Company intends to continue these or other arrangements in the future as long as it believes each transaction is more beneficial to the Company than using an unrelated provider.

  Mr. Guild is indebted to the Company in the amount of $170,000 pursuant to a promissory note made in 1991 in the original principal amount of $389,000. The note bears interest at a variable rate equal to the lowest rate permitted for federal income tax purposes and is payable in annual installments of principal and interest through December 31, 1999. In June 1997, Mr. Guild loaned the Company $2.0 million, which was repaid in full, together with interest, in December 1997.

  In December 1995, Leslie D. Goldberg resigned his positions as President and Chief Operating Officer of the Company. Pursuant to an agreement entered by the Company and Mr. Goldberg at such time, Mr. Goldberg received severance payments in 1997 of $565,700 and in January and February 1998 totalling $94,283 in consideration in part of consulting services rendered by Mr. Goldberg and his non-competition covenant in favor of the Company. The Company's obligation to make severance payments to Mr. Goldberg expired after February 1998.

  In June 1998, the Company, at the suggestion of the Initial Purchasers, disposed of its non-radio rep firm subsidiary, Corporate Family Network, Inc. ("CFN"). The results of operations of CFN had resulted in immaterial losses since its inception. The Company sold CFN to Ralph C. Guild for a purchase price of $200,000, which was the Company's estimate of the net fair market value of CFN, payable $50,000 in cash and $150,000 by execution and delivery by Mr. Guild of his promissory note payable to the Company in three annual installments of $50,000 each and bearing interest at a fluctuating rate equal to the prime rate of BancBoston, N.A., plus one percent.

                      DESCRIPTION OF NEW CREDIT FACILITY

  As part of the Financing Transactions, on July 2, 1998, the Company and the Guarantors entered into the New Credit Facility with BankBoston and Summit, pursuant to which BankBoston and Summit have agreed to provide the Company and the Guarantors with a $10.0 million revolving credit facility. The term of the New Credit Facility is six years. The lenders under the New Credit Facility are BankBoston, Summit and any other lenders reasonably acceptable to the Company, with BankBoston acting as administrative agent.

  Interest is payable on borrowings under the New Credit Facility at rates based on either a "Base Rate" or "LIBOR," as selected by the Company plus a margin ranging from 5/8% to 2 7/8%, depending on (i) whether the selected rate is "Base Rate" or "LIBOR," and (ii) the Company's ratio of total debt to EBITDA on a trailing four quarter basis.

  The Company and the Guarantors pay a commitment fee under the New Credit Facility calculated at a rate ranging from 3/8% to 1/2% per annum (depending on the Company's ratio of total debt to EBITDA) on the daily average unused commitment under the New Credit Facility. Such fee will be payable quarterly in arrears and upon termination of the New Credit Facility (whether at stated maturity or otherwise).

  The Company's and the Guarantors' obligations under the New Credit Facility are secured by a first priority perfected lien on all property and assets, tangible and intangible, of the Company and the Guarantors, including a pledge by the Company of all capital stock and membership interests held by it in the Guarantors.

  The New Credit Facility contains customary covenants and restrictions on the Company's and the Guarantors' ability to engage in certain activities, including, but not limited to (i) limitations on the incurrence of liens, indebtedness and guarantees, (ii) restrictions on investments, acquisitions, dividends, capital expenditures, transactions with affiliates and the Company's or the Guarantors' engaging in lines of business other than the radio representation business and (iii) certain financial covenants including, but not limited to, those governing maximum permitted leverage, minimum interest coverage and minimum fixed charge coverage.

                         DESCRIPTION OF EXCHANGE NOTES

General

  The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, the Guarantors and Summit Bank, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Interep National Radio Sales, Inc. and not to any of its Subsidiaries.

  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Indebtedness of the Company, including all Senior Indebtedness under the New Credit Facility, and will rank pari passu or senior in right of payment with all existing and future subordinated indebtedness of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Financing Transactions, the aggregate principal amount of Senior Indebtedness (excluding trade payables) of the Company would have been approximately $0.4 million. The Indenture will permit additional borrowings, including borrowings under the New Credit Facility, in the future. See "Risk Factors--Subordination."

  As of the date of this Prospectus, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

  The Exchange Notes will be limited in aggregate principal amount to $100.0 million and will mature on July 1, 2008. Interest on the Exchange Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 1999, to Holders of record on the immediately preceding December 15 and June 15. Additional Exchange Notes may be issued from time to time after the Offering, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

Subordination

  The payment of principal of, premium, if any, Liquidated Damages, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Exchange Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Exchange Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Exchange Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Exchange Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

  The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Exchange Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. On a pro forma basis, after giving effect to the Financing Transactions, the principal amount of Senior Indebtedness outstanding at March 31, 1998 would have been approximately $0.4 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Subsidiary Guarantees

  The Company's payment obligations under the Exchange Notes will be fully and unconditionally, jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all of the obligations of the Guarantors under the New Credit Facility, and will rank pari passu or senior in right or payment with any subordinated Indebtedness of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Considerations."

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes, the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders--Asset Sales."

Optional Redemption

  The Exchange Notes will not be redeemable at the Company's option prior to July 1, 2003. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

     Year                                                             Percentage
     ----                                                             ----------
     2003............................................................  105.000%
     2004............................................................  103.333%
     2005............................................................  101.667%
     2006 and thereafter.............................................  100.000%

  Notwithstanding the foregoing, during the first 36 months after the date of this Prospectus, the Company may on any one or more occasions redeem up to 30% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price of 110.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of an offering of common stock of the Company; provided that at least 70% of the aggregate principal amount of Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of such offering.

Selection and Notice

  If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

Mandatory Redemption

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

Repurchase at the Option of Holders

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

  The New Credit Facility, contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Exchange Notes of their right to require the Company to repurchase the Exchange Notes could cause a default under the New Credit Facility, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Change of Control."

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee in the event of an Asset Sale (whether pursuant to a single transaction or a series of related transactions) that has fair market value or involves Net Proceeds in excess of $5.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of
(x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 180 days after the receipt of any Net Proceeds from an Asset Sale (360 days in the case of Net Proceeds that are comprised solely of Buy Out Proceeds), the Company may apply such Net Proceeds (a) to repay Indebtedness under the New Credit Facility, (b) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business,
(c) to make capital expenditures, (d) to acquire other long-term assets that are used or useful in a Permitted Business, including Media Representation Contracts, or (e) to pay Buy Out Proceeds Amounts in connection with Contract Buy Outs. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Exchange Notes and all holders of other Indebtedness that is pari passu with the Exchange Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other pari passu Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Exchange Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus
  (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by (A) any employee, director or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any employee, director or consultant equity subscription agreement or stock option agreement or (B) any Employee Stock Ownership

Plan (or related trust) of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any twelve-month period and (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interest of the Company or any Restricted Subsidiary of the Company held by any Employee Stock Ownership Plan (or related trust) of the Company necessary in order for any such Employee Stock Ownership Plan (or related trust) of the Company to constitute a qualified plan or trust under Sections 401(a) and 501(a), respectively of the Code; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (excluding any Equity Interests repurchased, redeemed, acquired or retired pursuant to clause (v) hereof) since the date of the Indenture shall not exceed $2.5 million. See "Risk Factors--Repurchase Obligations Under Employee Benefit Plans" and "Management--Executive Compensation."

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture. Contributions by employees to the Stock Growth Plan, as in effect on the Issue Date, and, if such plan is not a Restricted Subsidiary, payments by such Plan to purchase Equity Interests of the Company, in each case, in the ordinary course of business on a basis consistent with past practices, shall not constitute "Restricted Payments."

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $10.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay Indebtedness pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

    (ii) the incurrence by the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company, in an aggregate principal amount not to exceed $2.5 million at any time outstanding;

    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company up to $100.0 million of Indebtedness represented by the Notes and the Exchange Notes;

    (v) the guarantee by the Company or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

    (vii) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; provided, that the agreement, indenture or other documents governing such Indebtedness require such fixing or hedging of interest rate risk;

    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (iii), (iv),
  (viii) and (x) of this paragraph;

    (ix) the incurrence by the Company of Indebtedness with respect to performance, surety and appeal bonds in the ordinary course of business;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x); and

    (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million.

  The Indenture also provides that the Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Exchange Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

  For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 Liens

  The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture, the Exchange Notes and the Subsidiary Guarantees, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, (i) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Exchange Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The Indenture also provides that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant is not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (vi) the application of the proceeds from the sale of the Notes as described in the final offering memorandum, dated June 29, 1998 pertaining thereto, (vii) the performance of the Services Agreement between the Company and Media Financial Services, Inc. as in effect on the date of the Indenture, (viii) the performance of the lease of the real property located in Tuxedo Park, New York, between the Company and The Tuxedo Park Executive Conference Center Proprietorship as in effect on the date of the Indenture and (ix) payments in respect of the promissory note from Mr. Ralph C. Guild payable to the Company in the original aggregate principal amount of $389,000 as in effect on the date of the Indenture.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture; provided, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture (i) shall not be subject to the requirements of this covenant and (ii) shall be released from Obligations under any Subsidiary Guarantee, in each case for so long as they continue to constitute Unrestricted Subsidiaries.

 Business Activities

  The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid and is paid to all Holders of the Exchange Notes in connection with such consent, waiver or agreement.

 No Senior Subordinated Debt

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Exchange Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of such Guarantor.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q (commencing with the fiscal quarter ending June 30, 1998) and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the

Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Exchange Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Notes; (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to July 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to July 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

  The Holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Exchange Notes, any Guarantee thereof, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

  A Holder may transfer or exchange the Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

  The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture, the Exchange Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes,

(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from its Obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Exchange Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Interep National Radio Sales, Inc., 100 Park Avenue, New York, New York 10017, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

  The certificates representing the Exchange Notes will be issued in fully registered global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. The Global Exchange Note (and any Exchange Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the respective legends regarding such restrictions.

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

  Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

  The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Notes will be limited to such extent.

  So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole Holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

  Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Additional Information Concerning Euroclear and Cedel Bank

  Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly. The Company will have no direct control over the clearance and settlement of such transactions.

  When beneficial interests are to be transferred from the account of a Participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A. to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the Participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

  Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, they may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from Participants for credit to Euroclear participants or Cedel Bank participants should note that these trades would automatically fall on the sale side unless affirmative action were taken to avoid these potential problems.

  Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another Participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the Participant's account against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.

Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Global Exchange Notes, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

  The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

  The Exchange Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds, although such settlement will not be within the Company's control.

Registration Rights; Liquidated Damages

  The Company and the Initial Purchasers entered into the Registration Rights Agreement dated as of July 2, 1998. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the

Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Series A Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Series A Note until
(i) the date on which such Series A Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series A Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Series A Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Series A Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Series A Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Series A Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Series A Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Series A Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $0.50 per week per $1,000 principal amount of Series A Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Series A Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than any Contract Buy Out (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holder--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue by any Restricted Subsidiary of the Company of any Equity Interests of such Restricted Subsidiary and the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million; provided that with respect to Contract Buy Outs of Media Representation Contracts of the Company and its Restricted Subsidiaries, if, as of any Buy Out Determination Date after the Date of the Indenture, the Buy Out Proceeds Amount exceeds $6.0 million, the Buy Out Proceeds Amount will be deemed to be Net Proceeds with respect to an Asset Sale as of such Date and shall be applied in accordance with the second paragraph of the covenant entitled "Repurchase at the Option of Holders-Asset Sales." Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Buy Out Proceeds Amount" means an amount equal to (a) the aggregate amount of cash consideration actually received by the Company and its Restricted Subsidiaries in connection with Contract Buy Outs during a fiscal year (whether or not a Contract Buy Out pursuant to which any such consideration was received occurred during such fiscal year), minus (b) the aggregate amount of cash consideration actually paid by the Company and its Restricted Subsidiaries in connection with Contract Buy Outs during a fiscal year (whether or not a

Contract Buy Out pursuant to which any such consideration was paid occurred during such fiscal year). Immediately following each But Out Proceeds Determination Date, the Buy Out Proceeds Amount will be reset at zero.

  "Buy Out Proceeds Determination Date" means the last day of each fiscal year of the Company.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)--(v) of this definition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," such "person" shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Date" means the date of the closing of the sale of the Series A
Notes.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus
(v) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded; and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not

Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Contract Buy Out" means the involuntary disposition or termination (including, without limitation, pursuant to a buy out) by a media client of a Media Representation Contract.

  "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the New Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Employee Stock Ownership Plan" means an employee stock ownership plan that constitutes a qualified plan or trust, under Sections 401(a) and 501(a), respectively of the Code and meets the requirements of Section 4975(e)(7) of the Code.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiary for such period to the Fixed Charges of such Person and its Restricted Subsidiary for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Subsidiary Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means each of (i) McGavren Guild, Inc., D&R Radio, Inc., CBS Radio Sales, Inc., Allied Radio Partners, Inc., Clear Channel Radio Sales, LLC and Caballero Spanish Media LLC and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable or Media Representation Contract buyouts payable incurred in the ordinary course of business and consistent with past practices, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Media Representation Contract" means any contract between a media representation firm and a media client providing for media representation services.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the New Credit Facility) secured by a

Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "New Credit Facility" means that certain Credit Facility, dated as of July 2, 1998, by and among the Company, the Guarantors and BankBoston, N.A. and Summit Bank providing for up to $10.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means the business of providing media representation and media services and the sale of advertising and any other activities that are reasonably incidental, similar or related thereto.

  "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
(f) that are at the time outstanding, not to exceed $5.0 million.

  "Permitted Junior Securities" means Equity Interests in the Company or any Guarantor or debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to Article 10 of the Indenture.

  "Permitted Liens" means (i) Liens on the assets of the Company and its Subsidiaries securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (ii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such indebtedness, (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary and (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Principal" means Ralph C. Guild.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Indebtedness" means (i) all Indebtedness outstanding under the New Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

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

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Stock Growth Plan" means the Stock Growth Plan of the Company qualified under Section 401(a) of the Code.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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

                   UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of United States federal income and estate tax consequences of the acquisition, ownership and disposition of Exchange Notes by an initial beneficial owner of Exchange Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The tax treatment of the holders of the Exchange Notes may vary depending upon their particular situations. United States persons acquiring the Exchange Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Exchange Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Interest

  Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

  Interest paid to a Non-United States Holder that is effectively connected with a United States trade or business conducted by such Non-United States Holder is taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and is not subject to withholding tax if the Non-United States Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the graduated tax, effectively connected interest received by a Non-United States Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.
  If a Non-United States Holder falls under clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-United States Holders may also be subject to the branch profits tax described above.) If an individual Non-United States Holder falls under clause

(ii) in the preceding paragraphs, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

Federal Estate Taxes

  If interest on the Exchange Notes is exempt from withholding of United States federal income tax under the rules described above, the Exchange Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

Backup Withholding and Information Reporting

  The Company must report annually to the IRS and to each Non-United States Holder any interest that is subject to withholding, or that is exempt from United States withholding pursuant to a tax treaty, or interest that is exempt from United States tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to tax authorities of the country in which the Non-United States Holder resides.

  Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the Exchange Notes by the Company to a Non-United States Holder if the holder certifies as to its Non-United States status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the proceeds from the disposition of Exchange Notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding at a rate of 31%, unless the owner certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of an Exchange Note to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of an Exchange Note to or through a non-United States office of a broker that is either a United States person or a United States related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a United States person or a United States related person (absent actual knowledge that the payee is a United States person). For purposes of this paragraph, a "United States related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business or (iii) with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business. Recently adopted Treasury Regulations provide certain presumptions under which a Non-United States Holder will be subject to backup withholding and information reporting unless the Non-United States Holder provides a certification as to its Non-United States Holder status.

  Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's United States federal income tax liability provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer
of the Exchange Notes. In addition, until      , 1999 (90 days after the date
of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers, Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that is an "underwriter" within the meaning of the Securities Act.

  The Company will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

  The validity of certain legal matters will be passed upon on behalf of the Company by Salans Hertzfeld Heilbronn Christy & Viener, New York, New York.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the consolidated statements of operations and shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996 (As
 restated--See Note 13)...................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996 and 1995
 (As restated--See Note 13)...............................................  F-4
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995 (As restated--See Note 13)..............  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995
 (As restated--See Note 13) ..............................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Consolidated Balance Sheet as of September 30, 1998 (unaudited)........... F-20
Consolidated Statements of Operations for the Three and Nine Months Ended
 September 30, 1998 and 1997 (unaudited).................................. F-21
Consolidated Statement of Shareholders' Deficit for the Nine Months Ended
 September 30, 1998 (unaudited)........................................... F-22
Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 1998 and 1997 (unaudited)............................................ F-23
Notes to Unaudited Interim Consolidated Financial Statements.............. F-24

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interep National Radio Sales, Inc.:

  We have audited the accompanying consolidated balance sheets of Interep National Radio Sales, Inc. (a New York corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interep National Radio Sales, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As explained in Note 13 to the financial statements, the Company has given retroactive effect to the change in revenue recognition for income resulting from buyouts of representation contracts.

Arthur Andersen LLP

New York, New York
April 24, 1998

                       INTEREP NATIONAL RADIO SALES, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands except share information)

                                                               December 31,
                                                             -----------------
                                                               1997     1996
                                                             --------  -------
                                                              (As Restated--
                                                               See Note 13)
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $  1,419  $ 2,653
  Receivables, less allowance for doubtful accounts of
   $1,220 and $982 in 1997 and 1996, respectively...........   31,196   25,923
  Representation contract buyouts receivable................   10,946   11,954
  Current portion of deferred representation contract
   costs....................................................   38,698   22,753
  Prepaid expenses and other current assets.................      678    1,059
                                                             --------  -------
    Total current assets....................................   82,937   64,342
                                                             --------  -------
Fixed assets, net...........................................    4,335    4,216
Deferred costs on representation contract purchases.........   36,270   12,290
Station contract rights, net................................    2,922    3,618
Representation contract buyouts receivable..................    6,974      --
Other assets................................................    7,592    9,464
                                                             --------  -------
    Total assets............................................ $141,030  $93,930
                                                             ========  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt......................... $    291  $ 4,200
  Accounts payable and accrued expenses.....................   24,853   25,650
  Representation contract buyouts payable...................   21,691   12,399
  Accrued employee-related liabilities......................    4,586    2,129
                                                             --------  -------
    Total current liabilities...............................   51,421   44,378
                                                             --------  -------
Long-term debt..............................................   44,134   30,035
                                                             --------  -------
Representation contract buyouts payable.....................   23,885      --
                                                             --------  -------
Other noncurrent liabilities................................    8,623    9,197
                                                             --------  -------
Commitments and contingencies
Common and preferred stock subject to redemption:
  Series A cumulative redeemable preferred stock, $.01 par
   value--subject to mandatory redemption, 25,000 shares
   authorized, 7,441 and 6,765 issued and outstanding in
   1997 and 1996, respectively (redemption value of $7,441
   and $6,765 in 1997 and 1996, respectively)...............    6,174    4,763
  Series B cumulative redeemable preferred stock, $.01 par
   value--5,000 shares authorized, 1,323 and 1,202 issued
   and outstanding in 1997 and 1996, respectively
   (redemption value of $1,323 and $1,202 in 1997 and 1996,
   respectively)............................................      750      571
  Common stock subject to redemption--57,117 shares issued
   and outstanding (stated at redemption value).............    4,522    4,662
                                                             --------  -------
    Total common and preferred stock subject to redemption..   11,446    9,996
Shareholders' equity:
  Common stock, $.04 par value--1,000,000 shares authorized,
   334,549 and 323,549 shares issued excluding common stock
   subject to redemption....................................       14       13
  Additional paid-in-capital................................      638      895
  Retained earnings.........................................    2,993    1,407
  Receivable from Employee Stock Ownership Plan.............     (182)    (255)
  Treasury stock, at cost--34,955 and 22,309 shares in 1997
   and 1996, respectively...................................   (1,942)  (1,736)
                                                             --------  -------
    Total shareholders' equity..............................    1,521      324
                                                             --------  -------
    Total liabilities and shareholders' equity.............. $141,030  $93,930
                                                             ========  =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       INTEREP NATIONAL RADIO SALES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                           For the Year Ended
                                                              December 31,
                                                         -----------------------
                                                          1997    1996    1995
                                                         ------- ------- -------
                                                         (As Restated--See Note
                                                                   13)
Commission revenues..................................... $87,096 $72,858 $70,306
Contract termination revenue............................  26,586  18,876  12,194
                                                         ------- ------- -------
  Total revenues........................................ 113,682  91,734  82,500
                                                         ------- ------- -------
Operating expenses:
  Selling expenses......................................  63,135  53,251  48,240
  General and administrative expenses...................  12,541   9,626  14,005
  Depreciation and amortization expense.................  28,954  20,988  13,073
                                                         ------- ------- -------
    Total operating expenses............................ 104,630  83,865  75,318
                                                         ------- ------- -------
  Operating income......................................   9,052   7,869   7,182
Interest expense, net...................................   3,779   3,911   3,385
                                                         ------- ------- -------
  Income before provision for income taxes..............   5,273   3,958   3,797
Provision for income taxes..............................   2,237     400     320
                                                         ------- ------- -------
  Net income............................................   3,036   3,558   3,477
Preferred stock dividends requirements..................   1,590   1,364   1,159
                                                         ------- ------- -------
    Net income applicable to common shareholders........ $ 1,446 $ 2,194 $ 2,318
                                                         ======= ======= =======


 The accompanying notes are an integral part of these consolidated statements.

                       INTEREP NATIONAL RADIO SALES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (in thousands except share information)

                        (As Restated--See Note 13)

                          Common Stock  Additional                      Treasury Stock
                         --------------  Paid-in   Retained  Receivable ---------------
                         Shares  Amount  Capital   Earnings  from ESOP  Shares   Amount
                         ------- ------ ---------- --------  ---------- -------  ------
Balance, January 1,
 1995................... 323,549  $ 13    $ 485    $(2,121)    $ --      15,004  $  966
Net income..............     --    --       --       3,477       --         --      --
Treasury stock
 purchases..............     --    --       --         --        --         142      10
Accretion of preferred
 stock..................     --    --       --        (512)      --         --      --
Other issuances and
 sales..................     --    --       --         --        --     (11,233)   (584)
Accrued dividends in-
 kind on preferred
 stock..................     --    --       --        (647)      --         --      --
Increase of receivable
 from ESOP..............     --    --       --         --       (188)       --      --
Earned compensation,
 executive stock
 options................     --    --       410        --        --         --      --
Revaluation of common
 stock subject to
 redemption.............     --    --       --        (454)      --         --      --
                         -------  ----    -----    -------     -----    -------  ------
Balance, December 31,
 1995................... 323,549    13      895       (257)     (188)     3,913     392
Net income..............     --    --       --       3,558       --         --      --
Treasury stock
 purchases..............     --    --       --         --        --      18,396   1,344
Accretion of preferred
 stock..................     --    --       --        (640)      --         --      --
Accrued dividends in-
 kind on preferred
 stock..................     --    --       --        (724)      --         --      --
Increase of receivable
 from ESOP..............     --    --       --         --        (67)       --      --
Revaluation of common
 stock subject to
 redemption.............     --    --       --        (530)      --         --      --
                         -------  ----    -----    -------     -----    -------  ------
Balance, December 31,
 1996................... 323,549    13      895      1,407      (255)    22,309   1,736
Net income..............     --    --       --       3,036       --         --      --
Treasury stock
 purchases..............     --    --       --         --        --      12,646     206
Accretion of preferred
 stock..................     --    --       --        (793)      --         --      --
Accrued dividends in-
 kind on preferred
 stock..................     --    --       --        (797)      --         --      --
Reduction of receivable
 from ESOP..............     --    --       --         --         73        --      --
Revaluation of common
 stock subject to
 redemption.............     --    --       --         140       --         --      --
Exercise of stock
 options................  11,000     1     (257)       --        --         --      --
                         -------  ----    -----    -------     -----    -------  ------
Balance, December 31,
 1997................... 334,549  $ 14    $ 638    $ 2,993     $(182)    34,955  $1,942
                         =======  ====    =====    =======     =====    =======  ======


 The accompanying notes are an integral part of these consolidated statements.

                       INTEREP NATIONAL RADIO SALES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       For the Year Ended
                                                          December 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    --------  -------  -------
                                                     (As Restated--See Note
                                                              13)
Cash flows from operating activities:
  Net income......................................  $  3,036  $ 3,558  $ 3,477
Adjustments to reconcile income to net cash
 provided by operating activities:
  Depreciation and amortization...................    28,954   20,988   13,073
  Stock option compensation expense...............       --       --       410
  Changes in assets and liabilities--
    Receivables...................................    (4,487)  (1,450)  (5,328)
    Representation contracts buyout receivable....    (5,966)   9,471    6,877
    Prepaid expenses and other current assets.....       243      654     (680)
    Other noncurrent assets.......................       954   (5,211)  (5,626)
    Accounts payable and accrued expenses.........      (796)   9,502    5,903
    Accrued employee-related liabilities..........     2,457     (383)  (1,385)
    Other noncurrent liabilities..................      (574)  (1,147)  (2,720)
                                                    --------  -------  -------
      Net cash provided by operating activities...    23,821   35,982   14,001
                                                    --------  -------  -------
Cash flows from investing activities:
  Additions to fixed assets.......................      (792)  (1,021)  (1,689)
  Businesses purchased............................       --       --    (3,510)
                                                    --------  -------  -------
      Net cash used in investing activities.......      (792)  (1,021)  (5,199)
                                                    --------  -------  -------
Cash flows from financing activities:
  Station representation contracts payments.......   (33,991) (31,427) (21,273)
  Debt repayments.................................    (6,100)  (1,820)     --
  Borrowings in accordance with credit agreement,
   net............................................    16,519    1,341    9,076
  Sales and issuances of stock, net of issuance
   costs..........................................      (256)     --       747
  Purchases of treasury stock.....................      (206)  (1,344)    (314)
  Other, net......................................      (229)    (810)    (494)
                                                    --------  -------  -------
      Net cash used in financing activities.......   (24,263) (24,060) (12,258)
                                                    --------  -------  -------
      Net increase (decrease) in cash and cash
       equivalents................................    (1,234)     901   (3,456)
Cash and cash equivalents, beginning of period....     2,653    1,752    5,208
                                                    --------  -------  -------
Cash and cash equivalents, end of period..........  $  1,419  $ 2,653  $ 1,752
                                                    ========  =======  =======
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest paid...................................  $  3,220  $ 3,274  $ 2,995
  Income taxes paid, net..........................       235      628    1,670
 Non-cash investing and financing activities:
  Station representation contracts acquired.......  $ 67,168  $39,342  $22,673
  Details of businesses purchased:
    Fair value of assets acquired.................                     $ 8,791
    Less--Liabilities assumed.....................                       5,281
                                                                       -------
      Cash paid for businesses purchased..........                     $ 3,510
                                                                       =======

 The accompanying notes are an integral part of these consolidated statements.

                      INTEREP NATIONAL RADIO SALES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (in thousands except share information)

1. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of Interep National Radio Sales, Inc. ("Interep"), together with its subsidiaries (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated.

 Revenue Recognition

  The Company is a national representation ("rep") firm serving radio broadcast clients throughout the United States. Commission revenue is derived from sales of advertising time for radio stations under representation contracts. Commissions and fees are recognized in the month the advertisement is broadcast. In connection with its unwired network business, the Company collects fees for unwired network radio advertising and, after deducting its commissions, remits the fees to the respective radio stations. Since it is common practice in the industry for rep companies not to pay a station until the corresponding receivable is paid, and since the receivable and payable are equal, except for the commissions, fees payable to stations have been offset against the related receivable from advertising agencies in the accompanying consolidated balance sheets.

  In accordance with industry practice, commissions are recognized based on the standard broadcast calendar that ends on the last Sunday in each reporting period. The broadcast calendar for the calendar years ended December 31, 1997 and 1996 had 52 weeks. The broadcast calendar for the calendar year ended December 31, 1995 had 53 weeks.

 Representation Contract Termination Revenue and Contract Acquisition Costs

  The Company's station representation contracts usually renew automatically from year to year unless either party provides written notice of termination at least twelve months prior to the next automatic renewal date. In accordance with industry practice, in lieu of termination, an arrangement is normally made for the purchase of such contracts by a successor representative firm. The purchase price paid by the successor representation firm is generally based upon the historic commission income projected over the remaining contract period plus two months (the "Buyout Period").

  Costs of obtaining station representation contracts are deferred and amortized over the Buyout Period. Such amortization is included in the accompanying consolidated statements of operations as a component of depreciation and amortization expense. Amounts which are to be amortized during the next year are included as current assets in the accompanying consolidated balance sheets. Income earned from loss of station representation contracts (contract termination revenue) is recognized on the effective date of the buyout agreement.

  In addition, costs incurred as a result of commission rate reductions are deferred and amortized over the remaining life of the existing representation agreement. Such amortization is included in the accompanying consolidated statements of operations as a component of depreciation and amortization expense.

 Fixed Assets, net

  Furniture, fixtures and equipment are recorded at cost and are depreciated over three to ten-year lives, and leasehold improvements are amortized over the shorter of the lives of the leases or assets, all on a straight-line basis.

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

 Depreciation and Amortization Expense

  A summary of depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                       1997    1996    1995
                                                      ------- ------- -------
   Depreciation and amortization of office
    facilities....................................... $ 1,587 $ 1,796 $ 1,817
   Amortization of contract acquisition costs........  24,603  16,562  10,364
   Amortization of intangible assets.................   2,764   2,630     892
                                                      ------- ------- -------
                                                      $28,954 $20,988 $13,073
                                                      ======= ======= =======

 Cash and Cash Equivalents

  Cash equivalents consist of cash in excess of daily requirements which are invested in overnight deposits.

 Station Contract Rights, Net

  Station contract rights consist of costs of purchased businesses in excess of net tangible assets acquired and are stated at cost less accumulated amortization. These costs are being amortized using the straight-line method over 5 years. Amortization expense for 1997, 1996 and 1995 was $978, $1,206 and $496, respectively, and is included in the above table. Other intangible assets include noncompete agreements which are being amortized over their contractual lives of two to four years.

  Recoverability of intangible assets is assessed regularly (at least annually) and impairments, if any, are recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis. The Company has determined that no such impairment exists.

 Employee Stock Ownership Plan

  The Company has an Employee Stock Ownership Plan ("ESOP") for eligible employees. Cash contributions made by the Company to the ESOP are recorded as compensation expense and stock repurchases made by the Company from the ESOP are recorded in treasury stock. Any outstanding receivable to the Company from the ESOP is recorded as a reduction to shareholders' equity and shares of the Company's stock owned by the ESOP are treated as outstanding common stock.

 Income Taxes

  Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities recorded for tax and financial reporting purposes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


2. Fixed Assets

  Fixed assets are comprised of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
   Furniture and equipment.................................. $ 10,145  $  9,451
   Leasehold improvements...................................    5,778     5,191
   Equipment held under lease...............................    3,461     3,036
                                                             --------  --------
                                                               19,384    17,678
   Less--Accumulated depreciation and amortization..........  (15,049)  (13,462)
                                                             --------  --------
     Fixed assets, net...................................... $  4,335  $  4,216
                                                             ========  ========

3. Acquisitions

  In May 1995, the Company acquired the station representation agreements and certain other assets of Concert Music Broadcasting, Inc., which specializes in the representation of classical music radio stations, for approximately $1,500,000.

  In 1991, the Company exchanged 2.7% of the outstanding stock of one of its subsidiaries, McGavren Guild, Inc. ("McGavren Guild"), for a 19.8% interest in Caballero Spanish Media, Inc. ("Caballero"). Concurrent with the original exchange, the Company entered into an arrangement with Caballero whereby the Company would provide representation in certain cities for Caballero's clients in return for a portion of the commission revenues, after deducting selling expenses. In 1995 prior to the acquisition, shared revenues approximated selling and other expenses. Income attributable to the minority interest in McGavren Guild, Inc. was not material. In September 1995, the Company acquired the station representation agreements and certain other assets of Caballero for approximately $6,300,000. In connection with the acquisition, the Company also exchanged its 19.8% interest in Caballero for the 2.7% interest in McGavren Guild owned by Caballero.

  The acquisitions have been accounted for using the purchase method of accounting. The consolidated statements of operations include the operations of the acquired businesses since their respective date of acquisition.

4. Accounts Payable

  The Company utilizes a cash management system whereby repayments of the revolving credit note (Note 8) and overnight investments are determined daily. Included in accounts payable are $5,580 and $5,955 of book overdrafts as of December 31, 1997 and 1996, respectively, which result from this cash management program.

5. Employee Stock Plans

 Employee Stock Ownership Plan

  Under the terms of the Company's nonleveraged Employee Stock Ownership Plan ("ESOP") and Trust ("ESOT"), the Company may make annual contributions to the ESOT in the form of either cash or common stock of the Company for the benefit of eligible employees. In lieu of contributions, the Company may repurchase shares of common stock from the ESOP or advance money to the plan from time to time. The amount of annual funding is at the discretion of the Board of Directors of the Company except that the minimum amount must be sufficient to enable the ESOT to meet its current obligations. No cash contributions were made by the

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

Company in 1997, 1996 and 1995 and consequently no compensation cost was incurred during 1997, 1996 or 1995. In lieu of contributions during 1997 and 1996, the Company loaned money to the ESOP. At December 31, 1997 and 1996, $182 and $255, respectively, of this advance remained outstanding and is recorded as a reduction of shareholders' equity. The ESOP intends to repay the Company through the proceeds of the sale of company stock to the Interep Radio Store Stock Growth Plan (the "Stock Growth Plan"). Substantially all assets of the ESOT consist of common shares of the Company, and the ESOT currently has no alternative method to fund its payment to participants except through Company funding (see the Stock Growth Plan below).

  Pursuant to the ESOP, as amended, employees of the Company and each of its subsidiaries are eligible to participate, subject to certain uniform requirements. Upon leaving the Company, employees may sell the shares back to the ESOT at the then fair market value of the Company's common stock; related distributions are made in quarterly installments over a period not to exceed five years, depending upon the former employee's total account balance. The portion of the vested liability relating to terminated employees as of December 31, 1996 was $4,506 and is payable over a one to five-year period. As discussed in Note 9, the independent appraisal as of December 31, 1997 has not yet been completed.

  The Company has purchased life insurance policies on certain of its executives for which Interep is the beneficiary. Proceeds from these policies will be used to partially fund payments under the ESOP for these executives. Such policies had a cash surrender value of $2,405 and $1,937 as of December 31, 1997 and 1996, respectively, with no offsetting loans.

  As of December 31, 1997 and 1996, the Company's ESOP owned 223,363 and 220,027 shares, respectively, representing approximately 67% and 66%, respectively, of the Company's total shares outstanding, before consideration of common stock equivalents. All shares owned by the ESOP as of December 31, 1997 and 1996 were allocated and earned.

 Stock Growth Plan

  On January 1, 1995, the Company established the Stock Growth Plan, a qualified stock bonus plan through which a portion of qualified employee compensation is allocated to the plan. Participation in the Stock Growth Plan is mandatory and non-contributory for all eligible employees. Stock Growth Plan participants are at all times fully vested in their accounts without regard to age or years of service. The Company, through employee withholdings, makes regular quarterly cash contributions to the Stock Growth Plan. For the years ended December 31, 1997, 1996 and 1995, the Company recorded compensation expense of $2,886, $1,882 and $1,290, respectively in relation to these contributions. Contributions to the Stock Growth Plan are used to repurchase shares of Interep common stock from the ESOP, the Interep Radio Store Wealth Attainment Plan (the "401(k) Plan") and shares held by terminated employees. Shares owned by the Stock Growth Plan are recorded as outstanding stock of the Company. Distributions to participants will be made in cash upon termination of employment over a period not to exceed three years. The Stock Growth Plan purchased 24,345, 22,839 and 13,687 shares from the ESOP in 1997, 1996 and 1995, respectively. The weighted average fair value of stock purchased by the plan during 1997, 1996 and 1995 was $82.26, $80.40 and $76.99, respectively, based on independent appraisals.

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


 Stock Options

  A summary of the stock options outstanding during the years ended December 31, 1997, 1996 and 1995 is set forth below:

                                                    Number of       Weighted
                                                  Shares Subject    Average
                                                    to Option    Exercise Price
                                                  -------------- --------------
   Outstanding at December 31, 1994..............     46,000         $52.41
     Granted during 1995, at market value........     23,183          81.63
                                                     -------         ------
   Outstanding at December 31, 1995..............     69,183          62.20
     Exercised during 1996.......................    (10,000)         57.91
                                                     -------         ------
   Outstanding at December 31, 1996..............     59,183          62.93
     Exercised during 1997.......................    (11,000)         57.91
                                                     -------         ------
   Outstanding at December 31, 1997..............     48,183          64.07
                                                     -------         ------
   Options exercisable at December 31, 1997......     48,183          64.07
                                                     -------         ------

  The following table summarizes information regarding the stock options outstanding at December 31, 1997, pursuant to the terms of the Plan:

                      Options Outstanding and Exercisable

                                                                   Remaining
   At December 31, 1997                          Exercise Price Contractual Life
   --------------------                          -------------- ----------------
     10,000.....................................     $32.62         8 Years
     15,000.....................................      57.91         8 Years
     23,183.....................................      81.63         8 Years
     48,183
     ======

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 123, "Accounting for Stock-Based Compensation." The Company adopted the disclosure provisions of FASB Statement No. 123 in 1996, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock option plans. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates consistent with the disclosure method required in accordance with FASB Statement No. 123, there would have been no impact on 1997 or 1996 reported results as all options granted in previous years vested 100% on the grant dates, and no options were granted in 1997 or 1996. The Company's net income for 1995 would have been decreased to the pro forma amounts shown below:

   Net income:
     As reported......................................................... $3,477
     Pro forma...........................................................  2,645

  The weighted average fair value of options granted in 1995 of $35.88 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: risk free interest rate of 5.79% and expected term of 10 years. All options granted in 1995 vested 100% on the grant dates.

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


6. Employee Benefit Plans

 Managers' Incentive Compensation Plans

  The Company maintains various managers' incentive compensation plans for substantially all managerial employees. The plans provide for incentives to be earned based on attainment of threshold operating profit and market share goals established each year, as defined. The Company provided approximately $4,551, $3,030 and $2,639 for such compensation during 1997, 1996 and 1995, respectively.

 401(k) Plan

  The Company has a defined contribution plan, the 401(k) Plan, which covers substantially all employees who have completed one year of service with the Company. Under the terms of the 401(k) Plan, the Company may contribute a matching contribution percentage determined by, and at the discretion of, the Board of Directors but not in excess of the maximum amount deductible for federal income tax purposes. Company contributions vest to the employees at 20% per year over a five-year period. The Company provided $728, $641 and $285 in the form of cash in 1997, 1996 and 1995, respectively, and $250 in the form of common stock (representing 3,780 shares) in 1995.

  As of December 31, 1996, the 401(k) Plan owned 21,029 shares, representing approximately 6% of the Company's total shares outstanding, before consideration of common stock equivalents. Upon termination of employment, individual shares are repurchased by the Company to fund that portion of the individual's account balance attributable to Interep common stock. The 401(k) Plan currently has no alternative method to fund the repurchase of Company common stock except through Company funding (see the Stock Growth Plan in Note
5). During 1996 and 1995, the Company repurchased 3,948 and 2,033 shares, respectively, from the 401(k) Plan relating to terminated employees. During 1997, the ESOP purchased all remaining shares held by the 401(k) Plan.

 Deferred Compensation Plans

  Certain of Interep's subsidiaries maintain deferred compensation plans which cover employees selected at the discretion of management. Participants are entitled to deferred compensation and other benefits under these plans. In 1997, 1996 and 1995, the Company provided compensation expense (income) of $14, $14 and $(278) related to these plans. All amounts due under these plans were fully vested as of December 31, 1997 and are recorded as liabilities on the Company's consolidated balance sheet; however, they remain subject to further appreciation/depreciation upon changes in value (as defined).

  The Company has agreements with several of its employees to provide supplemental income benefits. The benefits under these plans were fully vested as of December 31, 1997. The Company provided $262, $476 and $263 in 1997, 1996 and 1995, respectively, for these plans which principally represented interest on the vested benefits.

  In 1994, the Company established a compensation deferral plan for key executives. Participants made a one-time election to defer certain of their compensation and have such amounts contributed to a tax-deferred trust in the form of Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") and Interep common stock. As of December 31, 1995, 11,263 shares of common stock (fair market value of $725) and 998 shares of Series B Preferred Stock were held by the trust. No contributions were made in 1997 or 1996. In the accompanying consolidated financial statements, the amounts allocated to the Series B Preferred Stock and common stock were determined based on the relative fair values of each class of stock to the total amount

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

contributed to the trust. Distribution to participants out of the trust are made in cash upon termination as follows: for shares of common stock, depending on the total fair market value of such common stock in a participant's account, over a period up to five years and, with respect to shares of the Series B Preferred Stock, at the later of the participant's termination of employment or when the Company redeems such Series B Preferred Stock (see Note 9). All amounts under these plans are fully vested.

 Other

  The Company has life insurance policies on certain of its executives for which Interep is the beneficiary. Proceeds from these policies will be used to partially fund certain of the retirement benefits under these supplemental agreements. Such policies had cash surrender values of $1,115 and $1,022 as of December 31, 1997 and 1996, respectively, and offsetting loans of $673 and $617, respectively.

7. Income Taxes

  Interep and its subsidiaries file a consolidated federal tax return. However, for state tax purposes, separate tax returns are filed in various jurisdictions where losses on certain subsidiaries are not available to offset income on other subsidiaries, and tax benefits on such losses may not be realized. As a result, the consolidated tax provisions are determined considering this tax reporting structure and may not fluctuate directly with consolidated pretax income.

  Components of the provisions for income taxes are as follows:

                                                       Year Ended December 31,
                                                       ------------------------
                                                         1997    1996    1995
                                                       -------- ------- -------
   Current:
     Federal.......................................... $    --  $   --  $   458
     State............................................      412     400     320
   Deferred...........................................    1,825     --     (458)
                                                       -------- ------- -------
     Total provision.................................. $  2,237 $   400 $   320
                                                       ======== ======= =======

  A reconciliation of the U.S. federal statutory tax rate to the effective tax rate on the income before income taxes for the periods ended December 31, 1997, 1996 and 1995, is as follows:

                                                         1997    1996    1995
                                                        ------  ------  ------
   Provision computed at the federal statutory rate of
    34%...............................................  $1,793  $1,346  $1,291
   State and local taxes, net of federal income tax
    benefit...........................................     272     264     211
   Nondeductible travel and entertainment expense.....     249     298     309
   Nondeductible insurance premiums...................      45     (23)    102
   Valuation allowance utilization ...................    (122) (1,485) (1,593)
                                                        ------  ------  ------
     Total............................................  $2,237  $  400  $  320
                                                        ======  ======  ======

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


  Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities and the related valuation allowance at December 31, 1997 and 1996, are as follows:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
   Deferred tax assets:
     Depreciation and amortization............................... $1,349 $  519
     Accruals not currently deductible for tax purposes..........  2,603  3,372
     Consolidated net operating loss carryforward................  2,958  2,070
     Other.......................................................    --   1,512
                                                                  ------ ------
                                                                   6,910  7,473
                                                                  ------ ------
   Deferred tax liabilities:
     Buyout receivable...........................................  6,093  4,064
     Unamortized representation contracts........................  1,280  3,531
     Other.......................................................  1,362    --
   Valuation allowance...........................................    --     122
                                                                  ------ ------
     Net deferred tax liability.................................. $1,825 $  --
                                                                  ====== ======

  The amount of net deferred tax assets recorded in prior years was limited to the extent of then available carryback of losses. As of December 31, 1997 and 1996, the Company has a refund receivable of $110 and $620, respectively. Future utilizations of tax loss carryforwards are subject to Internal Revenue Service examination and there is no assurance that the entire amount would be sustained.

8. Long-Term Debt

  Long-term debt at December 31, 1997 and 1996, includes the following:

                                                                 1997    1996
                                                                ------- -------
   Borrowings under term loan(a)............................... $   --  $26,180
   Borrowings under revolving credit facility(a)...............  44,000   7,401
                                                                ------- -------
                                                                 44,000  33,581
   Capitalized lease obligations(b)............................     425     654
                                                                ------- -------
                                                                 44,425  34,235
   Less--Current portion.......................................     291   4,200
                                                                ------- -------
                                                                $44,134 $30,035
                                                                ======= =======

  (a) In 1997, the Company entered into an Amended and Restated Revolving Line of Credit Agreement (the "Credit Agreement") which provides for borrowings of up to $55,000. The Credit Agreement replaces the 1995 secured senior financing facility. Unamortized debt issue costs relating to the 1995 secured senior financing facility of $186 were written off in conjunction with the refinancing. The outstanding borrowings under the Credit Agreement bear interest, payable quarterly, at .625% to 1.625% above the bank's base rate or 1.625% to 2.625% above the bank's Eurodollar rate, at the option of the Company. A commitment fee of .5% per annum is payable on any unused portion of the revolving credit agreement.

  The Credit Agreement requires the Company to maintain certain financial ratios and includes other restrictions relating to additional indebtedness, guarantees, liens, leases, investments, capital expenditures, mergers, consolidations and sales of assets. Dividends or distributions of any kind by Interep or any of its

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

subsidiaries are prohibited except that a subsidiary may make a dividend or distribution to its immediate parent, Interep may purchase shares of the Company's stock from terminated employees and Interep may make "payment in kind" distributions to the holders of Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") and Series B Preferred Stock (see Note
9).

  The weighted average interest rate charged to the Company under the revolving credit facilities was 8.8% in both 1997 and 1996 and 9.9% in 1995.

  The "Borrowings in accordance with credit agreement, net" on the consolidated statements of cash flows were net of repayments under the revolving credit facility of $4,100 and $1,550 in 1996 and 1995, respectively.

  The Credit Agreement requires scheduled reductions on a quarterly basis beginning October 1, 1998, resulting in maximum allowed borrowings as follows:

   December 31:
     1998............................................................... $53,625
     1999...............................................................  45,705
     2000...............................................................  36,190
     2001...............................................................  25,318
     2002...............................................................  13,748
     2003...............................................................     --

  Total borrowings are classified as long-term on the consolidated balance sheets as of December 31, 1997 as they are less than the maximum allowed at December 31, 1998.

  (b) Certain of the Company's office furniture and equipment is rented under lease arrangements expiring between 1998 and 2000. Such leases have been capitalized, and the discounted obligations have been reflected as liabilities in the accompanying consolidated balance sheets. Future payments under these leases are as follows:

   1998................................................................... $456
   1999...................................................................  197
   2000...................................................................   13
   Thereafter.............................................................  --
                                                                           ----
                                                                            666
   Less--Amount representing interest.....................................  241
                                                                           ----
   Present value of net minimum lease payments............................ $425
                                                                           ====

  The Company has long term representation contract buyouts payable due over the next five years, as follows:

   December 31,
     1998............................................................... $21,691
     1999...............................................................  13,873
     2000...............................................................   6,130
     2001...............................................................   1,806
     2002...............................................................   1,718
     Thereafter.........................................................     358

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


9. Common and Preferred Stock Subject to Redemption

  Series A Preferred Stock accrues dividends at 10% per annum on the sum of all issued shares plus accumulated and unpaid dividends thereon. On the occurrence of certain events, as defined in the Company's Certificate of Amendment of the Certificate of Incorporation, the dividend rate will increase to 15% per annum and will decrease back to 10% per annum once these events have been cured. Dividends, in the form of cash or additional shares of Series A Preferred Stock (valued at $1,000 per share), are payable annually. Series A Preferred Stock shares outstanding on October 31, 2003 must be redeemed in whole by the Company, inclusive of accrued or unpaid dividends. Series A Preferred Stock is redeemable at the option of the holder on the earlier of the sale of the Company, May 1, 1999, or certain events, as defined, or at the option of the Company subject to the provisions of applicable corporate law.

  The Securities Purchase Agreement includes certain restrictions relating to the Company's ability to issue additional equity, incur additional indebtedness, pay dividends and sell assets. Furthermore, the Securities Purchase Agreement allows the holders to require the Company to redeem the shares of both the Series A Preferred Stock and common stock on the earliest of the payment in full of all Senior Indebtedness (Note 8), May 1, 1999, sale of the corporation, or certain other events as defined in the Securities Purchase Agreement. The redemption value of the Series A Preferred Stock shall be equal to the sum of $1,000 per share plus all dividends accrued and unpaid thereon to the date of the redemption notice. Accordingly, the value of Series A Preferred Stock is being accreted using the effective interest rate method to achieve the redemption value at May 1, 1999. The redemption value of the common stock at that date would be equal to the then appraised market value of the common stock. At December 31, 1997, the common stock subject to redemption is valued at the latest available appraised value and will be adjusted each year. The adjustment for revaluation of common stock subject to redemption was $(140), $530 and $454 in 1997, 1996 and 1995, respectively.

  Series B Preferred Stock accrues dividends at 10% per annum on the sum of all issued shares, plus accumulated and unpaid dividends thereon. In the event of liquidation of the Company, Series B Preferred Stock shares are subordinate to the Company's debt and Series A Preferred Stock. Dividends, in the form of cash or additional shares of Series B Preferred Stock (valued at $1,000 per share), are payable annually. Series B Preferred Stock may be redeemed at the option of the Company or the holders of a majority of the then outstanding Series B Preferred Stock on the later of the redemption of all outstanding Series A Preferred Stock or November 1, 2003.

  The redemption value of the Series B Preferred Stock shall be equal to the sum of $1,000 per share plus all dividends accrued and unpaid thereon to the date of the redemption notice. Accordingly, the Series B Preferred Stock is being accreted using the effective interest method to achieve the redemption value at November 1, 2003.

  Accretion of the Series A Preferred Stock in 1997, 1996 and 1995 was $735, $590 and $474, respectively. Accretion of the Series B Preferred Stock in 1997, 1996 and 1995 was $58, $50 and $38, respectively. Dividends-in-kind on the Series A Preferred Stock in 1997, 1996 and 1995 were $676, $615 and $559, respectively (consisting of 676, 615 and 559 shares, respectively). Dividends-in-kind on the Series B Preferred Stock for 1997, 1996 and 1995 were $121, $109 and $88, respectively (consisting of 121, 109 and 88 shares, respectively).

  The Company has traditionally repurchased the shares of its common stock held by departing employees outside the ESOP at a price equal to the then independently appraised value. The purchase price is payable in quarterly installments, including interest at rates prevailing for U.S. Treasury securities, over a one to five-year period depending upon the total value of the shares. During 1997, 1996 and 1995, in connection with employee

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

terminations, the Company repurchased 12,646, 18,396 and 142 shares of common stock, respectively, at a price equal to the then fair market value of the shares. The independent appraisal as of December 31, 1996 and 1995 was $79.17 and $81.63, respectively.

10. Related Party Transactions

  In connection with the 1988 repayment of certain promissory notes to one of the Company's executives, the Company issued to the executive options to purchase up to 10,000 shares of the common stock of the Company at an option price of $32.62 per share. Effective January 1991, as part of the executive's 1991 Amended and Restated Employment Agreement, options to purchase an additional 10,000 shares of the Company's stock were granted at an option price of $57.91 per share and an expiration date in 2001. Effective June 18, 1993, in connection with an amendment to the executive's 1991 Amended and Restated Employment Agreement, the expiration date of the options at $32.62 per share was extended until January 1, 1997. The option prices represented the fair market value at the date of grant as determined by an independent appraisal. In December 1995, by a Unanimous Written Consent of the Board of Directors, the expiration date of all the executive's outstanding options was extended until December 31, 2005. Compensation expense recognized in 1995 in relation to the extension of $410, which represents the difference between fair market value and the option exercise price, is included in general and administrative expenses for the year ended December 31, 1995. Under generally accepted accounting principles this also resulted in a credit to additional paid in capital.

  Since December 1979, the Company has leased from a trust, of which one of its executives is an income beneficiary and one of its executives is the trustee, a building which is used by the Company for training sessions and management meetings. The current lease expires on December 31, 1999 and provides for a base annual rental which is adjusted each year to reflect inflation and actual usage. Total lease expense was $74 in 1997, 1996 and 1995.

  At December 31, 1997 and 1996, an executive was indebted to Interep in the total amount of $170 and $222, respectively (including accrued interest), which is evidenced by a promissory note payable to Interep. This note bears variable interest at the lowest rate permitted for federal income tax purposes, which was 5.68% and 5.75% at December 31, 1997 and 1996, respectively, and is due in equal annual installments of principal and interest through December 31, 1999.

  From June 1997 to December 1997, Interep was indebted to an executive of the Company for amounts up to $2,000 plus interest. The interest expense incurred is included in the consolidated statements of operations.

  In 1997, the Company entered into an agreement with Media Financial Services, an affiliate of one of the Company's executives, whereby Media Financial Services provides financial and accounting services to the Company. The fee for these services amounted to approximately $1,435 in 1997.

  The Company believes the terms of the arrangements relating to the building rental, indebtedness and accounting services are at least comparable to, if not more favorable for the Company, than the terms which would have been obtained in transactions with unrelated parties.

11. Commitments and Contingencies

  At December 31, 1997, the Company was committed under operating leases, principally for office space, which expire at various dates through 2009. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense was $4,266, $4,145 and $4,068 in 1997, 1996 and 1995,

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)

respectively. The noncash portion of rent expense was $85, $89 and $26 for 1997, 1996 and 1995, respectively. Future minimum rental commitments under noncancellable leases are as follows:

   1998................................................................. $ 4,040
   1999.................................................................   3,843
   2000.................................................................   3,538
   2001.................................................................   3,475
   2002.................................................................   3,407
   Thereafter...........................................................  10,011

  The Company has employment agreements with certain of its officers and employees for terms ranging from three to six years with annual compensation aggregating approximately $1,643. These agreements include escalation clauses (as defined) and provide for certain additional bonus and incentive compensation.

  The Company may be involved in various legal actions from time to time arising in the normal course of business. In the opinion of management, there are no matters outstanding that would have a material adverse effect on the consolidated financial position or results of operations of the Company.

12. Supplemental Information

  Interest expense is shown net of interest income of $109, $138 and $109 in 1997, 1996 and 1995, respectively.

  One broadcast group (a different group in each year) contributed approximately 28.7%, 13.1% and 12.8% of the Company's total revenues in 1997, 1996 and 1995, respectively. No other client group contributed revenues in excess of 10% in 1997, 1996 or 1995.

  In 1997 and 1996, contract buyout receivables from one group of radio rep firms represented $17,425 and $11,197, respectively, of the Company's total contract buyout receivables.

  In 1997, the Company relocated its accounting department from New York to Florida. Severance and relocation costs in connection with this move totaled $1,350.

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                              December 31, 1997
                                                             -------------------
                                                             Carrying Estimated
                                                              Amount  Fair Value
                                                             -------- ----------
    Assets:
     Cash and cash equivalents.............................. $ 1,419   $ 1,419
    Liabilities:
     Long-term debt.........................................  44,134    44,134

                      INTEREP NATIONAL RADIO SALES, INC.

                    (in thousands except share information)


  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-Term Debt

  The fair value of long-term debt is estimated based on financial instruments or financial instruments with similar terms, credit characteristics and expected maturities.

  The fair value estimates presented herein are based on pertinent information available to the Company as of December 31, 1997. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively reevaluated for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

13. Restatement

  In 1998, in connection with this initial filing in the public marketplace, the Company retroactively restated its financial statements for all periods in respect to revenue recognition for revenue resulting from the termination of representation contracts to recognize revenue upon the effective date of the buyout. This change has been made since upon the effective date of the buyout, the Company has no further performance obligations under the buyout agreement. Previously, the Company recognized revenue ratably over the remaining life of the representation agreement in accordance with industry practice. Accordingly, net income in the accompanying consolidated statement of operations has been restated to reflect the additional revenue of $26,586, $18,876 and $12,194 for the years ended December 31, 1997, 1996 and 1995, respectively, and the elimination of amortization of buyout income of $17,829, $12,043 and $8,719, respectively. In addition, retained earnings as of January 1, 1995 has been increased to reflect the cumulative impact on prior years.

                       INTEREP NATIONAL RADIO SALES, INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands except share information)
                                  (Unaudited)

                                                                  September 30,
                                                                      1998
                                                                  -------------
                             ASSETS
Current assets:
  Cash and cash equivalents......................................   $ 31,260
  Receivables, less allowance for doubtful accounts of $633......     33,203
  Representation contract buyouts receivable.....................     11,003
  Current portion of deferred representation contract costs......     34,460
  Prepaid expenses and other current assets......................      1,675
                                                                    --------
    Total current assets.........................................    111,601
                                                                    --------
Fixed assets, net................................................      3,826
Deferred costs on representation contract purchases..............     46,328
Station contract rights, net.....................................      2,243
Other assets.....................................................     13,175
                                                                    --------
    Total assets.................................................   $177,173
                                                                    ========
              LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Capitalized lease obligations..................................   $    233
  Accounts payable and accrued expenses..........................     13,012
  Representation contract buyouts payable........................     22,750
  Accrued employee-related liabilities...........................      3,531
                                                                    --------
    Total current liabilities....................................     39,526
                                                                    --------
Senior subordinated notes........................................    100,000
                                                                    --------
Representation contract buyouts payable..........................     26,510
                                                                    --------
Other noncurrent liabilities.....................................     11,660
                                                                    --------
Commitments and contingencies
Shareholders' deficit:
  Common stock, $.04 par value--1,000,000 shares authorized,
   334,549 shares issued excluding common stock subject to
   redemption....................................................         14
  Additional paid-in-capital.....................................        410
  Retained earnings..............................................      1,050
  Treasury stock, at cost--36,573 shares.........................     (1,997)
                                                                    --------
    Total shareholders' deficit..................................       (523)
                                                                    --------
    Total liabilities and shareholders' deficit..................   $177,173
                                                                    ========

The accompanying notes are an integral part of this consolidated balance sheet.

                       INTEREP NATIONAL RADIO SALES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (Unaudited)

                                  For the Three Months    For the Nine Months
                                   Ended September 30,    Ended September 30,
                                  ----------------------  --------------------
                                     1998        1997       1998       1997
                                  ----------  ----------  ---------  ---------
Commission revenues.............. $   24,941  $   24,805  $  62,943  $  61,483
Contract Termination Revenue.....        713         596     27,794     22,768
                                  ----------  ----------  ---------  ---------
    Total revenues...............     25,654      25,401     90,737     84,251
                                  ----------  ----------  ---------  ---------
Operating expenses:
  Selling expenses...............     18,967      20,521     46,913     48,158
  General and administrative
   expenses......................      2,940       2,536      8,286      8,323
  Depreciation and amortization
   expense.......................      9,451      10,225     25,577     21,220
                                  ----------  ----------  ---------  ---------
    Total operating expenses.....     31,358      33,282     80,776     77,701
                                  ----------  ----------  ---------  ---------
    Operating income (loss)......     (5,704)     (7,881)     9,961      6,550
Interest expense, net............      2,206       1,068      4,447      2,705
                                  ----------  ----------  ---------  ---------
  Income (loss) before provision
   for income taxes..............     (7,910)     (8,949)     5,514      3,845
(Benefit) Provision for income
 taxes...........................     (3,480)     (3,921)     2,426      1,570
                                  ----------  ----------  ---------  ---------
    Net income (loss)............     (4,430)     (5,028)     3,088      2,275
Preferred stock dividends
 requirements and redemption
 premium.........................      4,097         397      5,031      1,192
                                  ----------  ----------  ---------  ---------
    Net income (loss) applicable
     to common shareholders...... $   (8,527) $   (5,425) $  (1,943) $   1,083
                                  ==========  ==========  =========  =========


 The accompanying notes are an integral part of these consolidated statements.

                       INTEREP NATIONAL RADIO SALES, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                    (in thousands except share information)
                                  (Unaudited)

                          Common Stock  Additional                     Treasury Stock
                         --------------  Paid-in   Retained Receivable ----------------
                         Shares  Amount  Capital   Earnings from ESOP  Shares   Amount
                         ------- ------ ---------- -------- ---------- -------  -------
Balance, January 1,
 1998................... 334,549  $ 14     $638     $2,993    $(182)    34,955   $1,942
Net income..............     --    --       --       3,088      --         --       --
Treasury stock
 purchases..............     --    --       --         --       --       3,247      302
Reduction of receivable
 from ESOP..............     --    --       --         --       182        --       --
Accretion of preferred
 stock..................     --    --       --        (492)     --         --       --
Accrued dividends in-
 kind on preferred
 stock..................     --    --       --        (442)     --         --       --
Redemption of preferred
 stock and common stock
 subject to redemption..     --    --      (228)    (4,097)     --      (1,629)    (247)
                         -------  ----     ----     ------    -----    -------  -------
Balance, September 30,
 1998................... 334,549  $ 14     $410     $1,050    $ --      36,573  $ 1,997
                         =======  ====     ====     ======    =====    =======  =======



 The accompanying notes are an integral part of these consolidated statements.

                       INTEREP NATIONAL RADIO SALES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)

                                                               For the
                                                             Nine Months
                                                         Ended September 30,
                                                         --------------------
                                                           1998       1997
                                                         ---------  ---------
Cash flows from operating activities:
  Net income............................................ $   3,088  $   2,275
Adjustments to reconcile income to net cash provided by
 operating activities:
  Depreciation and amortization.........................    25,577     21,220
  Changes in assets and liabilities--
    Receivables.........................................    (2,804)   (11,773)
    Representation contracts buyout receivables.........     4,697      4,553
    Prepaid expenses and other current assets...........    (1,807)        95
    Other noncurrent assets.............................    (3,735)    (1,577)
    Accounts payable and accrued expenses...............   (11,841)     3,750
    Accrued employee-related liabilities................    (1,055)       676
    Other noncurrent liabilities........................     3,028     (1,118)
                                                         ---------  ---------
      Net cash provided by operating activities.........    15,148     18,101
                                                         ---------  ---------
Cash flows from investing activities:
  Net additions to fixed assets.........................      (780)      (537)
                                                         ---------  ---------
      Net cash used in investing activities.............      (780)      (537)
                                                         ---------  ---------
Cash flows from financing activities:
  Station representation contracts payments.............   (23,584)   (22,313)
  Debt repayments.......................................   (61,250)    (3,225)
  Borrowings in accordance with credit agreement, net...    17,250      9,850
  Issuance of senior subordinated notes.................   100,000        --
  Redemption of preferred stock and common stock subject
   to redemption........................................   (16,696)       --
  Purchases of treasury stock...........................       (55)      (162)
  Other, net............................................      (192)      (340)
                                                         ---------  ---------
      Net cash provided by (used in) financing
       activities.......................................    15,473    (16,190)
                                                         ---------  ---------
      Net increase in cash and cash equivalents.........    29,841      1,374
Cash and cash equivalents, beginning of period..........     1,419      2,653
                                                         ---------  ---------
Cash and cash equivalents, end of period................ $  31,260  $   4,027
                                                         =========  =========
Supplemental disclosures of cash flow information:
  Cash paid during year for:
    Interest paid....................................... $   2,109  $   2,083
    Income taxes paid, net..............................       188        249
  Non-cash investing and financing activities:
  Station representation contracts acquired............. $  27,268  $  64,816

 The accompanying notes are an integral part of these consolidated statements.

                      INTEREP NATIONAL RADIO SALES, INC.

         NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                (in thousands)

1. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of Interep National Radio Sales, Inc. ("Interep"), together with its subsidiaries (collectively, the "Company") and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. All significant intercompany transactions and balances have been eliminated.

  The consolidated financial statements as of September 30, 1998 and 1997 are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Consolidated Financial Statements for the year ended December 31, 1997, which are available upon request of the Company. Due to the seasonal nature of the Company's business, the results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ended December 31, 1998.

 Revenue Recognition

  The Company is a national representation ("rep") firm serving radio broadcast clients throughout the United States. Commission revenue is derived from sales of advertising time for radio stations under representation contracts. Commissions and fees are recognized in the month the advertisement is broadcast. In connection with its unwired network business, the Company collects fees for unwired network radio advertising and, after deducting its commissions, remits the fees to the respective radio stations. Since it is common practice in the industry for rep companies not to pay a station until the corresponding receivable is paid, and since the receivable and payable are equal, except for the commissions, fees payable to stations have been offset against the related receivable from advertising agencies in the accompanying consolidated balance sheets.

 Representation Contract Termination Revenue and Contract Acquisition Costs

  The Company's station representation contracts usually renew automatically from year to year unless either party provides written notice of termination at least twelve months prior to the next automatic renewal date. In accordance with industry practice, in lieu of termination, an arrangement is normally made for the purchase of such contracts by a successor representative firm. The purchase price paid by the successor representation firm is generally based upon the historic commission income projected over the remaining contract period plus two months (the "Buyout Period").

  Costs of obtaining station representation contracts are deferred and amortized over the Buyout Period. Such amortization is included in the accompanying consolidated statements of operations as a component of depreciation and amortization expense. Amounts which are to be amortized during the next year are included as current assets in the accompanying consolidated balance sheets.

  In addition, costs incurred as a result of commission rate reductions are deferred and amortized over the remaining life of the existing representation agreement. Such amortization is included in the accompanying consolidated statements of operations as a component of depreciation and amortization expense.

                      INTEREP NATIONAL RADIO SALES, INC.

                                (in thousands)


2. Financing Transaction

  On July 2, 1998, the Company issued (the "Offering") $100,000,000 aggregate principal amount of 10.0% Senior Subordinated Notes (the "Notes") due on July 1, 2008. The Notes are general unsecured obligations of the Company, and the indenture agreement for the Notes stipulates, among other things, restrictions on incurrence of additional indebtedness, payment of dividends, repurchase of equity interests (as defined), create liens (as defined), enter into transactions with affiliates (as defined), sell assets or enter into certain mergers and consolidations. The Notes bear interest at the rate of 10.0% per annum, payable semiannually in arrears on January 1 and July 1 of each year, commencing on January 1, 1999. The Notes are subject to redemption at the option of the Company, in whole or in part, at any time after July 1, 2003. In addition, at any time and from time to time prior to July 1, 2001, the Company may redeem up to an aggregate of 30% in principal amount of Notes originally issued under the indenture agreement at a redemption price equal to 110.00% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, with the net cash proceeds of one or more equity offerings (as defined). All of the Company's now existing subsidiaries are guarantors of these Notes and all guarantor subsidiaries are wholly owned by the Company. The guarantee is full, unconditional, joint and several with other guarantor subsidiaries. The Company has no other assets or operations separate from its investment in the subsidiaries.

  A portion of the net proceeds of the Offering were used to refinance bank indebtedness and to redeem all of the outstanding shares of Series A and Series B cumulative redeemable preferred stock and all of the outstanding shares of the common stock subject to redemption.

  As part of the Financing Transactions, on July 2, 1998, the Company has entered into a $10.0 million revolving credit facility (the "New Credit Facility") with BankBoston, N.A. ("BankBoston") and Summit Bank ("Summit"). The term of the New Credit Facility is six years. The lenders under the New Credit Facility are BankBoston, Summit and any other lenders reasonably acceptable to the Company, with BankBoston acting as administrative agent.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Interep are based on the historical financial statements of Interep included elsewhere in the Offering Memorandum and give pro forma effect to the adjustments described in the notes hereto. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the Financing Transactions as though these transactions had occurred on January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1998 gives effect to the Financing Transactions as though these transactions had occurred on January 1, 1998.

  The pro forma adjustments are based upon available data and certain assumptions that Company management believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the Company's financial position or results of operations that might have occurred had the aforementioned transactions been completed as of the dates indicated above and do not purport to represent what the Company's financial position or results of operations might be for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the financial statements and the related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)
                                 (in thousands)

                                                         Year Ended
                                                      December 31, 1997
                                                -----------------------------
                                                          Pro Forma    Pro
                                                 Actual  Adjustments  Forma
                                                -------- ----------- --------
Total revenues................................. $113,682             $113,682
Operating expenses:
  Selling expenses.............................   63,135               63,135
  General and administrative expenses..........   12,541               12,541
  Depreciation and amortization expense........   28,954      365(a)   29,319
                                                --------             --------
    Total operating expenses...................  104,630              104,995
                                                --------             --------
Operating income...............................    9,052                8,687
Interest expense, net..........................    3,779    6,221(b)   10,000
                                                --------             --------
Income (loss) before provision for income
 taxes.........................................    5,273               (1,313)
Provision for income taxes.....................    2,237                2,237
                                                --------             --------
Net income (loss).............................. $  3,036             $ (3,550)
                                                ========             ========

 (a) Depreciation and amortization
     Amortization of deferred financing costs from the Offering.....   $   400
     Elimination of previously recorded amortization of deferred
      financing costs associated with current bank facility.........       (35)
                                                                       -------
                                                                       $   365
                                                                       =======
 (b) Interest expense, net
     Interest expense on the Notes at a rate of 10% per annum.......   $10,000
     Elimination of previously recorded interest expense............    (3,779)
                                                                       -------
                                                                       $ 6,221
                                                                       =======

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)
                                 (in thousands)

                                                        Nine Months Ended
                                                       September 30, 1998
                                                   ----------------------------
                                                            Pro Forma     Pro
                                                   Actual  Adjustments   Forma
                                                   ------- -----------  -------
Total revenues.................................... $90,737              $90,737
Operating expenses:
  Selling expenses................................  46,913               46,913
  General and administrative expenses.............   8,286                8,286
  Depreciation and amortization expense...........  25,577     (505)(a)  25,072
                                                   -------              -------
    Total operating expenses......................  80,776               80,271
                                                   -------              -------
Operating income..................................   9,961               10,466
Interest expense, net.............................   4,447    2,605 (b)   7,052
                                                   -------              -------
Income before provision for income taxes..........   5,514                3,414
Provision for income taxes........................   2,426                2,426
                                                   -------              -------
Net income........................................ $ 3,088              $   988
                                                   =======              =======

 (a) Depreciation and amortization
     Amortization of deferred financing costs from the Offering.....   $   200
     Elimination of previously recorded amortization of deferred
      financing costs associated with current bank facility.........      (705)
                                                                       -------
                                                                       $  (505)
                                                                       =======
 (b) Interest expense, net
     Interest expense on the Notes at a rate of 10% per annum.......   $ 5,000
     Elimination of previously recorded interest expense............    (2,395)
                                                                       -------
                                                                       $ 2,605
                                                                       =======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales person or other person has been authorized to give any in-formation or make any representations not contained in this Prospectus or the accompanying Letter of Transmittal in connection with the Exchange Offer cov-ered by this Prospectus or the accompanying Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor the accompanying Letter of Transmittal, nor any sale made hereunder shall, un-der any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus and the accompanying Letter of Transmittal do not constitute an offer to sell or a solicitation of an offer to buy any secu-rities, other than the securities to which it relates, or any offer to buy the Exchange Notes in any jurisdiction where, or to any person to whom, it is un-lawful to make such offer or solicitation in such jurisdiction.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Notice to Investors......................................................   i
Disclosure Regarding Forward-Looking Statements..........................  ii
Available Information.................................................... iii
Summary..................................................................   1
Risk Factors.............................................................  11
The Exchange Offer.......................................................  19
Use of Proceeds..........................................................  27
Capitalization...........................................................  28
Selected Consolidated Financial Data.....................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  38
Management...............................................................  45
Principal Shareholders...................................................  52
Certain Transactions and Relationships...................................  54
Description of New Credit Facility.......................................  55
Description of Exchange Notes............................................  56
United States Federal Tax Considerations for Non-United States Holders...  85
Plan of Distribution.....................................................  87
Legal Matters............................................................  87
Experts..................................................................  87
Index to Consolidated Financial Statements............................... F-1
Unaudited Pro Forma Condensed Consolidated Financial Statements.......... P-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      Interep National Radio Sales, Inc.

                               Offer to Exchange

               10% Senior Subordinated Notes Due 2008, Series B

                              For all Outstanding

               10% Senior Subordinated Notes Due 2008, Series A

                                ---------------
                                  PROSPECTUS
                                ---------------

                            February 16, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

Item 20. Indemnification of Directors and Officers.

  Section 727 of the Business Corporation Law of the State of New York grants each corporation organized under such laws, such as the Company, the power to indemnify its officers and directors. Article 12 of the Restated Certificate of Incorporation of the Company provides that any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or director of the Company or of any company which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director is or was liable for negligence or misconduct in the performance of his duties.

  Article V of the Company's By-laws provides that, without limiting the generality of the foregoing, the expenses referred to in the preceding paragraph shall be deemed to include (1) if any such action, suit or proceeding shall proceed to judgment, any and all costs and other expenses imposed upon such person by reason of such judgment, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director is liable for negligence or misconduct in the performance of his duties; and (2) in the event of any settlement of any such action, suit or proceeding, all reasonable costs and other expenses of such settlement (other than any payments made to the Company itself), subject to the condition that the costs and other expenses of such settlement shall not substantially exceed the expenses which might reasonably be incurred in conducting such litigation to a final conclusion. A determination that the costs and other expenses of such settlement do not or did not substantially exceed the expense which might reasonably be incurred in conducting such litigation to a final conclusion made or approved (A) by a majority of the directors of the Company then in office other than any directors who may be involved in such litigation (whether or not such majority constitutes a quorum, but provided that there shall be at least two such directors in office), or (B) by the vote of the holders of at least a majority of the outstanding stock at any annual or special meeting of the shareholders of the Company, either before or after such settlement, shall conclusively satisfy such condition.

  If any such indemnity is paid otherwise than pursuant to a court order or action by the shareholders, the Company shall within 18 months from the date of such payment mail to its shareholders at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts of the payments and the final disposition of the litigation.

  The foregoing rights of indemnification are not exclusive of any other rights to which any director or officer may be entitled under any present or future law, statute, by-law, agreement, vote of stockholders or otherwise.

  The Company has entered into indemnity agreements with each of its directors and certain of its executive officers which provides that the indemnitee will be entitled to receive indemnification, which may include advancement of expenses, to the full extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in actions brought against him or her in connection with any act taken in the indemnitee's capacity as a director or executive officer of the Company. Under these agreements, and indemnitee's entitlement to indemnification in a particular case will be made by a majority of the disinterested members of the Board of Directors, if such members constitute a quorum of the full Board and, if they do not, by independent legal counsel selected by the Board.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits (All exhibits have been previously filed, except as noted.)

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Purchase Agreement, dated June 29, 1998, among the Company, BancBoston
         Securities Inc., Loewenbaum & Company Incorporated and SPP Hambro &
         Co., LLC.
  3.1    Restated Certificate of Incorporation of the Company dated April 25,
         1985.
  3.2    Certificate of Amendment of the Certificate of Incorporation of the
         Company, dated June 24, 1993.
  3.3    Certificate of Amendment of the Certificate of Incorporation of the
         Company, dated November 9, 1993.
  3.4    Certificate of Amendment of the Certificate of Incorporation of the
         Company, dated February 14, 1994.
  3.5    By-Laws (as amended) of the Company.
  4.1    A/B Exchange Registration Rights Agreement, dated July 2, 1998, among the Company, the Guarantors, BancBoston Securities Inc, Loewenbaum &
         Company Incorporated and SPP Hambro & Co., LLC.
  4.2    Indenture, dated July 2, 1998, between the Company, the Guarantors and
         Summit Bank.
  4.3    Form of Note (Included in Exhibit 4.2).
  4.4    Form of Note Guarantee (Included in Exhibit 4.2).
  5.1*   Opinion of Salans Hertzfeld Heilbronn Christy & Viener.
 10.1    Revolving Line of Credit Agreement, dated July 2, 1998, among the
         Company, the Guarantors and Various Financial Institutions Now or
         Hereafter Parties Hereto, BancBoston, N.A. and Summit Bank.
 10.2    LLC Membership Interest Pledge Agreement, dated July 2, 1998, made by the Company and McGavren Guild, Inc. in favor of BancBoston, N.A.
 10.3    Security Agreement, dated July 2, 1998, among the Company, the
         Guarantors and BankBoston, N.A.
 10.4    Stock Pledge Agreement, dated July 2, 1998, by the Company in favor of
         BankBoston, N.A.
 10.5    Agreement of Lease, dated December 31, 1992, between the Prudential
         Insurance Company of America and the Company.
 10.6*   Amended Lease, dated June 15, 1998, between the Tuxedo Park Executive
         Conference Center Proprietorship and the Company.
 10.7    Agreement, dated June 29, 1998, between the Company and Ralph C.
         Guild.
 10.8    Promissory Note, dated June 29, 1998 by Ralph C. Guild in favor of the
         Company.
 10.9    Interep National Radio Sales, Inc. Compensation Deferral Plan.
 10.10   Trust Agreement under the Interep National Radio Sales, Inc.
         Compensation Deferral Plan, dated August 22, 1994.
 10.11   Services Agreement, dated June 1, 1997, between the Company and Media
         Financial Services, Inc.
 10.12   Amendment to Services Agreement, dated July 1, 1997, between the
         Company and Media Financial Services, Inc.

 Exhibit
 Number                                Description
 -------                               -----------
 10.13   Fourth Amended and Restated Employment Agreement, dated June 1, 1995, between the Company and Ralph C. Guild.
 10.14   Employment Agreement, dated January 1, 1991, between the Company and
         Marc G. Guild.
 10.15   Amendment, dated June 29, 1998, to Employment Agreement, dated January
         1, 1991, between the Company and Marc G. Guild.
 10.16   Non-Qualified Stock Option granted to Ralph C. Guild on December 31,
         1988.
 10.17   Amendment and Extension of Option, dated January 1, 1991, between the
         Company and Ralph C. Guild.
 10.18   Non-Qualified Stock Option granted to Ralph C. Guild on January 1,
         1991.
 10.19   Non-Qualified Stock Option granted to Ralph C. Guild on December 31,
         1995.
 10.20   Non-Qualified Stock Option granted to Marc G. Guild on January 1,
         1991.
 10.21   Non-Qualified Stock Option granted to Ralph C. Guild on June 29, 1997.
 10.22   Non-Qualified Stock Option granted to Marc G. Guild on June 29, 1997.
 10.23   Non-Qualified Stock Option granted to William J. McEntee, Jr. on June
         29, 1997.
 10.24   Deferred Compensation Agreement, dated September 30, 1997, between the
         Company and Stewart Yaguda.
 10.25   Supplemental Income Agreement, dated December 31, 1986, between the
         Company and Ralph C. Guild.
 10.26   Agreement, dated June 18, 1993, between the Company and Ralph C.
         Guild.
 10.27*  Non-Qualified Stock Option granted to Ralph C. Guild on July 10, 1998.
 10.28*  Non-Qualified Stock Option granted to Marc G. Guild on July 10, 1998.
 10.29*  Non-Qualified Stock Option granted to Stewart Yaguda on July 10, 1998.
 10.30*  Non-Qualified Stock Option granted to William J. McEntee, Jr. on July
         10, 1998.
 12.1*   Calculation of Ratio of Earnings to Fixed Charges.
 21.1    Subsidiaries of Registrant.
 23.1*   Consent of Arthur Andersen LLP.
 23.2*   Consent of Salans Hertzfeld Heilbronn Christy & Viener (included in
         Exhibit 5.1).
 24.1    Power of Attorney (included on signature pages hereto).
 25.1    Form T-1 Statement of Eligibility Under the Trust Indenture Act of
         1939 of Summit Bank.
 27.1    Financial Data Schedule.
 99.1*   Form of Letter of Transmittal.
 99.2*   Form of Notice of Guaranteed Delivery.

--------
 *Filed herewith.

Item 22. Undertakings.

  Each undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          Interep National Radio Sales, Inc.

                                                             *
                                          By: _________________________________
                                                      Ralph C. Guild
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                    President, Chief          February 16,
-------------------------------------   Executive Officer and        1999
           Ralph C. Guild               Director (Principal
       Chief Executive Officer          Executive Officer)

                  *                    President, Marketing      February 16,
-------------------------------------   Division; Director           1999
            Marc G. Guild

     /s/ William J. McEntee, Jr.       Vice President and        February 16,
-------------------------------------   Chief Financial              1999
       William J. McEntee, Jr.          Officer (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director                  February 16,
-------------------------------------                                1999
         Leslie D. Goldberg

                  *                    Director                  February 16,
-------------------------------------                                1999
           Jerome S. Traum

     /s/ William J. McEntee, Jr.
*By:_________________________________
       William J. McEntee, Jr.
          Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          McGavren Guild, Inc.

                                                             *
                                          By: _________________________________
                                                      Peter M. Doyle
                                                         President


  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President, Director      February 16,
-------------------------------------                                1999
           Peter M. Doyle

                  *                     Vice President,          February 16,
-------------------------------------    Director                    1999
           Ralph C. Guild

     /s/ William J. McEntee, Jr.        Vice President and       February 16,
-------------------------------------    Chief Financial             1999
       William J. McEntee, Jr.           Officer (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Vice President and       February 16,
-------------------------------------    Secretary                   1999
        Paul J. Parzuchowski

                  *                     Director                 February 16,
-------------------------------------                                1999
         Leslie D. Goldberg

      /s/ William J. McEntee, Jr.
*By:_________________________________
        William J. McEntee, Jr.
           Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          D&R Radio, Inc.

                                                             *
                                          By: _________________________________
                                                   Jacqueline Rossinsky
                                                         President

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President                February 16,
-------------------------------------                                1999
        Jacqueline Rossinsky

                  *                     Vice President           February 16,
-------------------------------------   Director                     1999
           Ralph C. Guild

                  *                     Vice President           February 16,
-------------------------------------   Director                     1999
            Marc G. Guild

     /s/ William J. McEntee, Jr.        Vice President and       February 16,
-------------------------------------    Chief Financial             1999
       William J. McEntee, Jr.           Officer (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Vice President and       February 16,
-------------------------------------    Secretary                   1999
        Paul J. Parzuchowski

                  *                     Director                 February 16,
-------------------------------------                                1999
         Leslie D. Goldberg

      /s/ William J. McEntee, Jr.
*By:_________________________________
        William J. McEntee, Jr.
           Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.


                                          CBS Radio Sales, Inc.

                                                             *
                                          By: _________________________________
                                                     Michael C. Weiss
                                                         President

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President, Director
-------------------------------------                          February 16,
          Michael C. Weiss                                     1999

                  *                     Vice President,
-------------------------------------    Director              February 16,
           Ralph C. Guild                                      1999

     /s/ William J. McEntee, Jr.        Vice President and
-------------------------------------    Chief Financial       February 16,
       William J. McEntee, Jr.           Officer (Principal    1999
                                         Financial and
                                         Accounting Officer)

                  *                     Vice President and
-------------------------------------    Secretary             February 16,
        Paul J. Parzuchowski                                   1999

                  *                     Director
-------------------------------------                          February 16,
         Leslie D. Goldberg                                    1999

     /s/ William J. McEntee, Jr.
-------------------------------------
        William J. McEntee, Jr.
           Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          Allied Radio Partners, Inc.

                                                             *
                                          By: _________________________________
                                                    Michael Bellantoni
                                                         President

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President, Director
-------------------------------------                            February 16,
         Michael Bellantoni                                       1999

                  *                     Vice President,
-------------------------------------    Director                February 16,
           Ralph C. Guild                                         1999

     /s/ William J. McEntee, Jr.        Vice President and
-------------------------------------    Chief Financial         February 16,
       William J. McEntee, Jr.           Officer (Principal       1999
                                         Financial and
                                         Accounting Officer)

                  *                     Vice President and
-------------------------------------    Secretary               February 16,
        Paul J. Parzuchowski                                      1999

                  *                     Director
-------------------------------------                            February 16,
         Leslie D. Goldberg                                       1999

      /s/ William J. Mcentee, Jr.
*By:_________________________________
        William J. McEntee, Jr.
           Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned coregistrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          Clear Channel Radio Sales, LLC

                                                             *
                                          By: _________________________________
                                                       Robert Turner
                                                         President

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President
-------------------------------------                          February 16,
            Robert Turner                                      1999

                  *                     Vice President
-------------------------------------                          February 16,
           Ralph C. Guild                                      1999

     /s/ William J. McEntee, Jr.        Vice President and
-------------------------------------   Chief Financial        February 16,
       William J. McEntee, Jr.          Officer (Principal     1999
                                        Financial and
                                        Accounting Officer)

                  *                     Vice President and
-------------------------------------   Secretary              February 16,
        Paul J. Parzuchowski                                   1999

      /s/ William J. McEntee, Jr.
*By: ________________________________
        William J. McEntee, Jr.
            Attorney-in-Fact

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant has duly caused this amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York, on February 16, 1999.

                                          Caballero Spanish Media LLC

                                                             *
                                          By: _________________________________
                                                       Ramon Pineda
                                                         President

  Pursuant to the requirements of the Act, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

                  *                     President
-------------------------------------                          February 16,
            Ramon Pineda                                       1999

     /s/ William J. McEntee, Jr.        Vice President and
-------------------------------------    Chief Financial       February 16,
       William J. McEntee, Jr.           Officer (Principal    1999
                                         Financial and
                                         Accounting Officer)

                  *                     Vice President and
-------------------------------------    Secretary             February 16,
        Paul J. Parzuchowski                                   1999

      /s/ William J. McEntee, Jr.
*By: ________________________________
        William J. McEntee, Jr.
            Attorney-in-Fact